UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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LyondellBasell Industries N.V.

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NOTICE OF AND AGENDA FOR 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE AND TIME

Friday, June 1, 2018 at 8:30 a.m. local time

PLACE

Sheraton Hotel, Schiphol Airport, located at Schiphol Blvd. 101, 1118 BG, Amsterdam, the Netherlands

ITEMS OF BUSINESS

•	Discuss our corporate governance, dividend policy, and executive compensation program;

•	Adopt certain amendments to our Articles of Association, including those implementing a single, unitary Board of Directors of the Company;

•	If the amendments to our Articles of Association are adopted, elect 12 members to the unitary Board, including 11 non-executive directors and one executive director;

•	For the short period following this meeting until the unitary Board is formally implemented, or in the event the amendments to our Articles of Association are not adopted, re-elect 11 members of the Supervisory Board and 5 members of the Management Board;

•	Adopt our 2017 Dutch statutory annual accounts;

•	Discharge the members of our Management Board and Supervisory Board from liability in connection with the exercise of their duties during the year ended December 31, 2017;

•	Ratify the appointment of our independent registered public accounting firm and appoint the external auditor for our 2018 Dutch statutory annual accounts;

•	Approve the interim dividends declared and paid out of our 2017 Dutch statutory annual accounts;

•	Provide an advisory vote on our executive compensation (say-on-pay);

•	Authorize the repurchase of up to 10% of our issued share capital;

•	Authorize the cancellation of all or a portion of the shares held in our treasury account; and

•	Approve an amendment to the LyondellBasell Employee Stock Purchase Plan to extend the term for an additional three years.

HOW TO VOTE

Your vote is important. You are eligible to vote if you are a shareholder of record at the close of business on May 4, 2018.

Online	By Phone	By Mail	In Person

If you are a registered shareholder, you may vote online at www.proxyvote.com, by telephone, or by mailing a proxy card. If you hold your shares through a bank, broker, or other institution, you may vote your shares through the method specified on the voting instruction form provided to you. You may also attend the annual general meeting in person. If you intend to attend the meeting, notice must be given to the Company no later than May 25, 2018.

Important Notice Regarding Availability of Proxy Materials for the 2018 Annual General Meeting

This proxy statement and our 2017 annual report to shareholders are available on our website at www.LyondellBasell.com.

April [ ], 2018	By order of the Supervisory Board,

Jeffrey A. Kaplan

Corporate Secretary

PROXY STATEMENT

for the

ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on June 1, 2018

Frequently Asked Questions About the Annual General Meeting

Who is soliciting my vote?

The Supervisory Board of Directors of LyondellBasell Industries N.V. (“LyondellBasell” or the “Company”) is soliciting your vote on matters submitted for approval at the Company’s 2018 Annual General Meeting of Shareholders (the “Annual Meeting”).

Why are these matters being submitted for voting?

In accordance with Dutch law and the rules and regulations of the New York Stock Exchange (the “NYSE”) and the U.S. Securities and Exchange Commission (the “SEC”), we are required to submit certain items for the approval of our shareholders. Several matters that are within the authority of a company’s board of directors under most U.S. state corporate laws require shareholder approval under Dutch law. Additionally, in accordance with Dutch corporate governance guidelines, we provide for the discussion at our Annual Meeting of certain topics that are not subject to a shareholder vote, including our governance practices and our dividend policy.

The adoption of our annual accounts, the discharge from liability of members of our Management Board and Supervisory Board, the appointment of the auditor for our 2018 Dutch statutory annual accounts, the approval of dividends, the authorization to repurchase shares, and the cancellation of treasury shares are all items that we are required to submit to shareholders due to our incorporation in the Netherlands.

How does the Supervisory Board recommend that I vote my shares?

The Supervisory Board recommends that you vote “FOR” each of the items presented in this proxy statement.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in favor of each of the items in accordance with the recommendation of the Supervisory Board.

Who is entitled to vote?

You may vote your LyondellBasell shares at the Annual Meeting if you are the record owner of such shares as of the close of business on May 4, 2018 (the “Record Date”). You are entitled to one vote for each share of LyondellBasell common stock that you own. As of April [    ], 2018, there were [                 ] shares of LyondellBasell common stock outstanding and entitled to vote at the Annual Meeting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you held such shares as of the Record Date and (i) properly notify us of your intention to attend the Annual Meeting, attend the meeting, and vote in person or (ii) properly return a proxy by Internet, telephone, or mail. There are no quorum requirements under Dutch law and, as a result, we may hold our meeting regardless of the number of shares that are present in person or by proxy.

How many votes are needed to approve each of the proposals?

The number of votes required to approve the matters presented in this proxy statement varies by proposal:

•	Pursuant to the Dutch Civil Code and our Articles of Association, the nomination of a candidate to our Supervisory Board or single, unitary Board of Directors (Item 2) is binding on shareholders unless 2/3 of the votes cast at the Annual Meeting, representing at least 50% of the Company’s issued share capital (which for this purpose includes only our outstanding shares), vote against the nominee. This means that a nominee will be elected unless the votes against him or her constitute 2/3 of the votes cast and represent at least 50% of our issued share capital.

•	Under Dutch law, the cancellation of shares held in our treasury account (Item 12) requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If, however, less than 50% of the Company’s issued share capital (which for this purpose includes only our outstanding shares) is represented at the Annual Meeting, the proposal will require the affirmative vote of at least 2/3 of the votes cast.

•	Each other proposal set forth in this proxy statement, including the proposal to amend our Articles of Association, requires the affirmative vote of a majority of the votes cast by shareholders in order to be approved.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting. To vote by proxy, you must vote over the Internet, by telephone, or by mail. Instructions for each method of voting are included on the proxy card.

If you hold your LyondellBasell shares in a brokerage account (that is, you hold your shares in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy in advance. If you plan to vote in person at the Annual Meeting and you hold your LyondellBasell shares in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?

Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Entering a new vote by telephone or over the Internet prior to 12:00 p.m. Eastern Time on May 31, 2018;

•	Signing another proxy card with a later date and returning it to us by a method that allows us to receive the proxy prior to the Annual Meeting;

•	Sending us a written document revoking your earlier proxy; or

•	Attending the Annual Meeting and voting your shares in person (attendance at the Annual Meeting will not, by itself, revoke a proxy previously given by you).

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot at the Annual Meeting.

Will my shares be voted if I do not provide my proxy and do not attend the Annual Meeting?

If you do not provide a proxy or vote your shares in person, the shares held in your name will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. We believe that, pursuant to NYSE rules, only the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2017 fiscal year (Item 8) is considered a routine matter. Therefore, without instructions from you, your broker may not vote your shares with respect to any other proposals. It is therefore important that you act to ensure your shares are voted.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote on all matters listed, your shares will be voted “FOR” each of the matters for which you did not vote.

How are votes counted?

For all proposals other than the election of nominees to our single, unitary Board of Directors, Supervisory Board, or Management Board, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” For the proposals for the election of nominees (Items 2 and 3), you may vote “FOR,” “AGAINST,” or “WITHHOLD” with respect to each nominee. A vote to abstain or withhold does not count as a vote cast, and therefore will not have any effect on the outcome of any matter to be voted on at the Annual Meeting.

Could other matters be decided at the Annual Meeting?

No. Any matters to be decided at the Annual Meeting must be included in the agenda for the meeting as described in this proxy statement.

Who can attend the Annual Meeting?

The Annual Meeting is open to all LyondellBasell shareholders who hold shares as of the close of business on May 4, 2018, the Record Date. If you would like to attend the Annual Meeting, you must inform us in writing of your intention to do so prior to May 25, 2018, one week prior to the date of the meeting. The notice may be emailed to investors@lyondellbasell.com. Admittance of shareholders will be governed by Dutch law.

What is the cost of this proxy solicitation?

The Company will pay the cost of soliciting proxies for the Annual Meeting. Our Supervisory Directors, officers, and employees may solicit proxies by mail, by email, by telephone, or in person for no additional compensation. In addition, we have retained Alliance Advisors, LLC to assist in the solicitation of proxies for a fee of $15,000, plus reimbursement of reasonable expenses.

Why did my household receive a single set of proxy materials?

SEC rules permit us to deliver a single copy of our annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.

If you prefer to receive your own copy of the proxy statement now or in future years, please request a duplicate set by phone at (800) 579-1639, through the Internet at www.proxyvote.com, or by email to sendmaterial@proxyvote.com. If you hold your shares in street name and you received more than one set of proxy materials at your address, you may need to contact your broker or nominee directly if you wish to discontinue duplicate mailings to your household.

Why did I receive a “notice of internet availability of proxy materials” but no proxy materials?

We distribute our proxy materials to certain shareholders via the Internet using the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing our shareholders with a timely and convenient method of accessing the materials and voting. On or before April [    ], 2018, we mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet.

Can I submit a proposal for the 2019 shareholder meeting?

Under SEC rules, if a shareholder wishes to include a proposal in our proxy materials for presentation at our 2019 annual general meeting, the proposal must be received at our offices at 1221 McKinney Street, Suite 300, Houston, Texas 77010, Attention: Corporate Secretary, by December [    ], 2018. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Item 1 – Amendment of Our Articles of Association

Our Management Board and Supervisory Board propose to amend our Articles of Association to (i) provide for a single, unitary board of directors (the “Board”); (ii) reflect the shareholders’ annual appointment of directors to the Board; (iii) conform with changes in Dutch law; and (iv) make minor wording changes to clarify certain language.

Adoption of a Unitary Board Model

Since its incorporation, LyondellBasell has had a dual board structure, which is common for Dutch companies. Under the dual board structure, there is a Supervisory Board and a Management Board. Supervisory Board members are non-executives and Management Board members are executives of the Company. Our Management Board has been responsible for the management of the Company, while the Supervisory Board has been responsible for supervising the Management Board and the overall course of our business and strategy.

In 2013, the Dutch Civil Code was amended as part of an effort to simplify Dutch corporate law. Among other changes, the amended Civil Code introduced the possibility for a Dutch company to be governed under a unitary, rather than dual, board model with a single board of directors including both non-executive and executive members. Our Supervisory Board, upon the recommendation of its Nominating and Governance Committee, has determined that a unitary board structure is in the best interests of the Company and its stakeholders, as it streamlines the Company’s decision-making process and is a familiar construct for much of the Company’s shareholder base.

Accordingly, we are seeking to amend Articles 12 and 13 of our Articles of Association to provide that the Company will have a unitary Board consisting of a majority of non-executive Board members and at least one executive Board member who is the Chief Executive Officer. Changes have been made throughout the Articles of Association to remove references to separate Supervisory and Management Boards and related language that is not necessary in a unitary board structure. The allocation of responsibilities and authorities between the Supervisory and Management Boards has also been changed to reflect the allocation between the non-executive and executive members of the Board. This allocation will be further detailed in the Company’s Rules of the Board of Directors, which will replace the existing Rules of the Supervisory Board and Rules of the Management Board and be effective and available on the Company’s website when and if the amendment of the Articles of Association is effected. In general, and except as required by law, matters that have in the past been the responsibility of the Management Board will be delegated to our Chief Executive Officer, who will initially be the sole executive Board member, and matters that have historically been retained for decision of the Supervisory Board will remain subject to approval of the full Board or the non-executive Board members.

Currently, our Articles of Association authorize our Supervisory Board to fill up to one-third of the seats on the Supervisory Board through direct appointments. However, Dutch law does not provide this same right to a unitary board of directors. To ensure that the Board can continue to address vacancies among its membership as they may arise, a new Article 15 of the Articles of Association has been added to permit the Board to make a temporary appointment to fill an opening that arises due to a vacancy or the inability of a Board member to act.

Effective upon the amendment of the Articles of Association, if approved, it is proposed that (i) Mr. Bob Patel, our Chief Executive Officer, be designated as the sole executive member of the Board and (ii) our 11 current Supervisory Board members be designated as non-executive members of the Board. Information about these 12 nominees can be found under “Item 2 – Election of Members of the Board – 2018 Nominees to the Board.”

Declassification of the Board

From the time of the Company’s incorporation until the annual general meeting of shareholders in 2017, our Supervisory Board was divided into three classes, with directors in each class serving for three-year terms. After a review of our governance practices and recognizing that annual elections give shareholders a greater voice in expressing their views, the Supervisory Board in 2017 recommended that all directors should be elected annually. Although the amendment of our Articles of Association is not required, to be more transparent, we now propose to amend Article 12.4 of the Articles of Association to reflect our current practice and provide that each member of the Board will be elected annually and appointed for a one-year term going forward.

Changes to Align with Dutch Law & Administrative Changes

The Dutch Civil Code currently limits the right of a corporation’s shareholders to withdraw the assignment of the annual audit of the Company’s Dutch Annual Accounts to the Company’s accountant to circumstances where there is good reason for the withdrawal. As a result, we propose removing language in Article 20.3 of the Articles of Association, which currently states that shareholders have broad authority to withdraw the assignment at any time.

In addition, we propose to amend Articles 4 and 5 of the Articles of Association to reflect that the initial designation of our Supervisory Board as the body authorized to issue shares has expired and shareholder approval will be required for any future issuance.

We are also proposing a limited number of additional changes intended to clarify and modernize the language of our existing Articles of Association.

A copy of our Articles of Association, marked to show the proposed changes, is attached as Appendix A to this proxy statement.

Our Management Board and Supervisory Board recommend that you vote “FOR” the proposal to adopt the proposed amendments to our Articles of Association (Proposal 1).

Item 2 – Election of Members of the Board

As described above under “Item 1 – Amendment of Our Articles of Association,” our Management Board and Supervisory Board recommend that shareholders adopt amendments to our Articles of Association that would move the Company to a unitary board system under which the Company is managed by a single governing body referred to as the Board of Directors. If the amendments are adopted, the Supervisory Board recommends that, effective as of the implementation of the unitary board, each of the 11 current members of the Supervisory Board be elected to our Board of Directors as non-executive members and our CEO, Mr. Bob Patel, be elected to our Board of Directors as the sole executive member, in each case for a term ending at our 2019 annual general meeting. For the short period following this Annual Meeting until the unitary Board of Directors is formally implemented, which we anticipate to be less than 30 days, or in the event the amendments to our Articles of Association are not adopted, the Supervisory Board recommends that each of the current members of the Supervisory Board be re-elected to the Supervisory Board and each of the current members of the Management Board be re-elected to the Management Board. For more information regarding the nominees to our Management Board, see “Item 3 – Election of Members of the Management Board.”

Unless otherwise specified, references to the “Board” in this proxy statement refer to our Supervisory Board for periods prior to the implementation of a unitary board structure and, if the amendments to our Articles of Association are adopted and the unitary board structure is implemented, to the single Board of Directors thereafter.

Identifying Director Candidates

Our Nominating and Governance Committee focuses on Board succession planning and refreshment on a regular basis. The Committee is responsible for recruiting and recommending nominees to the full Board for election. The goal is to achieve a Board that provides effective oversight of the Company through the appropriate balance of diversity of experience, expertise, skills, specialized knowledge, and other qualifications and attributes.

The Board has adopted a profile that is meant to guide the membership of the Board. The profile includes a list of elements that the Board believes must be sufficiently represented by its members, either individually or collectively. A copy of the profile is included below and can also be found on the Company’s website at www.LyondellBasell.com.

In addition to the characteristics set forth in its profile, the Board seeks candidates who are willing and able to devote the time and attention necessary to engage in relevant, informed discussion and decision-making. Our Board also views diversity as a priority and seeks representation across a range of attributes. These efforts are embodied in our current Board composition and by our Director nominees.

Although our Nominating and Governance Committee is responsible for recommending candidates to the Board for nomination, candidates may also be proposed by other Board members, management, and our shareholders.

Any shareholder wishing to recommend a director candidate for nomination should submit a written recommendation to the Company’s Corporate Secretary at LyondellBasell Industries, 1221 McKinney Street, Suite 300, Houston, Texas 77010. The recommendation must include the name of the nominated individual, relevant biographical information, and the individual’s consent to nomination. For our 2019 annual general meeting of shareholders, recommendations must be received by December [    ], 2018 to be considered.

Profile of Desired Experience, Knowledge, and Background

• Knowledge of corporate strategy and strategic planning

• Executive management experience with a company of comparable size and international scope of activities

• Knowledge of corporate governance issues applicable to companies listed on the NYSE

• Understanding of the specific markets (product and geography) of the Company

• Experience with and understanding of the chemicals and refining industries

• Understanding of the management of human resources in a large international company, including compensation matters

• Awareness of corporate social responsibility issues, including those related to the environment, sustainability, communities, and values

• Relevant legal experience, particularly in Dutch corporate law, U.S. securities laws, environmental law, or mergers & acquisitions

• Financial expertise, including audit, internal control, and risk management

• Experience with international banking, tax, and corporate finance

2018 Nominees to the Board

Our Supervisory Board, on the recommendation of our Nominating and Governance Committee, has nominated our 11 current Supervisory Directors and our Chief Executive Officer for election to the unitary Board, when and if implemented, based on their high caliber and diverse array of expertise, experience, and leadership skills. For the short period following this Annual Meeting until the unitary Board is formally implemented, or in the event the amendments to our Articles of Association are not adopted, the Supervisory Board, on the recommendation of our Nominating and Governance Committee, recommends our 11 current Supervisory Directors for re-election to the Supervisory Board.

Our Supervisory Board recommends a vote “FOR” the election of each of these nominees to our unitary Board and, with respect to each nominee other than Mr. Patel, to our Supervisory Board for the period following this Annual Meeting until the unitary Board is formally implemented (or in the event the amendments to our Articles of Association are not adopted) (Proposal 2).

Set forth below is each nominee’s name, age as of the date of this proxy statement, nationality, principal occupation, and business and public company experience during the last five years.

Bhavesh (Bob) Patel

CEO and Chairman of the Management Board of LyondellBasell since 2015 (American, 51)

Nominee to the Unitary Board of Directors

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Mr. Patel has served as our CEO and Chairman of the Management Board since January 2015. From joining the Company in March 2010 until he was named as CEO in January 2015, Mr. Patel served as Senior Vice President, Olefins and Polyolefins–Americas and then as Executive Vice President, Olefins and Polyolefins–Europe, Asia, International & Technology, with additional responsibility for all manufacturing operations outside of the Americas and the Company’s Polypropylene Compounding business. Since July 2017, Mr. Patel has served as a director of Union Pacific Corporation.

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: Mr. Patel’s nearly eight years with LyondellBasell (including three as CEO) and, prior to that, more than 20 years with Chevron Corp. and Chevron Phillips Chemical Company, have afforded him extensive leadership experience on a global basis and a detailed understanding of the chemical, plastics, and refining industries and the Company’s operations in particular.

Robert Gwin

Director since 2011; Chairman of the Board since 2013 (American, 54)

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Mr. Gwin has served as Executive Vice President, Finance and Chief Financial Officer of Anadarko Petroleum Corporation, an oil and gas exploration and production company, since 2009. He has also served as Chairman of Western Gas Holdings, LLC (“Western Gas”), the general partner of Western Gas Partners, LP, an owner, operator, and developer of midstream energy assets, since 2009; as a director of Western Gas since 2007; and as Chairman of Western Gas Equity Holdings, LLC, the general partner of Western Gas Equity Partners, LP, since 2012.

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: As a seasoned executive and chairman of two publicly traded master limited partnerships, Mr. Gwin brings with him extensive knowledge and experience in all areas of executive management and board service. He also has experience in finance, strategy, capital markets, governance, and publicly traded company matters, as well as knowledge of the upstream and midstream oil businesses, which are integral to the petrochemical industry’s feedstock supply chain.

Jacques Aigrain

Director since 2011 (French-Swiss, 63)

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Mr. Aigrain was a Partner of Warburg Pincus, a global private equity firm, from 2013 to 2016 and has since continued with Warburg Pincus as a Senior Advisor. Mr. Aigrain has also served as a director of The London Stock Exchange Group plc, a diversified international stock exchange, and of WPP plc, a multinational advertising and public relations company, in each case since 2013. In prior years, he served as a director of Lufthansa German Airlines from 2007 to 2015; as Chairman of LCH Clearnet Group, Limited, a clearinghouse group, from 2010 to 2015; and as a director of Resolution Ltd., a financial services company, from 2010 to 2013.

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: Mr. Aigrain has extensive experience as an executive and board member of several multinational companies, including as the Chief Executive Officer of Swiss Re, a publicly traded reinsurance company. His background provides him with expertise in all areas of strategy, mergers and acquisitions, finance, and capital markets. Additionally, he brings with him substantial knowledge of board- and governance-related matters.

Lincoln Benet

Director since 2015 (American-British, 54)

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Mr. Benet has served as Chief Executive Officer of Access Industries, a privately held industrial group, since 2006.

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: As CEO of an industrial group with world-wide holdings, Mr. Benet has knowledge of all aspects of executive management. Mr. Benet also currently serves, and previously has served, on the boards of several privately held companies, including those in the investment, music and publishing, oil and gas pipes and tubing, telecommunications, management services, and petrochemicals industries. He brings with him experience in global markets, mergers and acquisitions, strategic planning, and corporate strategy, as well as experience with international finance matters, including corporate finance matters such as treasury, insurance, and tax.

Jagjeet (Jeet) Bindra

Director since 2011 (American, 70)

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Mr. Bindra serves as a director of HPCL-Mittal Energy Limited, a crude oil refinery operator in India. Previously, Mr. Bindra served as a director of Edison International, a generator and distributor of electric power, and its subsidiary, Southern California Edison Co., an electric utility company, from 2010 to 2017 and as a director of WorleyParsons, a global provider of project delivery and consulting services to the resources and energy sectors and complex process industries, from 2015 to 2017. Mr. Bindra also served as a director of Transocean Ltd., an offshore drilling contractor and the provider of drilling management services, from 2011 to 2014.

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: Mr. Bindra previously led worldwide manufacturing operations as a senior executive of Chevron, a multinational energy corporation. This background provides him with extensive knowledge of global manufacturing, capital projects, health, safety and environmental, and operations matters. Additionally, Mr. Bindra has knowledge of board and governance matters through his service as a board member of several publicly traded companies.

Robin Buchanan

Director since 2011 (British, 66)

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Mr. Buchanan has served as a director of Schroders plc, a global asset management firm, since 2010, as a director of CICAP Limited, a private equity investor, since 2017, and as Senior Advisor to Bain & Company Inc., a global business consulting firm, since 2007. Mr. Buchanan previously served as Chairman of PageGroup plc, a global specialist recruitment company, from 2011 to 2015.

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: Mr. Buchanan’s background includes a long career in the United States and Europe with Bain & Company, where he was a member of the worldwide board of directors and the UK Senior Partner. He has deep experience in strategy, leadership, board effectiveness, business development, and acquisitions, as well as considerable involvement with chemicals and energy in Europe. As a current and former board member of several publicly traded, private, and charitable companies and the former Dean of the London Business School, he brings with him a wealth of experience in board and governance matters, particularly of multi-national companies.

Stephen Cooper

Director since 2010 (American, 71)

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Mr. Cooper has served as Chief Executive Officer and Director of Warner Music Group Corp., a recorded music and music publishing business, since 2011. He has also been a Managing Partner of Cooper Investment Partners, a private equity firm specializing in underperforming companies, since 2008.

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: With a long career as a corporate turnaround specialist, Mr. Cooper has served as the top executive of several publicly traded companies, providing him with expansive knowledge and experience relating to all matters of executive management as well as finance and strategy. Mr. Cooper brings with him additional experience from his role as a sitting CEO and board member.

Nance Dicciani

Director since 2013 (American, 70)

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Ms. Dicciani has served as a director of Halliburton, an oilfield services company, since 2009; as a director of Praxair, an industrial gases company, since 2008; and as a director of AgroFresh Solutions, Inc., a horticultural technology company, since 2015. Previously, Ms. Dicciani served as a director of Rockwood Holdings, a specialty chemicals and advanced materials company, from 2008 until 2014.

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: Ms. Dicciani previously served as a senior executive of Honeywell Specialty Materials and Rohm and Haas, both specialty chemicals manufacturers, providing her with specific industry knowledge and an understanding of manufacturing, health, safety, and environmental matters and the competitive landscape relevant to our industry. She also has a wealth of experience in all areas of executive management. Through her service on the boards of other publicly traded companies, Ms. Dicciani has extensive experience in board and governance matters.

Claire Farley

Director since 2014 (American, 59)

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Ms. Farley has served as a director of Technip FMC since the combination of FMC Technologies, Inc., a global provider of technology solutions for the energy industry, and Technip S.A., a project management, engineering, and construction company, in 2017 and as a director of Anadarko Petroleum since 2017. Previously, Ms. Farley served as a director of FMC from 2009 to 2017 and as a director of Encana Corporation, a North American energy provider, from 2008 through 2014. Ms. Farley has also served in several roles with KKR Energy Group, including as Vice Chair of KKR Energy Group from 2016 to 2017 and as a member of KKR Management LLC, the general partner of KKR & Co. L.P., a global investment firm, from 2013 to 2015, and continues to provide advisory services to the group.

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: As a former executive in the oil and gas exploration and production industry, Ms. Farley brings with her experience in business development, mergers, acquisitions, and divestitures, as well as knowledge of the chemical industry’s feedstocks and their markets. She also has experience in all matters of executive management and, as a current and former board member of several publicly traded companies, she brings with her an understanding of public company and governance matters.

Isabella (Bella) Goren

Director since 2014 (American, 57)

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Ms. Goren has served as a director of MassMutual Financial Group, a mutual life insurance company whose major affiliates include Oppenheimer Funds, Inc. and Barings LLC, since 2014 and as a director of Gap Inc., a global retail company with a portfolio of brands, since August 2011. From 2010 to 2013, Ms. Goren served as Senior Vice President and Chief Financial Officer of AMR Corporation, the parent holding company of several airlines, including American Airlines, Inc., where she also served as Senior Vice President and Chief Financial Officer.*

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: Ms. Goren has held a wide range of executive roles in capital intensive and highly competitive global businesses. Her experience and expertise cover areas that include strategic planning, management of complex international operations, business development, asset management, and corporate finance. As a board member of major multinational companies, she also brings with her knowledge and experience in corporate governance.

Bruce Smith

Director since 2010 (American, 74)

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Mr. Smith is the Chief Executive Officer of One Cypress Energy LLC, a crude petroleum products logistics provider, a position he has held since 2011. Previously, Mr. Smith served as a director of GEVO, Inc., a renewable chemicals and advanced biofuels company, from 2010 to 2015.

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: As the former chairman and chief executive officer of Tesoro Corporation (now known as Andeavor), Mr. Smith has extensive expertise in executive management and publicly traded company matters, as well as a robust knowledge of manufacturing, capital projects, health, safety, and environmental and operations matters, and the refining industry generally. He also has experience in all areas of finance, having served in corporate treasury and chief financial roles.

Rudy van der Meer

Director since 2010 (Dutch,73)

POSITION, PRINCIPAL OCCUPATION, AND BUSINESS EXPERIENCE: Mr. van der Meer has served as a Supervisory Director of James Hardie Industries S.E., an industrial fiber cement products and systems manufacturer, since 2007. Previously, Mr. van der Meer served as Chairman of the Supervisory Board of Coöperatie VGZ U.A., a health insurer, from 2011 to 2017 and as Chairman of the Supervisory Board of Royal Imtech N.V., a technical services provider, from 2005 to 2013.

KEY ATTRIBUTES, EXPERIENCE, AND SKILLS: Mr. van der Meer’s background includes a long career with AkzoNobel N.V., a multinational paints, coatings, and specialty chemicals producer, including as a senior executive. He has extensive industry experience, including with manufacturing, health, safety, and environmental and operations matters. Mr. Van der Meer has also served on the boards of several Dutch multinational companies, providing him with knowledge and an understanding of public company governance matters.

* AMR Corporation and American Airlines, Inc. successfully completed a reorganization under Chapter 11 in 2013, for which a voluntary petition was filed in 2011.

Corporate Governance

Since its incorporation in 2010, LyondellBasell has been managed under a dual board structure, consisting of a Supervisory Board and a Management Board. Members of the Supervisory Board are non-executives and members of the Management Board are executive officers of LyondellBasell. Members of both boards are nominated by the Supervisory Board and elected by the general meeting of shareholders. The primary responsibilities of each board are shown below.

The Supervisory Board	The Management Board

Our Supervisory Board is responsible for supervising the Management Board and the overall course of our business and strategy, including:

• management’s identification, measurement, monitoring, and control of our Company’s material risks, including operational, credit, market, liquidity, compliance, strategic, and reputational risks;

• the Company’s maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business;

• management’s development and implementation of an annual financial operating plan and a multi-year strategic business plan, and our execution of these financial and strategic plans;

• the Company’s corporate audit function, our independent registered public accounting firm, and the integrity of our consolidated financial statements; and

• the establishment, maintenance, and administration of appropriately designed compensation programs and plans.

Our Management Board is responsible for the management of the Company, including, among other things:

• setting and achieving the Company’s objectives;

• the Company’s strategy, policies, the ensuing delivery of results, the risks inherent in the Company’s business activities, and the financing of the Company;

• the structure and operation of the Company’s internal risk management and control systems;

• the Company’s financial reporting process and the establishment and maintenance of internal controls over financial reporting;

• the disclosure of information to shareholders;

• compliancewith legislation and regulations;

• the relations between the Company and its stakeholders, including shareholders;

• the corporate social responsibilities of the Company; and

• the Company’s corporate structure.

If the proposed amendments to our Articles of Association are adopted, and following their effectiveness, our Company will be governed under a unitary board structure and managed by a Board of Directors consisting of non-executive directors and at least one executive director, including our Chief Executive Officer. In this unitary system, our Board will generally be responsible for each of the matters currently overseen by the Supervisory Board and Management Board but will delegate many of the responsibilities traditionally assigned to the Management Board to its executive directors. Mr. Patel, as the initial sole executive director, will accordingly be responsible for managing the day-to-day affairs of the Company, and our non-executive directors will be responsible for the supervision of Mr. Patel’s and management’s performance and the general course of affairs of the Company.

Director Independence

Our Board has adopted categorical standards that are used to assist its determinations of director independence. The categorical standards meet and, in some instances, exceed the requirements of the NYSE. To qualify as independent under our categorical standards, a Board member must be determined to have no material relationship with LyondellBasell other than as a Board member. The categorical standards include strict guidelines for non-executive Board members and their immediate families regarding employment or affiliation with LyondellBasell and its independent registered public accounting firm. Our categorical standards are included in our Corporate Governance Guidelines and can be found on our website at www.LyondellBasell.com.

The Board has determined that there are no relationships or transactions under the categorical standards that would prohibit any of our non-executive Board nominees from being deemed independent. In addition to the relationships and transactions that would bar an independence finding under the categorical standards, the Supervisory Board considered all other known relationships and transactions in making its determination. Transactions and relationships considered included:

•	Purchases by the Company’s subsidiaries of natural gas and natural gas liquids from a subsidiary of Anadarko Petroleum, where Mr. Gwin serves as Executive Vice President and CFO and Ms. Farley serves as a director;

•	A Company subsidiary’s engagement of Worley Parsons, where Mr. Bindra served as a director until December 2017, for project management services related to capital projects;

•	Company subsidiaries’ engagement of the employee search and recruitment services of PageGroup (formerly known as Michael Page International), where Mr. Buchanan served as Chairman until the end of 2015;

•	Purchases by the Company’s subsidiaries of industrial gases from, and sales of crude hydrogen to, Praxair, where Ms. Dicciani is a director;

•	Mr. Benet’s position as CEO of Access Industries, the Company’s largest shareholder;

•	Mr. Cooper’s position as CEO of Warner Music, a subsidiary of Access Industries;

•	Mr. Buchanan’s position as an adviser to Access Industries and Non-Executive Chairman of its Advisory Board, which advises on portfolio strategy;

•	Company subsidiaries’ purchases of measurement products from a subsidiary of Technip FMC, where Ms. Farley is a director;

•	Company subsidiaries’ purchases of raw materials from, and license of certain technology and engineering services to, HPCL-Mittal Energy Limited, where Mr. Bindra is a director; and

•	A Company subsidiary’s engagement of Bain & Company, where Mr. Buchanan serves as Senior Advisor, for certain strategic planning and transaction advisory services.

In determining that none of these transactions or relationships affected the independence of any of the interested Board members, the Board considered the nature of the transactions and relationships. All of the transactions described above are ordinary course, and none of the dollar amounts involved was material to the Company or the relevant counterparty. As discussed in our Dutch Annual Report that accompanies our 2017 Dutch Annual Accounts, the Dutch Corporate Governance Code states that no individual may be deemed independent if he or she represents an entity that owns 10% or more of our shares. Although not deemed independent under the Dutch Corporate Governance Code, the Supervisory Board determined that the relationships between Messrs. Benet, Buchanan, and Cooper and Access Industries do not preclude findings of independence under our categorical standards or the NYSE listing standards.

Board Leadership Structure

Mr. Gwin was named Chairman of the Supervisory Board in September 2013 and has continued to serve in the role since that time. The Chairman’s responsibilities include leading Board meetings and executive sessions and facilitating information flow and communication among Board members.

Under Dutch law, only non-executive directors may serve on the Supervisory Board or as Chairman of our unitary Board. The separation of the positions of Chairman and Chief Executive Officer that results from this governance structure allows Mr. Gwin to focus on the management of Board matters and allows our CEO, Mr. Patel, to focus his attention on managing our business. Additionally, we believe the separation of these roles contributes to the independence of the Board in its oversight role and in assessing the Chief Executive Officer and management generally.

Executive Sessions

Executive sessions of our Board generally take place at every regular meeting. During these executive sessions, led by Mr. Gwin, the Supervisory Board members have had an opportunity to, and the non-executive Board members will, review and discuss, among other things, the performance of the CEO and other members of management as well as the criteria against which performance is evaluated, including the impact of performance on compensation matters. If Mr. Gwin is unavailable, the Rules of the Supervisory Board provide (and the Rules of the Board of Directors will provide) that the non-executive Board member with the longest tenure shall preside. If two or more individuals have equal tenure, the eldest of them will chair.

Board Evaluations

Each year our Board and its committees evaluate their own effectiveness through participation in a robust self-assessment process. The Board members respond to survey questions intended to solicit information to be used to improve effectiveness of the Board and its committees. The key areas covered in the self-evaluations include membership; responsibilities; functionality; meetings; strategy; senior management (including succession planning); focus on performance; ensuring financial robustness; building corporate reputation; and matching risk with return. The feedback from the self-evaluation process is discussed during Board and committee meetings in executive sessions. Each committee also considers whether it is functioning in compliance with its charter and keeping the Board adequately informed and reviews its member skill sets and any identified leadership issues.

In 2017, the Nominating and Governance Committee engaged a special consultant to facilitate the evaluation process and solicit feedback on Board, committee, and individual performance. Beginning in late 2017 and continuing into early 2018, the consultant met with each member of the Supervisory Board individually and reported to the Nominating and Governance Committee and the Supervisory Board regarding the feedback provided and key takeaways.

Communication with the Board

Shareholders and other interested parties may communicate with the Board or any individual Board member. Communications should be addressed to our Corporate Secretary at LyondellBasell Industries, 1221 McKinney Street, Suite 300, Houston, Texas 77010.

Communications are distributed to the Board or to one or more individual Board member(s), as appropriate, depending on the facts and circumstances outlined in the communication. Communications such as business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; resumes and other forms of job inquiries; spam; and surveys will not be communicated to the Board. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any Board member upon request.

CEO and Management Succession Planning

One of the primary responsibilities of the Board is to ensure that we have a high-performing management team in place. On an annual basis, the Board conducts a detailed review of development and succession planning activities to maximize the pool of internal candidates who can assume executive officer positions without undue interruption. The Board reviews CEO succession planning and ensures that executive officer succession planning reviews and evaluations are conducted at least annually, by either the Compensation Committee or the Board as a whole. The Board also reviews with members of senior management in-depth assessments of the Company’s bench strength, retention, progression, and succession readiness for all other senior level managers.

Board Oversight of Risk

While the Company’s Management Board has been responsible for the Company’s risk profile and managing the day-to-day risks to the Company, the Supervisory Board has had broad oversight of the Company’s risk management. In this oversight role, the Supervisory Board has been responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. The Company believes that this leadership structure has been effective in achieving sound risk management and that the Supervisory Board’s involvement has ensured effective oversight. Following the transition to a unitary Board, if approved by shareholders, our CEO and executive director will be responsible for assessing and managing the Company’s risks and related control systems and the full Board will continue to oversee the Company’s risk profile.

The primary means by which our Board oversees risk management structure and policies is through regular communications with management. At each Board meeting, executive officers and other members of management are asked to report to the Board and, when appropriate, specific committees. One purpose of these presentations is to provide direct communication between members of the Board and members of management. The presentations provide the Board with the information necessary for a full understanding of the risk profile of the Company, including information regarding the Company’s specific risk environment, exposures affecting the Company’s operations, and the Company’s plans to address such risks. In addition to providing general updates on the Company’s operational and financial condition, members of management report to the Board about the Company’s outlook, forecasts, and any impediments to meeting them or successfully pursuing its strategies more generally.

In July 2017, members of the Supervisory Board and Management Board participated in a workshop led by the Company’s global head of enterprise risk management and outside consultants. The participants identified the Company’s primary risks, matched the risks identified by members of the Supervisory Board with those identified by management, and discussed the risk appetite of each director with respect to the various risks identified. The direct line of communication between the Board and members of management facilitated at Board meetings and through events such as the July workshop allow the Board to further evaluate and assess the management of the Company’s day-to-day risks.

In carrying out its oversight responsibility, the Board has delegated to individual Board committees certain elements of its oversight function:

•	The Audit Committee provides oversight of the integrity of the Company’s financial statements; its independent accountants’ qualifications and independence; the performance of the Company’s internal audit function, independent accountants, and compliance program; the Company’s monitoring, control, and reporting of significant corporate risk exposure; and its system of disclosure and internal controls.

•	The Compensation Committee oversees the Company’s compensation programs to evaluate whether its programs and practices create excessive risk and determines whether any changes to those programs or practices are warranted.

•	The Nominating and Governance Committee reviews the Company’s corporate governance practices; considers the overall relationship of the Board to the Company’s management; and develops, reviews, and recommends corporate governance guidelines and policies.

•	The Health, Safety, Environmental, and Operations (“HSE&O”) Committee reviews and monitors compliance with health, safety, and environmental matters; provides oversight of the Company’s technology and the execution of large capital projects and turnarounds; discusses the Company’s HSE and Operational Excellence programs and safety and environmental incidents and statistics; and plans initiatives to continuously improve health, safety, environmental, and operational results.

•	The Finance Committee provides oversight of strategic transactions, including those that may impact our capital position; reviews our tax strategy and planning; and reviews our capital structure, capital allocation, dividend policy, share repurchase programs, debt profile, and hedging strategies.

The Company has an enterprise risk management function, with a group of employees dedicated to enterprise-wide risk management activities. The Management Board has been, and going forward our CEO will be, responsible for overseeing the risk management programs of the Company, including assessing risk tolerances, evaluating whether such tolerances are aligned with the Company’s strategic goals, and defining the overall risk profile of the Company. The Management Board has delegated to a Risk Management Committee the authority to review and approve transactions that are in furtherance of the Company’s approved strategies, and our CEO will continue this authorization following the transition to a unitary Board, if approved. The standing members of the Risk Management Committee include the Company’s CEO, Chief Financial Officer, and Chief Legal Officer. Through a variety of policies and procedures, senior management and their reports are required to identify, monitor, mitigate, and report on risks and to submit risk management plans from each business segment.

The results of the risk management processes and updates on materials risk are reported to the Board and its committees. In addition, the Audit Committee is responsible for ensuring that an effective risk assessment process is in place, and reports are made to the Audit Committee in accordance with NYSE requirements.

Board and Committee Information

The Supervisory Board held four regularly scheduled meetings and one information session in 2017. Our Compensation Committee, Nominating and Governance Committee, and HSE&O Committee meet in connection with each regularly scheduled Board meeting, other than the Board’s strategy session held in July, while other Committees meet independently as the matters under their respective responsibilities require. In 2017, each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of each committee of which he or she was a member. Although the Company does not maintain a policy regarding Board members’ attendance at its annual general meetings, our Chairman, Mr. Gwin, attends and chairs the Company’s annual general meetings.

The table below provides membership and meeting information for each of the Board’s standing committees. No changes were made to committee membership in 2017.

Name	Audit	Compensation	Nominating & Governance	HSE&O	Finance	Executive
Robert Gwin						Chair
Jacques Aigrain		Chair			●	●
Lincoln Benet			●		Chair	●
Jagjeet Bindra	●			Chair		●
Robin Buchanan		●	●
Stephen Cooper				●
Nance Dicciani				●	●
Claire Farley	●		Chair			●
Isabella Goren	●	●
Bruce Smith	Chair				●	●
Rudy van der Meer			●	●
2017 Meetings	7	3 (1)	3 (1)	4 (1)	7	- (2)

(1)	The Supervisory Board, Compensation Committee, Nominating and Governance Committee, and HSE&O Committee each also met in person in September 2017 for an information session and held informal telephone calls throughout the year.

(2)	The Executive Committee held informal calls throughout the year and between meetings to discuss coordination amongst the Supervisory Board and its committees.

Each of our committees has a written charter, approved by the Board. The charters can be found on our website under the “Investor Relations” tab at www.LyondellBasell.com.

Audit Committee

The Audit Committee is responsible for overseeing all matters relating to our financial statements and reporting; internal audit function and independent auditors; and our compliance function. Listed below are the general responsibilities of the Audit Committee.

•	Independent Auditor - Engage external auditor and approve compensation; review independence and establish policies relating to the hiring of auditor employees; and pre-approve audit services;

•	Internal Audit - Review plans, staffing, and activities of the internal audit function and its effectiveness;

•	Financial Statements - Review financial statements and earnings releases; discuss and review accounting policies and practices and external auditor reviews; and discuss and review the effectiveness of internal controls; and

•	Compliance - Review plans, staffing, and function of the Company’s compliance function; establish and review procedures for complaints, including anonymous complaints regarding accounting, controls, and auditing; and review the Company’s Code of Conduct and system for monitoring compliance.

Our Board has determined that all Audit Committee members are independent under the NYSE listing standards, our categorical independence standards, and the heightened independence requirements applicable to audit committee members under the rules of the SEC. Our Board has also determined that all Audit Committee members are financially literate in accordance with the NYSE listing standards and that Mr. Smith and Ms. Goren qualify as audit committee financial experts under SEC rules.

Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation programs and developing the Company’s compensation philosophy.

In fulfilling its responsibility for the oversight of compensation matters, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s plans to Company employees, including responsibility for the selection of participants, determination of award levels within plan parameters, and approval of award documents. The Compensation Committee may not, however, delegate authority under those plans for matters affecting the compensation and benefits of the Company’s executive officers. The Compensation Committee’s responsibilities include the following:

•	Executive Compensation – Approve the compensation and benefits of executive officers; review executive compensation practices to ensure consistency with corporate objectives; review and approve goals and objectives of CEO compensation and evaluate CEO performance; and make recommendations to the Supervisory Board regarding executive officers’ compensation; and

•	Company Compensation Benefits – Review the Company’s compensation philosophy, programs, and practices; review and approve pension and benefit arrangements as well as funding of pension and benefit plans; and make recommendations to the Supervisory Board on these subjects.

Our Board has determined that all Compensation Committee members are independent under the NYSE listing standards, our categorical independence standards, and other independence requirements applicable to compensation committee members under NYSE rules.

Compensation Committee Interlocks and Insider Participation – No member of the Compensation Committee serves or has served as an officer or employee of the Company or any of our subsidiaries and, during 2017, no executive officer served on the compensation committee or board of any entity that employed any member of our Compensation Committee or Supervisory Board.

For additional information on the Compensation Committee, including information regarding compensation consultants engaged during 2017, see the “Compensation Discussion and Analysis” beginning on page 32.

Nominating and Governance Committee

One of the primary responsibilities of the Nominating and Governance Committee is to identify nominees for election to the Board. It is also the duty of the Nominating and Governance Committee to oversee matters regarding corporate governance. In fulfilling its duties, the Nominating and Governance Committee has the following responsibilities:

•	Administrative - Coordinate evaluations by committees and the full Board;

•	Directors and Director Nominees - Identify and recommend candidates for membership on the Board and recommend committee memberships and director compensation; and

•	Corporate Governance - Review the Company’s governance profile and make necessary recommendations; review and propose modifications to the Company’s governance documents and policies; and review and comment on shareholder proposals.

Health, Safety, Environmental, and Operations Committee

It is the duty of the HSE&O Committee to assist the Board in its oversight responsibilities by assessing the effectiveness of health, safety, and environmental programs and initiatives that support Company policies. The HSE&O Committee also reviews the Company’s material technologies and the risks relating to its technology portfolio, as well as its performance in executing large capital projects and turnarounds. In fulfilling its duties, the HSE&O Committee has the following responsibilities:

•	Administrative - Review the status of the Company’s health, safety, and environmental policies and performance, including processes to ensure compliance with applicable laws and regulations;

•	HSE Performance - Review and monitor the Company’s health, safety, and environmental performance results; provide oversight of the Company’s programs, initiatives, and activities in the areas of technology and sustainability; review with management environment, health, safety, product stewardship, and other sustainability issues that can have a material impact on the Company; and review the status of related policies, programs and practices;

•	Audit - Review and approve the scope of the Company’s health, safety, and environmental audit program and regularly monitor program results; review and approve the annual budget for the health, safety, and environmental audit program;

•	Operational Performance - Assess the Company’s operational performance; review the scope of the Company’s operational excellence auditor program and monitor program results; review and monitor the Company’s progress on and results for major capital projects; and

•	Reporting - Report periodically to the Board on health, safety, and environmental and technology and operational matters affecting the Company.

  Finance Committee

The Finance Committee assists the Board in its oversight responsibilities by monitoring and assessing such matters as the Company’s capital structure and allocation, debt portfolio, and derivative strategies. In fulfilling its duties, the Finance Committee has the following responsibilities:

•	Strategy – Review analyses and provide guidance and advice regarding acquisitions and divestments and discuss and review the Company’s tax strategies, planning and related structures;

•	Capital – Review the Company’s capital structure and capital allocation, including organic and inorganic investments; review and discuss the Company’s dividend policy; and review and discuss share repurchase activities and plans; and

•	Securities and Financing – Review and discuss the Company’s debt portfolio, credit facilities, and compliance with financial covenants; review and discuss commodity, interest rate, or currency derivative strategies; and review and discuss the Company’s securities offerings.

  Executive Committee

The Executive Committee consists of the chairs of each of the other Board committees. The role of the Executive Committee is to facilitate and improve communication and coordination among members of the Board and its committees. It does so by, among other things, collaborating on agenda setting and discussing ad-hoc issues.

Other Governance Matters

Retirement Policy; Term Limits

The Company’s governance documents provide that a member of the Board will not be re-nominated for election to the Board after his or her 75th birthday. While the Board does not believe there is a specific age after which directors should no longer serve on boards, it does believe mandatory retirement ages are a useful tool for board refreshment purposes.

The Board has not adopted term limits for its membership. The Nominating and Governance Committee and the full Board periodically discuss board succession and refreshment and strive to maintain a balance of directors with varying lengths of service and ages. While the Board recognizes that term limits could assist in this regard, it may have the unintended consequence of forcing the Board and the Company to lose the contribution of directors who over time have developed specialized judgment, knowledge, and valuable insight into the Company and its operations. The Board also determined that the mandatory retirement age and an annual evaluation process for deciding whether to re-nominate individuals for election are currently more effective means of ensuring board refreshment and renewal, while also allowing for continuity of service.

Dutch Corporate Governance Code

As a Dutch incorporated entity, we are subject to the Dutch Corporate Governance Code. The Code, recently amended in 2016 and a copy of which can be found at www.commissiecorporategovernance.nl, is a statement of principles and best practices for Dutch companies with an emphasis on integrity, transparency, and accountability as the primary means of achieving good governance. The Code’s compliance principle is “comply-or-explain,” which permits a Dutch company to be fully compliant with the Code by either applying the best practices or explaining why the company has chosen to apply different practices.

The principles and practices prescribed by the Code are in large part consistent with NYSE and SEC requirements and best practices for U.S. companies. In our Dutch Annual Report, which accompanies our 2017 Dutch Annual Accounts and can be found on our website at www.LyondellBasell.com, we disclose those instances where we have chosen to apply practices that differ from the Code. In general, these instances relate to our decision to apply practices that are more common for NYSE traded companies than those called for by the Code.

Compensation of Non-Executive Members of the Board

Our Supervisory Directors receive (and non-executive members of our unitary Board will receive) cash compensation and equity compensation, in the form of restricted stock units (“RSUs”), for their service on the Board and its committees. Since 2016, members of the Board have had the option to elect to receive the cash component of their compensation in Company shares. Our Nominating and Governance Committee reviews director compensation on an annual basis and recommends any changes in compensation determined advisable given peer practices. In November 2017, the Nominating and Governance Committee recommended no changes to the compensation program for Supervisory Directors and the Board approved the continuation of the existing compensation policy, as further described below.

Board Retainer	Cash	$115,000 ($215,000 for Chair)
	RSUs	Valued at $170,000 ($310,000 for Chair)

Committee Retainer	Members	$10,000 ($15,000 for Audit Committee)
	Chairs	$20,000 ($27,500 for Audit and Compensation Committee Chairs)

In addition to the retainers shown above, we provide members of the Board with a cash payment of $5,000 for each intercontinental trip taken in performing board service, in recognition of the time and effort such travel requires.

Director Compensation in 2017

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert Gwin, Chairman	215,000	310,033	17,801	542,834
Jacques Aigrain	152,500	170,003	5,000	327,503
Lincoln Benet	145,000	170,003	5,000	320,003
Jagjeet Bindra	150,000	170,003	21,440	341,442
Robin Buchanan	—	316,832	180	317,012
Stephen Cooper	—	321,681	2,801	324,482
Nance Dicciani	—	332,207	1,254	333,461
Claire Farley	—	347,875	1,254	349,129
Isabella Goren	140,000	170,003	21,254	331,257
Bruce Smith	—	350,452	1,254	351,707
Rudy van der Meer	135,000	170,003	6,254	311,257

(1)  Includes retainers for services earned or paid through December 31, 2017. Mr. Buchanan, Mr. Cooper, Ms. Dicciani, Ms. Farley, and Mr. Smith each elected to receive the cash component of their 2017 compensation in the form of shares of our common stock.

(2)  Represents annual grants of RSUs for all Supervisory Directors and shares of stock issued in lieu of cash compensation for Mr. Buchanan, Mr. Cooper, Ms. Dicciani, Ms. Farley, and Mr. Smith.

The annual grants of RSUs are made in conjunction with the Board’s regularly scheduled meeting in May of each year. The terms of the RSUs provide for dividend equivalent payments when dividends are paid on the Company’s shares. In 2017, the annual grant for each director, other than Mr. Gwin, was 2,110 units. Mr. Gwin received 3,848 units. These awards, which vest on May 23, 2018 (one year from the date of grant), are the only stock awards outstanding at 2017 fiscal year-end for the non-executive Board members. In accordance with

FASB Topic ASC 718, Compensation – Stock Compensation (“ASC 718”), the grant date fair value of the awards is the number of units granted times the fair market value of our shares on that date. See Note 16 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2017 for a description of the accounting for equity-based compensation.

The shares received in lieu of cash compensation are issued at the same time quarterly cash payments for retainers and travel fees are otherwise made. The number of shares issued is based on the average of the closing price of the Company’s shares over the quarter in which the compensation was earned. The shares issued in lieu of cash compensation in 2017 were as follows: Mr. Buchanan – 1,534 shares, Mr. Cooper – 1,587 shares, Ms. Dicciani – 1,697 shares, Ms. Farley – 1,861 shares, and Mr. Smith – 1,888 shares.

(3)  Includes $5,000 for each intercontinental trip taken for work performed for the Company, other than for Mr. Buchanan, Mr. Cooper, Ms. Dicciani, Ms. Farley, and Mr. Smith, each of whom received shares as compensation for their travel fees. Also includes benefits in kind related to tax preparation and advice related to the Board members’ UK and Dutch tax returns and payments. The Company provides these services, through a third party, to members of our Board because of our unique incorporation and tax domicile situation.

Share Ownership Guidelines; Prohibition on Hedging and Pledging Shares

Members of our Board are subject to Share Ownership Guidelines and our Policy Prohibiting Insider Trading. Under the Share Ownership Guidelines, non-executive Board members are prohibited from selling any shares of the Company until they own shares that are valued at no less than six times their annual cash retainer for Board service, or $690,000 for all directors other than our Chairman, whose ownership requirement is $1,290,000. Once a Board member has reached his required ownership level, he or she may not sell shares that would bring his or her ownership below the threshold level.

Pursuant to our Policy Prohibiting Insider Trading, members of the Board are prohibited from engaging in transactions that result in a hedge against any decrease in our share price. They are also prohibited from pledging their shares as collateral for personal loans or other obligations.

Item 3 – Election of Members of the Management Board

As described above under “Item 1 – Amendment of Our Articles of Association,” our Management Board and Supervisory Board recommend that shareholders adopt amendments to our Articles of Association that would move the Company to a unitary board system. If the amendments are adopted then, effective as of the implementation of the unitary Board, (i) Mr. Patel will be elected to our Board as an executive member for a one-year term ending at our 2018 annual general meeting of shareholders and (ii) the Management Board will not continue as a governing body of the Company. For the short period of time following the Annual Meeting until the unitary Board is formally implemented, or in the event that the amendments to our Articles of Association are not adopted, the Supervisory Board recommends that each of the individuals currently serving as Managing Directors be re-elected to our Management Board.

Our Supervisory Board recommends that you vote “FOR” the re-election of each of these nominees to our Management Board for the period following this Annual Meeting until the unitary Board is formally implemented (or, in the event the amendments to our Articles of Association are not adopted, until the 2022 annual general meeting of shareholders) (Proposal 3).

Our Management Board consists of certain executive officers, each nominated by the Supervisory Board and elected by shareholders. The Management Board is led by our CEO, Bob Patel, who serves as its Chairman. The term of office of each of our current Management Board members will expire at the Annual Meeting.

The name, age (as of the date of this proxy statement), nationality, and business background of each member of our Management Board is set forth below:

Bhavesh (Bob) Patel CEO and Chairman of the Management Board (American, 51) See biography under “Item 2 – Election of Members of the Board – 2018 Nominees to the Board,” above.

Thomas Aebischer

Executive Vice President and Chief Financial Officer (Swiss, 56)

Mr. Aebischer has been a member of the Management Board since 2016. Prior to joining the Company in 2016, Mr. Aebischer served in a variety of positions at Holcim, one of the world’s largest cement, concrete, and aggregates businesses, including as its Chief Financial Officer, over a 20-year career with the company. Earlier in his career, Mr. Aebischer worked for PricewaterhouseCoopers and the Bern cantonal tax authorities in Switzerland.

Daniel Coombs

Executive Vice President – Manufacturing, Projects, Refining and Technology (American, 61)

Mr. Coombs joined the Company in 2015 as Executive Vice President – Intermediates & Derivatives and was elected to the Management Board in 2016. Since 2015, he has held various executive positions with responsibility for the Company’s Technology and global Olefins and Polyolefins businesses and in our procurement and supply chain functions. Prior to joining the Company, Mr. Combs spent over 15 years at Chevron Phillips Chemical Company and its subsidiaries or joint ventures.

Jeffrey Kaplan

Executive Vice President and Chief Legal Officer (American, 49)

Mr. Kaplan joined the Company in 2009 as Deputy General Counsel and was named the Company’s EVP and Chief Legal Officer and elected to the Management Board in 2015. In his time at the Company, he has overseen most areas of the legal department. Prior to joining the Company, Mr. Kaplan served in a variety of legal roles at Chevron Phillips Chemical Company, including as Deputy General Counsel, and in private law practice.

James Guilfoyle

Senior Vice President – Global Intermediates & Derivatives (American, 47)

Mr. Guilfoyle, elected to the Management Board in 2016, has spent 24 years at the Company and its predecessors in a variety of roles of increasing responsibility, including as Director and Vice President of Sales and Marketing and Commercial Operations for several products and divisions within the organization.

Related Party Transactions and Indemnification

We have adopted a written Related Party Transaction Approval Policy, which requires the disinterested members of the Audit Committee to review and approve, in advance of commitment, certain transactions that we may enter into with related parties, including members of the Board, executive officers, and certain shareholders. The policy applies to any transaction:

•	in the ordinary course of business but with an aggregate value of $25 million or more;

•	not in the ordinary course of business, regardless of value; or

•	with a value of $120,000 or more and in which an executive officer or non-executive Board member of the Company has a direct or indirect material interest.

The disinterested members of the Audit Committee determine the fairness of any related party transaction to the Company by considering whether the terms of the transaction are no less favorable than those which could be obtained from non-related parties. The following is a description of related party transactions in existence since the beginning of fiscal year 2017.

In 2010, we entered into certain agreements with affiliates of Access Industries. These agreements include a registration rights agreement, which obligates us to register and bear the costs for the resale of equity securities owned by Access Industries or its affiliates, and a nomination agreement. Pursuant to the nomination agreement, as amended in March 2015, Access Industries has the right to nominate individuals for appointment to the Supervisory Board if certain ownership thresholds are met. Access Industries currently owns more than 18% of our outstanding shares and has nominated Messrs. Benet, Buchanan, and Cooper pursuant to the agreement. The nomination rights continue for so long as Access Industries owns at least 5% of our outstanding shares and, if the proposed amendments to our Articles of Association are approved, the nomination agreement will be amended to reflect our transition to a unitary Board and provide Access Industries with nomination rights equivalent to those it currently has at the Supervisory Board level. The Company entered into these agreements before it became publicly traded and the Related Party Transaction Policy was adopted; however, subsequent amendments to the nomination agreement have been approved by our disinterested Board members.

On an ongoing basis and in the ordinary course of business, the Company makes spot purchases of natural gas and natural gas liquids (“NGLs”), which are raw materials used by the Company to manufacture its products, from Anadarko Petroleum. Robert G. Gwin, the Chairman of our Board, serves as Executive Vice President and Chief Financial Officer of Anadarko Petroleum, and Claire Farley, a Director serving on our Board, was appointed to Anadarko’s board of directors in early 2017. In July 2014, the Audit Committee approved the Company making spot purchases from Anadarko as it deems appropriate. The transactions were approved based on the fact that they were on terms no less favorable than those which could be obtained from non-related parties. The Company purchased approximately $49 million of natural gas and NGLs from a subsidiary of Anadarko Petroleum in 2017. The Nominating and Governance Committee and Supervisory Board considered these purchases in connection with the determinations that Mr. Gwin and Ms. Farley are independent. The Company does not believe that Mr. Gwin’s or Ms. Farley’s position at Anadarko gives rise to a direct or indirect material interest in the transactions.

The Supervisory Board previously agreed to advance legal expenses to the following former and current executive officers of the Company: Jim Gallogly, our former CEO; Craig Glidden, our former EVP and Chief Legal Officer; Kevin Brown, our former Executive Vice President – Manufacturing and Refining; and Bob Patel, our current CEO and Chairman of the Management Board. The expenses relate to the defense of audits by the Internal Revenue Service of tax year 2012 challenging the tax treatment under Section 409A of the Internal Revenue Code of equity awards we granted to these individuals. In early 2017, the individuals agreed in principle to settlements with the IRS relating to the audits of tax year 2012. The Board approved the reimbursement of these individuals for the cost of the settlements, on an after-tax basis, and the Company advanced an aggregate of approximately $1.7 million in defense costs in 2016 and, in 2017, reimbursed an aggregate of approximately $1.7 million in payment of the settlement costs.

In March 2018, a group of investors including Access Industries completed the acquisition of Calpine Corp., the owner and operator of power plants across the U.S. and Canada and a supplier of power and steam to the Company’s Houston Refinery. Following consummation of the acquisition, the Audit Committee approved the continuation of the Company’s contractual relationship with Calpine on existing terms, as the terms of the contracts were negotiated prior to the time that the relationship with Access and Calpine arose and determined to be fair to the Company and more advantageous than those offered by other parties. The Company purchased approximately $73 million of power, steam, and water from Calpine and sold approximately $16 million of excess gas and raw water to Calpine in 2017.

Indemnification

We indemnify members of our Board to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. Our Articles of Association establish this indemnification right, and we have also entered into agreements with each of those individuals and certain of our executive officers contractually obligating us to indemnify them.

Securities Ownership

Beneficial Ownership

Information relating to the beneficial ownership of our shares by each non-executive Board member/nominee and executive officer named in the Summary Compensation Table on page 47 is included below, as is information with respect to all of these individuals, and all other executive officers, as a group. For purposes of the table below, shares are considered to be beneficially owned by a person if he or she, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of March 15, 2018. The individuals set forth in the table below, individually and in the aggregate, beneficially own less than 1% of our outstanding shares as of March 15, 2018.

Name	Number of Shares or Units		Stock Options Exercisable Within 60 days
	Shares	RSUs (1)
Jacques Aigrain	6,718	--	--
Lincoln Benet	1,952	--	--
Jagjeet Bindra (2)	13,063	--	--
Robin Buchanan	32,812	--	--
Stephen Cooper	20,887	--	--
Nance Dicciani	11,746	--	--
Claire Farley	6,711	--	--
Isabella Goren	5,247	--	--
Robert Gwin	15,912	--	--
Bruce Smith	26,303	--	--
Rudy van der Meer	12,695	--	--
Bob Patel (3)	143,629	--	297,088
Thomas Aebischer	5,341	--	44,362
Daniel Coombs	3,263	--	21,861
Jeffrey Kaplan	11,726	761	23,093
Stephen Doktycz	617	--	4,436
All directors, nominees, and executive officers as a group (22 persons)	351,100	806	425,220

(1)  Represents units (each equivalent to a share of LyondellBasell stock) that will vest within 60 days.

(2)  Mr. Bindra’s ownership includes 9,200 shares owned by the Bindra Family Revocable Trust. Mr. Bindra disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

(3)  Mr. Patel’s ownership includes 61,810 shares held in a family trust. Mr. Patel disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.

The table below shows information for shareholders known to us to beneficially own more than 5% of our shares.

	Shares Beneficially Owned
Name and Address	Number	Percentage (1)
Certain affiliates of Access Industries, LLC (2) 730 Fifth Ave., 20th Floor New York, NY 10019	71,593,367	[	]%
FMR LLC (3) 82 Devonshire Street Boston, MA 02109	34,091,553	[	]%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	24,772,072	[	]%
Capital World Investors (5) 333 South Hope Street Los Angeles, CA 90071	21,336,675	[	]%
BlackRock, Inc. (6) 55 East 52nd Street New York, NY 10055	20,606,130	[	]%

(1)  All percentages are based on [            ] shares outstanding as of April [    ], 2018.

(2)  Information is based on a Schedule 13D/A filed with the SEC on January 8, 2018. Access Industries is a privately-held U.S. industrial group which controls directly or indirectly AI International Chemicals S.à r.l. and certain other entities that are recordholders of our outstanding shares (collectively, the “Access Recordholders”). Len Blavatnik controls Access Industries and may be deemed to beneficially own the shares held by one or more of the Access Recordholders. Access Industries and each of its affiliated entities and the officers, partners, members, and managers thereof (including, without limitation, Mr. Blavatnik), other than the applicable Access Recordholder, disclaim beneficial ownership of any shares owned by the Access Recordholders.

(3)  Information is based on a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC and Abigail P. Johnson reporting beneficial ownership of the Company’s stock as of December 31, 2017, on behalf of its direct and indirect subsidiaries including Crosby Advisors LLC, FIAM LLC, Fidelity (Canada) Asset Management ULC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company, FMR Co., Inc. and Strategic Advisors, Inc. The shareholder reports sole voting power with respect to 4,026,789 shares and sole dispositive power with respect to 34,091,553 shares.

(4)  Information is based on a Schedule 13G/A filed with the SEC on February 8, 2018 by The Vanguard Group reporting beneficial ownership of the Company’s stock as of December 31, 2017, on behalf of its direct and indirect subsidiaries including Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The shareholder reports sole voting power with respect to 458,563 shares and sole dispositive power with respect to 24,240,765 shares.

(5)  Information is based on a Schedule 13G filed with the SEC on February 14, 2018 by Capital World Investors reporting beneficial ownership of the Company’s stock as of December 31, 2017. The shareholder reports sole voting power and sole dispositive power with respect to 21,336,675 shares.

(6)  Information is based on a Schedule 13G filed with the SEC on February 1, 2018 by BlackRock, Inc. reporting beneficial ownership of the Company’s stock as of December 31, 2017, on behalf of its direct and indirect subsidiaries including BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc.,

iShares (DE) I Investmentaktiengesellschaft mit Teilgesellsc, BlackRock Japan Co., Ltd., BlackRock Fund Management Company S.A., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd. The shareholder reports sole voting power with respect to 17,626,334 shares and sole dispositive power with respect to 20,604,535 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Supervisory Directors, executive officers, and persons who own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership of common shares (Forms 3, 4, and 5) with the SEC and the NYSE. All such persons are required by SEC regulation to furnish us with copies of all such forms that they file.

Based on a review of the reports filed, information of the Company, and written representations from reporting persons, we believe that during the fiscal year ended December 31, 2017, our Supervisory Directors, executive officers, and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a) other than reports of certain transactions between the Company and Supervisory Directors that were filed late due to inadvertent administrative errors. These reports included (i) one report by Mr. Kevin Brown, our former Executive Vice President of Global Manufacturing & Refining, reporting shares withheld in connection with the vesting of RSUs and (ii) three reports by Mr. Buchanan, reporting the purchase of shares through a dividend reinvestment program that he was enrolled in without his knowledge after transferring his shares to an individual brokerage account. The Form 4 reporting Mr. Brown’s transaction was filed one business day late. The Form 4 reporting Mr. Buchanan’s transactions was filed in March 2018 shortly after the dividend reinvestment purchases were discovered.

Item 4 – Adoption of Dutch Statutory Annual Accounts

At the Annual Meeting, you will be asked to adopt our Dutch annual accounts for the year ended December 31, 2017 (the “Annual Accounts”), as required under Dutch law and our Articles of Association. Our Annual Accounts are prepared in accordance with international financial reporting standards (“IFRS”) and Dutch law.

A copy of the Annual Accounts can be accessed through our website, under the “Investor Relations” tab at www.LyondellBasell.com, and may be obtained free of charge by request to LyondellBasell Industries, 1221 McKinney St., Suite 700, Houston, TX 77010, Attention: Corporate Secretary.

Our Management Board and Supervisory Board recommend that you vote “FOR” the adoption of our 2017 Dutch Statutory Annual Accounts (Proposal 4).

Item 5 – Discharge from Liability of Members of the Management Board

Under Dutch law, at the Annual Meeting, shareholders may discharge the members of the Management Board from liability to the Company in connection with the exercise of their management duties during the fiscal year concerned. The discharge does not affect any potential liability under the laws of The Netherlands relating to liability upon bankruptcy and does not extend to matters that have not been disclosed to shareholders. It is proposed that shareholders resolve to discharge the members of the Management Board in office in 2017 from liability in connection with the exercise of their management duties during 2017.

Our Management Board and Supervisory Board recommend that you vote “FOR” the discharge of the members of the Management Board from liability to the Company for 2017 (Proposal 5).

Item 6 – Discharge from Liability of Members of the Supervisory Board

Under Dutch law, at the Annual Meeting, shareholders may also discharge the members of the Supervisory Board from liability to the Company in connection with the exercise of their supervisory duties during the fiscal year concerned. The discharge does not affect any potential liability under the laws of The Netherlands relating to liability upon bankruptcy and does not extend to matters that have not been disclosed to shareholders. It is proposed that shareholders resolve to discharge the members of the Supervisory Board in office in 2017 from liability in connection with the exercise of their supervisory duties during 2017.

Our Management Board and Supervisory Board recommend that you vote “FOR” the discharge of the members of the Supervisory Board from liability to the Company for 2017 (Proposal 6).

Item 7 – Appointment of PricewaterhouseCoopers Accountants N.V. as the Auditor of our Dutch Statutory Annual Accounts

The Supervisory Board has selected PricewaterhouseCoopers Accountants N.V. (“PwC N.V.”) to serve as the auditor of our Dutch Annual Accounts to be prepared in accordance with IFRS for the year ending December 31, 2018, and, in accordance with our Articles of Association, we are requesting that the general meeting of shareholders appoint PwC N.V. as auditor of such Dutch Annual Accounts.

PwC N.V. has acted as the auditor of our Dutch Annual Accounts since 2010. Representatives of PwC N.V. will be present at the Annual Meeting to answer appropriate questions and will have the opportunity to make a statement if they desire to do so.

Our Management Board and Supervisory Board recommend that you vote “FOR” the appointment of PwC N.V. as the auditor of our 2018 Dutch Statutory Annual Accounts (Proposal 7).

Item 8 – Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm

The Supervisory Board has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2018. PwC has acted as our independent registered public accounting firm since 2010.

Although shareholder ratification of the selection of PwC is not required, our Supervisory Board is submitting the selection to shareholders for ratification because we value our shareholders’ views on the Company’s auditors. If our shareholders fail to ratify the selection of PwC, it will be considered as notice to the Board and Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may recommend that the Board select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stakeholders.

Our Management Board and Supervisory Board recommend that you vote “FOR” the appointment of PwC as our independent registered public accounting firm for 2018 (Proposal 8).

Professional Services Fee Information

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2017	2016
	(in millions)
Audit Fees	$9.1	$8.4
Audit-Related Fees	0.6	1.6
Tax Fees	0.2	0.2
All Other Fees	--	--

Total	$9.9	$10.2

Audit fees consist of the aggregate fees and expenses billed or expected to be billed for professional services rendered by PwC for the audit of our consolidated financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements, including comfort letters, statutory audits, attest services, and consents.

Audit-related fees consist of the aggregate fees billed for assurance and related services by PwC that are reasonably related to the performance of its audit or review of the Company’s financial statements and are not reported as audit fees herein. This category includes fees related to audits of benefit plans; agreed-upon or expanded audit procedures relating to accounting records required to respond to or comply with financial, accounting, or regulatory reporting requirements; and consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by regulatory or standard-setting bodies.

Tax fees consist of international tax compliance and corporate tax consulting.

The Audit Committee has adopted procedures for the approval of PwC’s services and related fees. Each year, all audit and audit-related services, tax services, and other services for the upcoming fiscal year are provided to the Audit Committee for approval. The services, which may be provided in the upcoming twelve-month period, are grouped into significant categories substantially in the format shown above.

The Audit Committee is updated on the status of all PwC services and related fees on a periodic basis or more frequently as matters warrant. In 2017 and 2016, the Audit Committee pre-approved all audit, audit-related, tax and other services performed by PwC.

As set forth in the Audit Committee Report below, the Audit Committee has considered whether the provision of non-audit services by PwC is compatible with maintaining auditor independence and has determined in the affirmative with respect to the services provided in 2017.

Audit Committee Report

The role of the Audit Committee is, among other things, to oversee the Company’s financial reporting process on behalf of the Board, to recommend to the Board whether the Company’s financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Annual Report”) and to select the Company’s independent auditor for ratification by shareholders. Company management is responsible for the Company’s financial statements as well as for its financial reporting process, accounting principles and internal controls. The Company’s independent auditor is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2017 with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017, and has taken the following steps in making its recommendation that the Company’s financial statements be included in the Annual Report:

•      First, the Audit Committee discussed with PwC those matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard 1301 Communications with Audit Committees, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•      Second, the Audit Committee discussed with PwC its independence and received from PwC a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence. The Audit Committee also considered whether, and concluded that, PwC’s provision of other non-audit services to the Company is compatible with the auditor’s independence.

•      Third, the Audit Committee met periodically with members of management, the Company’s internal auditors and PwC to review and discuss internal control over financial reporting. Further, the Audit Committee reviewed and discussed management’s report on internal control over financial reporting as of December 31, 2017, as well as PwC’s report regarding the effectiveness of internal control over financial reporting.

•      Finally, the Audit Committee reviewed and discussed, with the Company’s management and PwC, the Company’s audited consolidated balance sheets as of December 31, 2017 and consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for the fiscal year ended December 31, 2017, including the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments, and the clarity of the disclosure.

The Audit Committee also discussed with the Company’s internal auditors and PwC the overall scope and plans of their respective audits. The Audit Committee meets periodically with both the internal auditors and PwC, with and without management present, to discuss the results of their examinations and their respective evaluations of the Company’s internal control over financial reporting.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports, and statements presented to them by Company management and by PwC as the Company’s independent registered public accounting firm.

Based on the reviews and discussions explained above (and without other independent verification), the Audit Committee recommended to the Supervisory Board (and the Supervisory Board approved) that the Company’s financial statements be included in the Annual Report. The Audit Committee has also approved the selection of PwC as the Company’s independent registered public accounting firm for fiscal year 2018.

The Audit Committee

Bruce Smith, Chairman

Jagjeet Bindra

Claire Farley

Bella Goren

Item 9 – Ratification and Approval of Dividends in Respect of the 2017 Dutch Statutory Annual Accounts

Discussion of Dividend Policy

Pursuant to the Dutch Corporate Governance Code, we provide shareholders with an opportunity to discuss our dividend policy and any major changes in that policy each year at our annual general meeting.

Our dividend policy is to pay a consistent quarterly dividend, with the goal of increasing the dividend over time. Through March 31, 2018, we have paid an aggregate of approximately $12.5 billion in dividends since we began our dividend program in 2011, increasing the dividend payments from $0.10 per share in the second quarter of 2011 to $1.00 per share in the first quarter of 2018. The Company’s strong balance sheet and results of operation support the continuation of this dividend program.

Pursuant to our Articles of Association, the Management Board, with the approval of the Supervisory Board, has determined the amount, if any, out of our annual profits to be allocated to reserves prior to the payment of dividends. The portion of our annual profits that remains after the reservation is available for dividend payments as approved by shareholders. The determination to pay any dividends will be made after a review of the Company’s expected earnings, the economic environment, financial position, and prospects of the Company, and any other considerations deemed relevant by the Management Board with the approval of the Supervisory Board. If the proposed amendments to our Articles of Association are approved, the determinations above will be made by the full Board going forward, subject to approval of the payment of dividends by our shareholders.

The Company paid an aggregate of $3.70 per share from its 2017 annual accounts, for a total of approximately $1.5 billion. This includes interim dividends of $0.90 per share paid in each of the second, third and fourth quarters of 2017 and an interim dividend of $1.00 per share paid in the first quarter of 2018.

Our Management Board and Supervisory Board recommend that shareholders vote “FOR” the proposal to ratify and approve the payment of dividends in respect of the

2017 Dutch Statutory Annual Accounts (Proposal 9).

Item 10 – Advisory Approval of Executive Compensation (Say-on-Pay)

We believe that LyondellBasell’s executive compensation program supports the goals of our executive compensation philosophy and that it drives performance, encourages an appropriate sensitivity to risk, and increases shareholder value. That philosophy, which is set by the Compensation Committee, is intended to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate, and retain high-caliber executives who are crucial to our long-term success.

A significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure the Company’s progress against its strategic and operating goals.

We implement our philosophy and achieve our program goals by following certain key principles, including by:

•	positioning total direct compensation and each individual element of executive compensation near the median of our peer group companies, with consideration of relative market capitalization and complexity;

•	aligning short-term incentive awards with annual operating, financial and strategic objectives; and

•	rewarding absolute and relative performance over time through long-term equity incentive awards.

Results of Last Year’s Say-on-Pay Vote

Our executive compensation program received substantial shareholder support and was approved, on an advisory basis, by more than 95% of votes cast at the 2017 annual general meeting of shareholders. Our Compensation Committee and the other members of our Supervisory Board believe that this level of approval of our executive compensation program is indicative of our shareholders’ strong support of our compensation philosophy and goals and the decisions made by the Compensation Committee in 2016 and early 2017. They also believe that the consistent high level of shareholder support for our executive compensation over the past several years is a result of our Compensation Committee’s commitment to compensating our executives in a manner that provides a strong link between pay and performance and is reflective of our philosophy and goals, market best practices, and strong shareholder engagement.

Pay for Performance in 2017

The Compensation Committee believes that the compensation of our Named Executive Officers for 2017 is reasonable and appropriate, is justified by the Company’s performance, and works to ensure management’s interests align with increasing shareholder value. The Supervisory Board requests that you consider the structure of our executive compensation program in connection with our 2017 performance, which is more fully discussed in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement that follows. The CD&A also contains more details about how we implement our compensation philosophy and goals and how we apply these principles to our compensation program.

2018 Advisory Vote on Executive Compensation

Shareholders have the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the Company’s proxy statement for the 2018 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosure.”

Although the advisory vote is non-binding, the Board values our shareholders’ opinions. The Compensation Committee will review the results of the vote and consider shareholders’ input when considering future decisions regarding our executive compensation programs. A vote against this proposal will not, however, provide the Compensation Committee with information about shareholders’ specific concerns. For this reason, we urge shareholders to contact us or otherwise communicate their specific concerns relating to our executive compensation program.

Our Management Board and Supervisory Board recommend that you vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement (Proposal 10).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on our review and discussions, we have recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Jacques Aigrain, Chairman

Robin Buchanan

Bella Goren

Executive Compensation

Compensation Discussion and Analysis

This section explains the decisions made concerning the compensation of the Company’s Named Executive Officers (“NEOs”) for fiscal year 2017. It also describes the process our Compensation Committee followed, and the factors considered, in determining the amount of compensation awarded. The Company’s NEOs for 2017 and their current positions at the Company are listed below.

Name	Title
Bob Patel	Chief Executive Officer and Chairman of the Management Board
Thomas Aebischer	Executive Vice President and Chief Financial Officer
Dan Coombs	Executive Vice President – Global Manufacturing, Projects, Refining, and Technology
Jeff Kaplan	Executive Vice President and Chief Legal Officer
Steve Doktycz	Senior Vice President – Strategic Planning and Transactions

Executive Summary

Key Performance and Compensation Highlights

In 2017, the Company delivered strong earnings, cash flow, and return to shareholders under dynamic market conditions. We realized significant volume growth, with a 13% increase in global ethylene production and a 17% improvement in refining crude volumes over the prior year, and improved EBITDA by 8% relative to 2016, despite substantial new capacity in our industry. The Company also advanced its strategic growth plans by beginning construction of our Hyperzone high-density polyethylene plant in La Porte, Texas; reaching a final investment decision and beginning site preparation for a new PO/TBA plant in Texas; opening a new polypropylene compounds plant in China; and entering into a premium polymer recycling joint venture with SUEZ.

For compensation purposes, we measure our performance on several different factors that we believe are important for our short- and long-term success and for creating shareholder value. In 2017, we delivered strong performance against these measures, achieving top decile health, safety, and environmental performance while maintaining fixed costs and exceeding our budgeted EBITDA, and the compensation decisions made for our executives reflect our pay-for-performance philosophy. Below is an overview of the performance factors that went into the 2017 compensation decisions.

HSE Performance	Operating in a safe, reliable manner protects our employees, our assets, and the communities in which we operate. We believe our focus on HSE performance is the right thing to do and that it helps us contain costs of operations and avoid operational upsets. HSE performance is used as a performance measure under our short-term incentive program. We measure ourselves in the areas of occupational safety, process safety, and environmental events, and we compare our relative performance against industry as well as our own year-over-year performance.

• In 2017, injuries per man hour remained at the same rate as in 2016, at record lows for the Company and among the best in our industry.

• Our process safety incident rate improved upon 2016 performance and remains among the lowest in our industry.

• We achieved a record low number of environmental incidents.

Business Results

We believe that EBITDA* is the financial measure that best allows shareholders to gauge our profitability and assess our performance. We look at EBITDA primarily as compared to our annual budget, but also as compared to prior years and the general backdrop of economic and market conditions. EBITDA is used as a performance measure under our short-term incentive program. We adjust our annual EBITDA budget at the end of the year to account for market tailwinds and headwinds. This adjustment helps ensure that we reward differential rather than circumstantial performance.

*We define EBITDA as income from continuing operations before interest expense (net), provision for (benefit from) income taxes and depreciation and amortization. See Note 21 to the Company’s Consolidated Financial Statements in our 2017 Annual Report for a reconciliation of EBITDA to income from continuing operations before income taxes.

• We delivered strong EBITDA performance in 2017, outperforming our budget for the year. Even after this EBITDA budget was adjusted upwards to account for market conditions, we still exceeded this higher expectation.

• The complementary performance of the Company’s two global Olefins and Polyolefins segments combined with the stability of its Intermediates and Derivatives segment provided a resilient platform for profitability.

Return on Assets	We believe that ROA shows how efficiently we manage our assets to produce profits, which is important for manufacturing companies like ours. ROA is used as a performance measure under our long-term incentive program, which compares performance at the beginning and end of a three-year performance period as compared to our peers.

• Our chemicals business’ ROA outperformed its peers for the fourth consecutive year. ROA decreased by 1% over the period, placing the Company mid-range with respect to change in ROA as compared to its peers.

• Offsetting this performance was a 22% decline in our refining business’ ROA over the performance period, as compared to a 5% decline by our peers.

Costs	We believe maintaining controllable costs is vital to our success. We operate in an industry where a substantial portion of operating costs are market-driven and, as a result, we drive a culture of cost discipline and strive to keep our fixed costs among the lowest in the industry. In 2017, costs were used as a performance measure for short- and long-term incentives.

• 2017 adjusted fixed costs were in line with our budget for the year and represented a modest increase from 2016 at the rate of wage inflation, despite capacity additions at several plants in recent years.

• The Company’s SG&A expense as a percentage of revenue remained at the leading edge of our industry, despite targeted investments made to further the Company’s strategic objectives.

Key Compensation Practices

Our executive compensation practices support our pay for performance philosophy, reflect best governance practices, and do not include features that could misalign executives’ interests with those of our shareholders.

WHAT WE DO	WHAT WE DON’T DO

✓ We tie a significant amount of compensation to our financial, business, and strategic goals.	X We don’t offer a high percentage of fixed compensation.

✓ We balance long-term and short-term incentives.	X We don’t exclusively grant time-vested awards.

✓ We use long-term equity incentive awards, including performance share units (“PSUs”), RSUs, and stock options, to reward sustained future performance.	X We don’t use a peer group composed of companies significantly larger than ours or make lock-step changes in compensation based on peer group metrics.

✓ We provide for “double-trigger” vesting in connection with any change-in-control event.	X We don’t provide for excise tax gross-ups in connection with change-in-control events or terminations.

✓ We include claw-backs to recover performance-based compensation in certain circumstances.	X We don’t allow our officers and directors to hedge or pledge our stock.

✓ We engage an independent consultant to advise on executive compensation matters.	X We don’t allow our officers and directors to sell shares unless they meet our robust share ownership guidelines.

Say-on-Pay

Our executive compensation program has received substantial and consistent shareholder support over the past several years. At the 2017 annual general meeting of shareholders, our executive compensation program received support of more than 95% of the votes cast. Our Compensation Committee and Supervisory Board believe that this consistent high level of support from our shareholders is a result of our commitment to ensuring that our executives are compensated in a manner that provides a strong link between pay and performance.

The Compensation Committee and Supervisory Board value our shareholders’ insights and consider shareholder feedback, evolving business needs, and our desire to maintain a strong link between executive pay and performance when evaluating our compensation program. In response to discussions with shareholders, the Committee has continued to refine our proxy statement disclosure to provide transparency and review our overall program design to align it more closely with our performance and shareholders’ interests.

Compensation Committee Actions in 2017

Our Compensation Committee is responsible for determining the compensation of our NEOs and designing our executive compensation program.

For overall 2017 Company performance, our annual bonuses paid out above target based on strong HSE and EBITDA performance and continued cost discipline. The PSUs with a three-year performance period ended December 31, 2017 earned 120% of target. This payout is reflective of our strong ROA results as compared to our peers in the chemicals business and our continued cost control but recognizes that our refining business did not perform as well as its peers.

Annually, the Compensation Committee’s independent compensation consultant provides a review of executive compensation trends and best practices, as well as regulatory updates that may impact our executive compensation programs. The Committee uses this information to form decisions on executive compensation and to validate the link between executive pay and Company performance.

Based on this annual review and business needs, market practices, and shareholder feedback, the Committee took several actions to modify our compensation programs in 2017:

	2016 Compensation Program	2017 Compensation Program
Annual Bonus Program

Weighting	NEOs’ bonuses were based 50% on business unit or function results and 50% on corporate level performance, weighted as follows: • Business Results – 50% • Cost Discipline – 25% • HSE Performance – 25%	The bonuses of our NEOs were based 100% on corporate level performance, weighted as follows: • Business Results – 60% • Cost Discipline – 20% • HSE Performance – 20%

Rationale: Emphasizing corporate level performance over business unit results aligns executives more closely with shareholders and fosters a more collaborative and team-oriented approach to achieving the Company’s goals.

Our performance measures are also now more heavily weighted toward business results in recognition that the Company has achieved industry-leading performance in cost discipline and HSE performance and is increasing its focus on growth, while maintaining that solid foundation.

Business Results	The business results portion of STI payout was based on overall financial results, including EBITDA as compared to prior years and lost profit opportunities.	The business results metric for 2017 is realized EBITDA as compared to budget, adjusted for material changes in market fundamentals as compared to budget assumptions.

Rationale: Reliance on EBITDA as the central metric for business result performance provides clarity, and comparison to the annual adjusted budget allows the Company to award differential performance over the year.

Cost Discipline	In 2016, the cost discipline component of STI was based on cash fixed costs as compared to budget.	Determination of the cost discipline portion of the STI result is now more prescriptive but remains focused on cash fixed costs as compared to budget.

Rationale: The continued focus on cash fixed costs acknowledges that maintaining cost discipline remains a key element of the Company’s competitive strategy.

	2016 Compensation Program	2017 Compensation Program

HSE Performance

The HSE portion of STI payout was based on overall HSE performance measured by recordable injuries, process safety incidents, and environmental incidents during the year, as compared to the prior year and three-year trends.

In 2017, HSE performance results are explicitly based 70% on our total recordable injury rate (TRIR) and 30% on our process safety incident rate (PSIR), each as compared to peers and historical performance, with consideration also given to environmental performance and the severity of recorded incidents.

Rationale: The revised approach to the HSE metric more formally acknowledges the importance of process safety to the Company’s overall HSE performance.

PSU Program

Performance Measures

Performance metrics for PSUs granted in 2016, with a three-year performance period ending December 31, 2018, comprise:

•  ROA Relative to Peers (45%)

•  TSR Relative to Peers (20%)

•  Cost Competitiveness (20%)

•  Capital Project Execution (15%)

The sole measure of performance for our PSUs granted in 2017, with a three-year performance period ending December 31, 2019, is TSR relative to our peers.

Rationale: Using relative TSR as the sole measure of performance removes overlapping performance measures for short- and long-term incentives; provides greater transparency for shareholders and our executives; rewards outperformance against the Company’s peers; and promotes greater executive accountability to and alignment with our shareholders.

Currently, no material changes are contemplated to our compensation program in 2018. Payout of our executives’ 2018 annual bonuses will be determined using the same performance measures and weighting used in 2017, and PSUs granted in 2018 will again utilize relative TSR as the sole performance measure.

CEO Performance and Compensation Decisions

Bob Patel, CEO and Chairman of the Management Board

2017 Performance: The Compensation Committee based its assessment of Mr. Patel primarily on its overall evaluation of the Company’s performance in 2017. The Committee considered the Company’s performance in moving forward on its organic growth plans, including the Hyperzone polyethylene and PO/TBA projects; progress on its inorganic growth plans, including organizational and strategy development; outstanding HSE performance, both relative to industry and year-over-year; maintenance of an industry-leading fixed cost structure, even with targeted investments made to further strategic objectives; achievement of EBITDA above budget and over 2016; and overall operational performance.

Compensation Decisions in 2017 for Mr. Patel: After a review of his 2016 performance, Mr. Patel received a salary increase of 9% in 2017. In recognition of performance in 2017, Mr. Patel was paid an annual bonus at 185% of target. The bonus comprised 132% of target for Company performance, which was then multiplied by 1.4 for Mr. Patel’s individual performance in leading the Company. See “2017 Executive Compensation Decisions in Detail–2017 Annual Bonus Payments–Individual Modifiers” on p. 38. He also received long-term incentive awards consisting of PSUs, RSUs, and stock options with an aggregate value of 750% of his base salary, a 15% increase from his prior target long-term incentive.

What Guides Our Program

Executive Compensation Philosophy

The design principles of our executive compensation program include the following objectives:

•	Take into account the realities of a cyclical, commodity industry;

•	Align the interests of management with those of our shareholders;

•	Encourage both short- and long-term results;

•	Attract, retain, and incentivize the highest caliber team possible;

•	Provide the ability to pay high achievers above-market median pay based on individual performance, potential, and impact to the Company’s results; and

•	Recognize and maintain the Company’s market-leading position in HSE performance, cost discipline, and business performance.

Components of Executive Compensation

Our compensation philosophy is supported by the following principal components of compensation:

Base Salary: Base salaries provide executives with a regular fixed income in recognition for their job responsibilities. Executives’ base salaries are determined when they are hired or promoted into their positions and reviewed annually.

Annual Bonus: Annual bonus opportunities are determined as a percentage of base salary. The annual bonuses are meant to incentivize our executives and align their compensation with the achievement of the Company’s annual priorities. Based on company performance, executives will earn from 0 to 200% of the target bonus amount. The bonuses are also designed to reflect individual contribution and performance. Each executive receives an individual modifier for his performance during the year, ranging from 0 to 1.5. The earned percentage of the target is multiplied by this modifier, which can result in an actual payout from 0 to 300% of the target bonus amount.

Long-Term Incentives: Long-term incentive awards are meant to encourage the achievement of increased value over the longer term and more closely align the interests of our executives with those of shareholders. The aggregate target value of long-term incentives awarded to each executive is determined as a percentage of his base salary. The LTI awards we grant include:

PSUs – PSUs vest over a three-year performance period and are converted to shares upon vesting. Awards can vest from 0 to 200% of target, depending on the Company’s performance, and the ultimate value received by executives is dependent on the Company’s share price when the award vests. Performance for the PSUs granted in 2017 will be based solely on TSR relative to our peers. PSUs accrue dividend equivalents during the performance period in the form of additional units.

RSUs – RSUs vest in full after three years and receive one share for each unit at vesting. The ultimate value received by executives is dependent on the Company’s share price when the award vests. RSUs receive cash dividend equivalents at the same time and in the same amount as dividends paid to shareholders.

Stock Options – Stock options vest ratably over a three-year period and expire 10 years from the date of grant. The exercise price is the fair market value on the date of grant.

Compensation Mix

Our executive compensation program emphasizes incentive-based and variable pay that aligns compensation with performance and shareholder value. For our NEOs, the mix of compensation components is heavily weighted toward variable, performance-based compensation. Our CEO’s compensation, in particular, has a greater emphasis on variable compensation than that of other NEOs in recognition that his actions have a greater influence on the performance of the Company. In 2017, the total target direct compensation of our NEOs was as follows:

CEO	All Other NEOs
90% variable and at risk, with 16% in the form of cash bonus opportunity and 74% in share-based incentives	78% variable and at risk, with 19% in the form of cash bonus opportunity and 59% in share-based incentives

The Decision-Making Process

Our executive compensation program is overseen by the Compensation Committee, which works closely with its independent consultant to examine the effectiveness of the program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which can be found on our website under the “Investor Relations” tab at www.LyondellBasell.com.

The Role of the Compensation Committee

The Compensation Committee, comprised solely of independent directors, is responsible for determining the compensation for our NEOs and designing our executive compensation program. The Committee annually reviews and considers a comprehensive analysis and assessment of the executive compensation program, including the elements of each executive’s compensation, with input from the Committee’s independent compensation consultant. See “—The Role of the Independent Compensation Consultant” below. The Committee also receives input from the HSE&O Committee regarding payout for annual HSE performance and from Mr. Patel on the performance of other executives and the overall compensation program design. The members of the Board review and provide input on the decisions made by the Compensation Committee relating to the compensation of our executive officers.

The Role of the CEO

Each year, Mr. Patel presents the Compensation Committee with recommendations regarding each component of compensation for each of the other NEOs. These recommendations are based on his assessment of each executive’s performance, the performance of their applicable business unit or function, benchmark information, and retention risk. The Committee reviews Mr. Patel’s recommendations and makes adjustments as it deems appropriate. Mr. Patel does not have any role in the Committee’s determination of his own compensation.

The Role of the Independent Compensation Consultant

In 2017, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to provide advice in executive compensation matters. As required by rules adopted by the SEC, the Committee engaged Pearl Meyer after assessing the firm’s independence and determined that the engagement of Pearl Meyer did not raise any conflict of interest or other concerns.

The services provided by Pearl Meyer generally include advising on our executive compensation program and evolving industry practices, providing market data and analysis regarding the competitiveness of our executive compensation program, and evaluating proposals. Additionally, the consultant may attend regularly-scheduled meetings and conference calls of the Compensation Committee throughout the year in connection with the review and discussion of executive compensation matters.

Competitive Positioning and Our Peer Group

Annually, the Compensation Committee reviews the total target direct compensation for each of our executive officers, which includes base salaries, target bonuses, and the grant date value of long-term incentive awards. The Committee aims to set our NEOs’ total target direct compensation and each individual element of executive compensation at approximately the median of our peer group companies, with consideration of relative market capitalization and complexity. A large portion of the total compensation opportunity for our NEOs is directly related to the achievement of financial and operational metrics that measure our performance in both absolute terms and relative to peers.

The Committee then sets each of the executives’ compensation targets for the current year. This generally involves establishing an annual bonus target and the value of long-term incentive awards as a percentage of base salary. Regular salary increases, if any, normally become effective on April 1 of the year. Mr. Patel’s 2017 salary increase was made effective from January 1, 2017 per his employment agreement with the Company. The Committee’s decisions are reviewed and ratified by the full Supervisory Board.

The Committee reviews publicly available financial and compensation information reported by our peer group companies and general survey data. Information about our peer group can be found below. The survey data referenced in this CD&A was collected from the 2017 Willis Towers Watson Executive Compensation Database and reflects a combination of general industry and chemical industry compensation for executives in companies with corporate or business unit revenues appropriate for each executive’s scope of responsibility.

The Committee reviews the peer group and survey data to determine the median compensation for each executive’s position. The median is used as a reference point for pay recommendations. Actual pay and targets vary from median based on the executive’s industry experience; experience in their role and at the Company; internal pay parity among our executives; and any other factors the Committee deems relevant.

Competitive Pay – Our 2017 Peer Group

The Compensation Committee conducts an annual review of the Company’s compensation peer group to determine if any changes are necessary. In choosing our peers, the Committee considers companies that operate in similar industries with comparable cost structures, business models, and global reach and seeks to include companies with similar revenue and market capitalization as the Company’s. Based on the review, changes were made to our peer group in 2017 to remove three companies (Air Products and Chemicals, Alcoa, and Praxair) with a financial size significantly smaller than that of the Company and add four companies (Andeavor, Cummins, Deere & Co., and Marathon Petroleum) whose industry affiliation and financial size make them a good fit. The revised peer group reported 2017 revenue that ranged from approximately $14 billion to $99 billion, with a median revenue of approximately $32 million as compared to the Company’s 2017 revenue of approximately $33 million.

The compensation peer group is used to gauge the competitiveness of our NEOs’ compensation and is also used more generally when the Committee reviews our executive program design, including the types of compensation awarded and the terms and conditions of compensation components.

2017 Peer Group Companies
3M Andeavor Caterpillar Cummins	Deere & Co. Dow Chemical DuPont Honeywell	International Paper Johnson Controls Marathon Petroleum Monsanto	Phillips 66 PPG Industries Valero

2017 Executive Compensation Decisions in Detail

The compensation of our NEOs is reviewed and approved by the Compensation Committee during the first quarter of each year at a regularly scheduled meeting, generally held in February. Decisions are made based on performance in the prior year, other than with respect to PSUs, for which compensation decisions are made based on the Company’s performance over the relevant three-year period. 2017 compensation includes:

•	Base salaries earned in fiscal 2017;

•	Annual bonuses earned based on 2017 performance (paid in March 2018);

•	Payouts (in February 2018) of the PSUs that were granted in February 2015 with a three-year performance period that ended December 31, 2017; and

•	Grants of annual long-term incentive awards made in February 2017, including:

•	PSUs that vest following a three-year performance period that will end on December 31, 2019 and that will be paid out, if at all, in early 2020 after the Compensation Committee certifies performance results;

•	RSUs that vest in full after three-years; and

•	Stock options that vest ratably over a three-year period.

2017 Base Salaries

The table below shows the base salaries for the NEOs in 2016 and the changes determined by the Compensation Committee in 2017. All changes were made at the February 2017 Compensation Committee meeting and effective April 1, 2017, other than the increase to Mr. Patel’s salary, which was effective from January 1, 2017 per his employment agreement with the Company. The Committee reviewed market data for each of the executives and considered internal pay parity when making its decisions. The Committee also considered prior work experience, additional responsibilities, performance in 2016, and time in the role.

Name	2016 Base Salary	2017 Base Salary	Increase
Bob Patel	$1,375,000	$1,500,000	9%
Thomas Aebischer	$ 725,000	$746,750	3%
Dan Coombs	$ 600,000	$660,000	10%
Jeff Kaplan	$ 509,250	$560,200	10%
Steve Doktycz	–	$400,000	–

The salary increases shown in the table above were in recognition of individual executive performance and intended to bring the NEOs’ base salaries more in line with those of the Company’s peer group and closer to the median of market data generally.

2017 Annual Bonus Payments

The Company’s annual bonus program, known as the Short-Term Incentive (“STI”) program, rewards participants for achieving the Company’s short-term objectives. Under the STI program, the Compensation Committee establishes a target bonus, set as a percentage of base salary, for each executive. In 2017, our NEOs’ target bonuses were as follows:

Name	2017 Target Bonus (% of salary)
Bob Patel	160%
Thomas Aebischer	90%
Dan Coombs	85%
Jeff Kaplan	80%
Steve Doktycz	70%

How much of the target bonus is earned depends on the Compensation Committee’s determination of Company performance under each component that goes into the STI calculation. We describe those components, the factors used in considering performance for each component, and the Committee’s determinations for the 2017 compensation year below.

Annual Bonus Calculation

Individual Target Bonus (as a % of salary)	x	HSE Performance: 20% Cost Discipline: 20% Business Results: 60%	}	Company Performance	x	Individual Modifier (ranges from 0-1.5)	=	STI Payout (as a % of salary)

Company Performance – Committee Determined to Payout at 132% of Target

HSE Performance (20%) – The Committee considers the Company’s performance in personal safety, process safety, and environmental performance in comparison to prior years and industry peers. Payout at 141% of target was based on top decile industry performance; an injury rate that tracked even with, and a process safety incident rate that improved upon, 2016; and a record-low number of environmental incidents recorded.

Costs (20%) – The Committee considers the Company’s fixed costs as compared to its annual budget, industry benchmarks, economic conditions, and organizational improvements/initiatives. Payout at 110% of target recognized that the Company maintained its industry-leading cost structure in 2017, with adjusted fixed costs that rose only at the rate of wage inflation despite capacity additions at several plants in recent years.

Business Results (60%) – The Committee considers the Company’s EBITDA relative to budget assumptions, adjusted to account for the estimated impact of changes in market conditions for key products. Payout at 137% of target was based on 2017 EBITDA that significantly exceeded the Company’s adjusted budget for the year.

Individual Modifiers

Each NEO’s individual modifier reflects his individual contribution to achieving successful Company performance, whether the individual met or exceeded expectations for his role, and any other significant factors during the year, such as special projects, challenges, or other performance issues.

Name	Individual Target Bonus		Company Performance		Individual Modifier		STI Payout (as a % of salary)	STI Payout
Bob Patel	160%	x	132%	x	1.4	=	296%	$4,435,200
Thomas Aebischer	90%	x	132%	x	1.0	=	119%	$880,768
Dan Coombs	85%	x	132%	x	1.3	=	146%	$941,097
Jeff Kaplan	80%	x	132%	x	1.2	=	127%	$693,942
Steve Doktycz	70%	x	132%	x	1.4	=	129%	$517,440

The Committee’s evaluation of each NEO’s individual performance as used in determining his individual modifier is described below.

Bob Patel, Chief Executive Officer: Mr. Patel’s individual modifier of 1.4 reflects his leadership in 2017 and performance in achieving certain goals and objectives that were pre-established by the Compensation Committee and Supervisory Board in discussion with Mr. Patel in February 2017. These achievements include his dedication to delivering strong shareholder value, top decile HSE performance, and diligent fixed cost discipline. Mr. Patel also significantly advanced operational excellence throughout the organization, played a critical role in developing and executing the Company’s growth strategy, and focused on employee engagement.

Thomas Aebischer, Executive Vice President and Chief Financial Officer: Mr. Aebischer’s individual modifier of 1.0 is based on his overall contributions to the organization in 2017 and his achievements in the following areas: capital allocation strategy, the progress in development of our end-to-end business processes, and the optimization of our tax and treasury strategy and operations.

Dan Coombs, Executive Vice President – Global Manufacturing, Projects, Refining and Technology: Mr. Coombs’ individual modifier of 1.3 reflects his contributions to the organization in 2017 and his meeting or exceeding his individual goals, including laying the foundation to deliver the Company’s organic growth projects, improving turnaround capabilities, and implementing improvements for the reliability of our largest manufacturing sites.

Jeff Kaplan, Executive Vice President and Chief Legal Officer: Mr. Kaplan’s individual modifier of 1.2 is based on his contributions to the organization in 2017 and his meeting or exceeding his individual goals, including streamlining the Company’s governance structure through implementation of a single Board, playing a key role in several commercial transactions, leading the Public Affairs functions which redesigned the corporate brand and corporate relations strategy, and successfully serving as interim Chief Human Resources Officer for eight months of the year.

Steve Doktycz, Senior Vice President – Strategic Planning and Transactions: Mr. Doktycz’s individual modifier of 1.4 is based on his contributions to the organization in 2017 and his meeting or exceeding his individual goals, including building the Strategic Planning and Transactions organization, introducing the M&A readiness assessment and framework, and delivering a robust pipeline of strategic options leading to the recently announced acquisition of A. Schulman.

Long-Term Incentives

2017 Grants of Awards

The long-term incentives granted to the NEOs in 2017 included PSUs, RSUs, and stock options. One-half of the total LTI award value for each executive officer is granted in the form of PSUs, with the remainder split evenly between RSUs and stock options.

The value of long-term incentive awards granted to the NEOs is determined as a percentage of base salary. This percentage is initially determined when each individual is hired or promoted into his position, based on such factors as market data, parity among the executives, and the individual’s experience. The Compensation Committee then reviews the target awards annually and recommends changes based on the executive’s time and experience in position, changes in job responsibilities, and market data. At the February 2017 Compensation Committee meeting, it was determined that each of Messrs. Patel, Aebischer, Coombs, and Kaplan would receive a change in LTI target value.

Name	2016 Target (% of base salary)	2017 Target (% of base salary)	Increase to LTI Target	Total Value of 2017 LTI Awards
Bob Patel	650%	750%	15%	$11,250,000
Thomas Aebischer	300%	310%	3%	$2,315,000
Dan Coombs	220%	300%	36%	$1,980,000
Jeff Kaplan	210%	220%	5%	$1,232,000
Steve Doktycz	--	150%	--	$950,000

The new LTI targets as a percentage of base salary brought the executives’ long-term incentive opportunities more in line with market and closer to the medians of both our peer group and survey data.

Earned Percentage for PSUs with Performance Period Ended December 31, 2017

Each of our NEOs, other than Mr. Aebischer and Mr. Doktycz, received a PSU award in 2015 with a performance period that ended December 31, 2017. Mr. Aebischer and Mr. Doktycz were not employed by the Company in 2015. At its meeting in February 2018, the Compensation Committee reviewed the Company’s performance and determined that 120% of target had been earned under the PSUs based on the Company’s outperformance of its peers in chemical business ROA, a middle-of-the-pack three-year trend in that ROA, and continued cost control, while recognizing that the refining business continues to underperform relative to its peers. As described below, the performance for these PSU awards is based on return on assets as compared to peers and costs, as described below.

PSU Payout Calculation

Chemical Peers: 90% Refining Peers: 10%	}	Relative ROA (67%)	x	Cost Performance (33%)	=	PSU Payout (as a % of target)

Relative ROA Performance (67%)

Chemical Peers (90%) – The Committee reviews the performance of the Company’s chemicals business against its peers, which accounts for 90% of the relative ROA component of performance. In 2017, the Company’s chemicals business ROA outperformed that of its peers for the fourth consecutive year and the Company reported a 1% decrease in ROA over the three-year performance period, placing it mid-range compared to its peers which, on average, reported no change in ROA over the period. Several of the companies that reported stronger ROA trends than the Company are European producers, who continue to benefit from lower production costs relative to prior periods. The ROA ratio of two additional peers is positively impacted by lower relative 2014 positions.

Refining Peers (10%) – The Committee also reviews the performance of the Company’s refining business against its peers, which accounts for the remaining 10% of the relative ROA component. The Company’s refining business saw a 22% decrease in its ROA over the performance period, compared to an average 5% decline for its peer companies. This performance relative to peers is mitigated partially by the fact that peer refiners benefitted from access to advantaged mid-continent crude from 2011 to 2015, although this advantage has dissipated in more recent years.

The companies that are used as comparators in determining the Company’s relative ROA performance for PSU measures are shown below. These companies were chosen for relative performance comparisons based on their similarity of operations, geography, and size to the Company’s operations. The chemical companies are the same as used in prior years for relative performance comparisons under our PSUs. Our refining peer group was revised since the prior year to remove Western Refining, following its acquisition by Tesoro (renamed Andeavor) in June 2017, and ALON USA Energy, following its acquisition by Delek.

	Chemical Companies		Refining Companies
BASF Borealis Celanese CP Chemical Co.	DowDuPont Eastman Chemical ExxonMobil Chemical Segment	Huntsman Ineos Westlake	Holly Frontier Andeavor	Valero

Costs (33%)

The Committee considers the Company’s success in maintaining fixed costs over the performance period. In 2017, the Committee noted that the Company maintains a leading cost position relative to its peers and that the Company’s adjusted fixed costs have risen only at the rate of inflation over the three-year performance period, despite capacity additions at several plants in recent years. The cost component of the PSU payout determination is calculated based on the average of the STI cost results for the three prior years, which were 130%, 100%, and 110% for 2015, 2016, and 2017, respectively.

Additional Information Concerning Executive Compensation

Share Ownership and Holding Requirements

The Company’s Share Ownership Guidelines require executives to achieve an ownership of Company shares that is valued at a percentage of their base salary. No shares may be sold unless and until these ownership levels have been met and then only shares in excess of the required levels may be sold. Under the guidelines, shares beneficially owned and RSUs (net of shares to be withheld in payment of taxes at an assumed rate of 50%) count towards meeting the ownership thresholds.

The number of shares held by each of our NEOs as a multiple of base salary as of January 15, 2018, the date as of which annual compliance with our Share Ownership Guidelines is determined, is set forth below:

	Required Ownership as a Multiple of Base Salary	Shares Held as a Multiple of Base Salary
Bob Patel	6x	10.3x
Thomas Aebischer	4x	1.7x
Dan Coombs	4x	0.9x
Jeff Kaplan	4x	1.7x
Steve Doktycz	3x	0.5x

Clawbacks

To the extent permitted by law, if it is determined that an executive engaged in misconduct that increased the value of the compensation he or she received, the Company will recover any compensation, in whole or in part, that the Compensation Committee deems appropriate under the circumstances.

Hedging and Pledging Policies

All of our executive officers, including the NEOs, are subject to our Policy Prohibiting Insider Trading. Under this policy, executives may not purchase or sell options on LyondellBasell shares, engage in short sales, or participate in any other derivative transactions that would result in hedging the economic risk of their share ownership. Additionally, our executives are prohibited from pledging LyondellBasell shares as collateral for personal loans or other obligations.

Perquisites and Other Benefits

Our NEOs receive the same benefits generally provided to all of our employees, which include vacation allowances, Company matching under our 401(k) plan, Company contributions to our defined benefit pension plan, and health and welfare benefits. The perquisites received by our executives that are not offered to all employees include:

•	Annual executive physical – The Company provides annual physical exams to executives.

•	Financial, tax, and estate planning – The Company will reimburse up to $15,000 of expenses.

•	Matching under the U.S. Deferral Plan – The Company makes contributions to the U.S. Deferral Plan for amounts that exceed the IRS limits under our 401(k) plan and our defined benefit pension plan. The value of the contributions is 11% for all base salary compensation in excess of the IRS limits.

From time to time, the Company provides other benefits to our executives that are intended for business purposes, including tax equalization payments and the payment of business club memberships or dues. The tax equalization payments are designed to make executives whole if they incur income tax in jurisdictions other than their country and/or state of residence. For example, executives may travel to other jurisdictions on Company business and may be taxed based on days worked in those jurisdictions. If, and only to the extent, those additional taxes cannot otherwise be offset against the executive’s regular income tax liability (such as in the form of credits), the Company will reimburse the executive in an amount sufficient to make his tax liability equal to the full income tax for his jurisdiction of residence only.

Taxes

For 2017 and prior fiscal years, section 162(m) of the U.S. Internal Revenue Code limited the deductibility of non-performance based compensation paid to certain executives, including our CEO and our three other most highly compensated officers (other than our CFO), to $1 million annually. We took this limitation, among other factors, into consideration in structuring our annual bonuses and long-term incentive awards (other than our RSUs) so that they would qualify for the exception to this limitation for performance-based compensation and these amounts would be fully deductible for income tax purposes. To maintain flexibility and our ability to pay competitive compensation, we did not require that all compensation be deductible.

The U.S. tax reform legislation that become law at the end of 2017 made significant changes to section 162(m), including expanding the group of executives subject to the $1 million deduction limit and eliminating the performance-based compensation exception to that limit. Beginning in 2018, our CFO will be subject to the deduction limit, and any executive who is subject to section 162(m) in fiscal 2017 or later years will remain subject to 162(m) as long as he or she is employed by the Company.

Although it has in the past provided the advantage of deductibility, the performance-based compensation we provide to our executives is primarily intended to align their interests with those of our shareholders. Therefore, we do not plan on making any immediate changes to the compensation package we provide executives. We will continue to monitor taxation, applicable incentives, standard practice in our industry, and other factors and adjust our executive compensation programs as needed. Certain limitations included in our plans, as described in our prior proxy statements and approved by our shareholders, may cease to be relevant due to the elimination of the performance-based compensation exception, and we may revise our plans accordingly.

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value (4)	All Other Compensation (5)	Total

Bob Patel, Chief Executive Officer and Chairman of the Management Board	2017	1,497,596	0	8,437,663	2,812,521	4,435,200	20,731	385,660	17,589,372
	2016	1,341,827	0	6,093,970	2,031,323	2,974,125	8,611	167,710	12,617,556
	2015	1,218,151	0	12,356,319	6,518,771	3,900,000	13,450	467,122	24,473,813

Thomas Aebischer, EVP and Chief Financial Officer	2017	726,023	0	1,736,269	578,737	880,768	12,736	76,027	4,010,560
	2016	725,000	0	2,531,410	1,143,803	833,170	--	41,146	5,274,529

Dan Coombs, EVP, Global Manufacturing, Projects, Refining and Technology	2017	643,846	0	1,485,079	495,011	941,097	14,601	70,905	3,650,539
	2016	590,385	0	990,101	330,034	786,233	12,500	51,692	2,760,945

Jeff Kaplan, EVP and Chief Legal Officer	2017	546,464	0	924,305	308,108	693,942	21,070	59,863	2,553,752
	2016	502,815	0	764,026	254,675	440,067	8,136	44,159	2,013,878
	2015	456,438	0	688,113	229,380	739,419	13,400	39,537	2,166,287

Steve Doktycz, SVP, Strategic Planning and Transactions	2017	364,894	0	660,141	290,027	517,440	12,523	33,478	1,878,503

(1) Stock awards granted to NEOs in 2017 include RSUs and PSUs. The RSUs are granted under the LyondellBasell Long Term Incentive Plan (the “LTIP”) and entitle the recipient to an equal number of shares upon vesting. Vesting occurs on the third anniversary of the date of grant. RSUs receive dividend equivalents at the same time dividends are paid on the Company’s stock. Amounts included in the table are the aggregate grant date fair values of the awards calculated in accordance with ASC 718. The PSUs are also granted under the LTIP. The PSUs entitle the recipient to a number of shares equal to the number of units, multiplied by an earned percentage that can range from 0 to 200% of the targeted number of units based on Company performance. The PSUs accrue dividend equivalents during the performance period in the form of additional units. See Note 16 to the Company’s Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Annual Report”) for a discussion of the calculation of the fair value of the awards.

Annual grants of these awards are made at the first regularly scheduled Compensation Committee meeting of the calendar year.

The following shows the aggregate grant date fair value of the PSUs granted in 2017 if we assumed the maximum amounts (200% of target) will be earned.

•	Bob Patel – $11,250,156
•	Thomas Aebischer – $2,315,025
•	Dan Coombs – $1,980,044
•	Jeff Kaplan – $1,232,406
•	Steve Doktycz – $600,145

(2) Stock options are also granted under the LTIP and annual awards are made at the first regularly scheduled meeting of the Compensation Committee. The stock options vest ratably over a three-year period beginning with the first anniversary of the date of grant and expire after ten years. The amounts of the stock option awards are the fair value on the date of grant, calculated in accordance with ASC 718. The fair values of stock options were estimated using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options.

The assumptions used for the annual grants to all of the executives were: a dividend yield of 4%; a risk-free interest rate of 2.0965%; an expected life of 6 years; and a stock price volatility of 35.12%. See Note 16 to the Company’s Consolidated Financial Statements in our 2017 Annual Report for a discussion of the calculation of the fair value of the awards.

(3) Amounts of Non-Equity Incentive Plan Compensation in 2017 are the annual bonuses paid out in March 2018 for performance during 2017.

(4) Amounts include increases during 2017 in the actuarial present values of benefits under the LyondellBasell Retirement Plan. The increases are calculated based on the difference between the total benefit actuarially reduced from age 65 to current age and the present value of the benefits under the plan. See the “Pension Benefits” table on page 53 for more information.

(5) Amounts included in “All Other Compensation” for 2017 in the table above include Company matching contributions to the Company’s defined contribution plans; employer contributions under the Company’s U.S. Senior Management Deferral Plan; executive physicals; payment of professional fees for tax filings; payment of business club membership and dues; financial planning allowances; and tax reimbursements and a gross-up payment on the reimbursement. SEC rules require separate quantification of any amounts that exceed the greater of $25,000 or 10% of the total amount of perquisites. The amounts required to be disclosed pursuant to this rule include employer contributions under the Deferral Plan in the following amounts: Mr. Patel, $135,036; Mr. Aebischer, $43,517; Mr. Coombs, $41,123; Mr. Kaplan, $30,411; and Mr. Doktycz $6,346. The amount of All Other Compensation for Mr. Patel also includes a tax reimbursement and gross-up on that reimbursement in an aggregate of $36,276 for Colorado and New York taxes that he owed for work performed in those states on behalf of the Company. As discussed under “Related Party Transactions and Indemnification” on page 21 above, Mr. Patel was reimbursed $177,042, on an after-tax basis, for the cost of settlements with the IRS.

Grants of Plan-Based Awards

Name	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options (5)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)

B. Patel	02/16/2017	2,400,000	7,200,000
	02/16/2017			60,687	121,374				5,625,078
	02/16/2017					30,344			2,812,585
	02/16/2017						130,572	92.69	2,812,521

T. Aebischer	02/16/2017	667,248	2,001,745
	02/16/2017			12,488	24,976				1,157,513
	02/16/2017					6,244			578,756
	02/16/2017						26,868	92.69	578,737

D. Coombs	02/16/2017	548,425	1,645,274
	02/16/2017			10,681	21,362				990,022
	02/16/2017					5,341			495,057
	02/16/2017						22,981	92.69	495,011

J. Kaplan	02/16/2017	438,095	1,314,284
	02/16/2017			6,648	13,296				616,203
	02/16/2017					3,324			308,102
	02/16/2017						14,304	92.69	308,108

S. Doktycz	03/01/2017	229,376	688,128
	03/01/2017			3,196	6,392				300,072
	03/01/2017					1,598			150,036
	03/01/2017					2,237			210,032
	03/01/2017						6,881	93.89	150,006
	03/01/2017						6,423	93.89	140,021

(1) The grant date of February 16, 2017 for all NEOs other than Mr. Doktycz represents the date of the first regularly scheduled Compensation Committee meeting of the calendar year when annual grants are made. The grant date of March 1, 2017 for Mr. Doktycz represents the date on which he was hired.

(2) The awards shown are the estimated possible payouts of the NEOs’ annual bonus payments for performance in 2017. Actual bonus payments for 2017 are shown in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” The NEOs’ target bonuses are a percentage of base salary. The maximum shown in the table is the maximum amount that can be earned under the terms of the bonus plan, which is 300% of target. Each performance measure is assessed and weighted, which can result in a payment of 0 – 200% of target. This amount is then multiplied by an individual performance modifier that ranges from 0 to 1.5 based on individual performance.

(3) Represents PSUs. These awards, granted in 2017, are earned over a three-year performance period ending December 31, 2019, with payouts, if any, in the first quarter of 2020. Each performance criteria for the PSUs is assessed and weighted, which can result in a payment of 0 to 200% of the target award, which is settled in shares. These awards accrue dividend equivalents during the performance period in the form of additional units.

(4) Represents RSUs. RSUs receive cash dividend equivalents. The regular RSU grants made on February 16, 2017 and March 1, 2017 will vest three years from the date of grant. Mr. Doktycz also received an inducement award which will vest in equal increments over a three-year period beginning on the first anniversary of the date of grant.

(5) Represents annual stock option grants for all NEOs. The exercise price of all options is equal to the fair market value on the date of grant. All stock options included in the table vest in equal increments over a three-year period beginning on the first anniversary of the date of grant and expire ten years after the date of grant.

Outstanding Equity Awards at December 31, 2017

	Option Awards				Stock Awards		Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value Of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (4)	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)

B. Patel
	2,418	--	85.80	02/20/2024	146,433	16,154,489	155,256	17,127,842
	56,765	170,293	76.15	01/12/2025	--	--	--	--
	46,808	23,403	89.94	02/17/2025	--	--	--	--
	33,704	67,404	77.93	02/16/2026
	--	130,572	92.69	02/16/2027	--	--	--	--
T. Aebischer
	8,682	17,360	86.90	01/01/2026	20,126	2,220,300	27,575	3,042,074
	9,022	18,044	77.93	02/16/2026
	--	26,868	92.69	02/16/2027	--	--	--	--
D. Coombs
	3,248	1,623	101.10	05/29/2025	10,863	1,198,406	22,412	2,472,492
	5,477	10,950	77.93	02/16/2026	--	--	--	--
	--	22,981	92.69	02/16/2027	--	--	--	--
J. Kaplan
	813	--	13.11	04/30/2020	9,042	997,513	18,616	2,053,717
	4,137	2,068	89.94	02/17/2025	--	--	--	--
	1,905	952	101.79	05/07/2025	--	--	--	--
	4,225	8,450	77.93	02/16/2026	--	--	--	--
	--	14,304	92.69	02/16/2027	--	--	--	--
S. Doktycz
	--	6,881	93.89	03/01/2027	3,835	423,077	3,196	352,583
	--	6,423	93.89	03/01/2027	--	--	--	--

(1) The vesting schedules of the unexercisable stock options are shown below:

Name	Total Unvested Stock Options	Exercise Price($)	2018 Vesting Details	2019 Vesting Details	2020 Vesting Details
B. Patel
	170,293	76.15	56,764 vested on January 12, 2018	56,765 vesting on January 12, 2019	56,764 vesting on January 12, 2020
	23,403	89.94	23,403 vested on February 17, 2018	--	--
	67,404	77.93	33,702 vested on February 16, 2018	33,702 vesting on February 16, 2019	--
	130,572	92.69	43,524 vested on February 16, 2018	43,524 vesting on February 16, 2019	43,524 vesting on February 16, 2020
T. Aebischer
	17,360	86.90	8,680 vested on January 1, 2018	8,680 vesting on January 1, 2019	--
	18,044	77.93	9,022 vested on February 16, 2018	9,022 vesting on February 16, 2019	--
	26,868	92.69	8,956 vested on February 16, 2018	8,956 vesting on February 16, 2019	8,956 vesting on February 16, 2020
D. Coombs
	1,623	101.10	1,623 vesting on May 29, 2018	--	--
	10,950	77.93	5,475 vested on February 16, 2018	5,475 vesting on February 16, 2019	--
	22,981	92.69	7,661 vested on February 16, 2018	7,660 vesting on February 16, 2019	7,660 vesting on February 16, 2020
J. Kaplan
	2,068	89.94	2,068 vested on February 17, 2018	--	--
	952	101.79	952 vesting on May 7, 2018	--	--
	8,450	77.93	4,225 vested on February 16, 2018	4,225 vesting on February 16, 2019	--
	14,304	92.69	4,768 vested on February 16, 2018	4,768 vesting on February 16, 2019	4,768 vesting on February 16, 2020
S. Doktycz
	6,881	93.89	2,295 vested on March 1, 2018	2,293 vesting on March 1, 2019	2,293 vesting on March 1, 2020
	6,423	93.89	2,141 vested on March 1, 2018	2,141 vesting on March 1, 2019	2,141 vesting on March 1, 2020

(2) Includes RSUs for each of the NEOs, the vesting schedules for which are shown below:

Name	Total Unvested RSUs	Vesting Schedule
Bob Patel
	146,433	23,638 vested on 1/12/2018
19,110 vested on 2/17/2018
23,638 vesting on 1/12/2019
26,066 vesting on 2/16/2019
23,637 vesting on 1/12/2020
30,344 vesting on 2/16/2020
Thomas Aebischer
	20,126	3,452 vested on 1/1/2018
3,452 vesting on 1/1/2019
6,978 vesting on 2/16/2019
6,244 vesting on 2/16/2020
Dan Coombs
	10,863	1,287 vesting on 5/29/2018
4,235 vesting on 2/16/2019
5,341 vesting on 2/16/2020
Jeff Kaplan
	9,042	1,689 vested on 2/17/2018
761 vesting on 5/7/2018
3,268 vesting on 2/16/2019
3,324 vesting on 2/16/2020
Steve Doktycz
	3,835	747 vested on 3/1/2018
745 vesting on 3/1/2019
745 vesting on 3/1/2020
1,598 vesting on 3/1/2020

(3) Dollar values are based on the closing price of $110.32 of the Company’s shares on the NYSE on December 29, 2017.

(4) Includes PSUs granted in 2016 and 2017 with three-year performance periods ending December 31, 2018 and December 31, 2019, respectively. We have included the targeted number of PSUs, although payouts on PSUs are made after the Company’s financial results for the performance period are reported and the Compensation Committee determines achievement of performance and corresponding vesting, typically in mid to late February of the following year. The PSUs granted in 2016 include dividend equivalent PSUs resulting from cash equivalents converted to units and subject to the same performance conditions as the award itself. The PSUs for the performance period ended on December 31, 2017 are not included in the table as they are considered earned as of December 31, 2017 for proxy disclosure purposes; those PSUs are included in the “Option Exercises and Stock Vested” table below. The PSUs in the table above include the following:

	PSUs with Three-Year Performance Period Ending December 31,
Name	2018	2019
Bob Patel	56,349	60,687
Thomas Aebischer	15,087	12,488
Dan Coombs	9,158	10,681
Jeff Kaplan	7,068	6,648
Steve Doktycz	--	3,196

Option Exercises and Stock Vested (1)

	Stock Awards (2)
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Bob Patel	60,921	6,355,591
Thomas Aebischer	3,453	296,198
Dan Coombs	3,088	336,870
Jeff Kaplan	5,881	641,558
Steve Doktycz	--	--

(1) There were no exercises of option awards in 2017 and, therefore, the Company has omitted the columns that would otherwise represent the number of shares acquired and value received on exercises from the table above.

(2) Includes RSUs that vested in 2017 and PSUs granted in 2015 with a performance period ended December 31, 2017. The determination of achievement of performance and corresponding vesting of the PSUs was performed by the Compensation Committee in February 2018. The number of shares acquired on vesting for both RSUs and PSUs is the gross number of shares for all NEOs, although we withhold shares in payment of minimum statutory withholding taxes when the awards vest. The value realized for RSUs is the number of gross shares vested multiplied by the market price on the date the restrictions lapsed and the value realized for PSUs is the number of gross shares vested multiplied by the market price on the date the Compensation Committee determined the earned percentage of shares for the PSUs. The table below shows the gross number of shares that vested under both RSUs and PSUs for each of the NEOs in 2017.

Name	RSUs Vested in 2017	PSUs Earned for Performance Period Ending December 31, 2017
Bob Patel	15,057	45,864
Thomas Aebischer	3,453	--
Dan Coombs	--	3,088
Jeff Kaplan	--	5,881
Steve Doktycz	--	--

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year($)
Bob Patel	LyondellBasell Retirement Plan	8	98,929	--
Thomas Aebischer	LyondellBasell Retirement Plan	1	12,736	--
Dan Coombs	LyondellBasell Retirement Plan	3	35,614	--
Jeff Kaplan	LyondellBasell Retirement Plan	8	100,365	--
Steve Doktycz	LyondellBasell Retirement Plan	1	12,523	--

(1) The amounts shown in the table are the actuarial present value of each participant’s accumulated benefits as of December 31, 2017, calculated on the same basis as used in Note 15 to our Consolidated Financial Statements in the 2017 Annual Report, with the exception that each participant was assumed to continue to be actively employed by us until age 65 (earliest unreduced retirement age) and immediately commence his benefit at that time.

The LyondellBasell Retirement Plan is a U.S. qualified defined benefit pension plan that provides pension benefits under a cash balance formula that defines participants’ accrued benefits in terms of a notional cash account balance. Eligible employees become participants immediately upon employment and are fully vested upon the earliest of (i) three years of service, (ii) death, or (iii) reaching age 65. The notional account balance for each participant comprises a pay credit of 5% and interest credits, each of which are accumulated at the end of each quarter. Pay credits are based on quarterly base pay, as limited by the Internal Revenue Code, and interest credits are based on the 5th, 4th, and 3rd monthly-determined 30-year treasury rates before the start of that quarter. Benefits under the plan are payable upon separation from the Company.

Non-Qualified Deferred Compensation in 2017

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)
Bob Patel	--	135,036	58,554	--	520,925
Thomas Aebischer	--	43,517	--	--	43,517
Dan Coombs	--	41,123	4,692	--	85,519
Jeff Kaplan	--	30,411	11,310	--	100,236
Steve Doktycz	--	6,346	--	--	6,346

(1) The Company maintains a U.S. Senior Management Deferral Plan that allows executives to defer up to 50% of their base salary and up to 100% of their annual bonus and equity grants (“eligible pay”) for payment at a future date. Funds deferred under this plan are allocated into notional accounts that mirror selected investment funds in our 401(k) plans, though no assets are actually set aside or invested to fund the benefit.

(2) Company contributions to the executives’ Deferral Plan accounts are included in “All Other Compensation,” but not “Salary,” in the Summary Compensation Table. The Deferral Plan provides for Company contributions for that portion of pay that cannot be taken into account for matching contributions or accruals under the Company’s 401(k) plan and defined benefit pension plan due to IRS limits. The eligibility for Company contributions begins in the Deferral Plan once the employee’s salary has reached the IRS limits for those plans and actual contributions by the Company are made as of February 15 of the next calendar year. The Company’s contribution of these amounts occurs regardless of whether the employee has contributed any amounts under the Deferral Plan or 401(k) plan. Eligible employees must be employed as of the February 15 date in order to receive the Company contribution.

(3) Earnings on these accounts are not included in any other amounts in the tables included in this proxy statement, as the amounts of the NEOs’ earnings represent the general market gains on investments, rather than amounts or rates set by the Company for the benefit of the NEOs.

(4) Accounts are distributed as either a lump sum payment or in annual installments upon the later of (i) the date on which the employee has reached at least 55 years of age and has 10 years of service or (ii) termination of employment. Special circumstances may allow for a modified distribution in the event of the employee’s death, an unforeseen emergency, or upon a change-in-control of the Company. In the event of death, distribution will be made to the designated beneficiary in the form previously elected by the executive. In the event of an unforeseen emergency, the plan administrator may allow an early payment in the amount required to satisfy the emergency. All participants are immediately 100% vested in all of their contributions, Company contributions, and gains and/or losses related to their notional investment choices.

(5) The balance as of the last year includes the Company contributions made in respect of the NEOs’ 2017 earnings, although amounts were not credited to the accounts until February 2018.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, we are required to provide the following information with respect to fiscal 2017:

•	The annual total compensation of the global median employee of our company (other than Mr. Patel, our CEO), was $111,568;

•	The annual total compensation of Mr. Patel, our Chief Executive Officer, was $17,589,372; and

•	Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the global median employee is 158 to 1.

We identified the global median employee by examining the 2017 total compensation for all regular full- and part-time employees who were actively employed by the Company on December 31, 2017 and students and interns who were hired for partial periods during 2017. For these employees, we calculated annual compensation using the following methodology and guidelines:

•	To find the annual total compensation of all of our employees (other than our CEO), we considered all gross and net components of compensation (including short-term and long-term incentives) received by each employee and documented in the year-end payroll records for 2017.

•	Compensation for full- and part-time employees hired during 2017 and still active as of December 31, 2017 was annualized based on the number of pay periods worked. Compensation for all students and interns hired for partial periods during 2017 was not annualized.

•	Annual compensation for expatriate employees and employees involved in permanent cross-border transfers during 2017 was calculated using all relevant country payroll records.

After identifying the global median employee, we calculated annual total compensation for the selected employee using the same methodology used for our NEOs as set forth in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Mr. Patel is party to an employment agreement and our other NEOs participate in our Executive Severance Program. Mr. Patel’s employment agreement and the Executive Severance Program provide for severance payments in the event of termination of employment, provided the executive executes a release in favor of the Company. Additionally, under the terms of our LTIP and equity award agreements, our NEOs will receive accelerated or pro-rated vesting of their equity awards upon termination in certain circumstances.

In the event of a change-in-control of the Company, the vesting of equity awards will be accelerated or pro-rated, but only if the individual’s employment is terminated within one year of the change-in-control. The Company believes that this “double trigger” is appropriate because it ensures our executives do not have conflicts in the event of a change-in-control situation while avoiding windfalls for any employees whose employment with the Company or its successors continues following such an event, including executives. The treatment of the equity awards for the NEOs is the same as for all other employees that receive equity awards.

A summary of the treatment of equity awards in different scenarios under the terms of our LTIP and the award agreements is provided below.

Termination of Employment for Cause by the Company or without Good Reason by the Executive

•	All unvested awards and unexercised stock options are forfeited.

Termination of Employment without Cause by the Company or with Good Reason by the Executive

•	Stock options, RSUs, and PSUs vest pro-rata.

•	For stock options, the pro-ration is based on the number of months worked from the date of grant until termination divided by the number of months from the date of grant until the vesting date. The options may be exercised for 90 days after termination of employment.

•	The pro-ration of RSUs and PSUs is determined based on the number of months worked from the date of grant (for RSUs) or beginning of the relevant performance period (for PSUs) until termination divided by the number of months in the vesting or performance period, respectively. The number of units earned under the PSUs is based on the determinations of the Compensation Committee in the first quarter after the end of the performance period and can range from 0 to 200%.

Termination of Employment without Cause by the Company or with Good Reason by the Executive within 12 Months of a Change-in-Control

•	All stock options and RSUs are immediately vested upon termination of employment. The stock options remain exercisable for 90 days.

•	PSUs vest pro-rata based on the number of months worked from the beginning of the performance period until termination divided by the number of months in the performance period. The number of units earned under the PSUs used for the pro-rated calculations is based on the determinations of the Compensation Committee based on Company performance in the first quarter after the end of the performance year.

Retirement

•	All awards vest pro-rata, based on the same calculations as in the case of a termination without cause. Stock options remain exercisable for five years or their original term.

Death or Disability

•	Stock options and RSUs vest immediately. The stock options remain exercisable for one year.

•	PSUs vest pro-rata, based on the same calculations as in the case of a termination without cause.

In accordance with SEC disclosure requirements, the tables below show the amounts our NEOs could receive in different circumstances if the termination events occurred as of December 31, 2017. In March 2017, the Company entered into an amendment to Mr. Patel’s employment agreement that increases the amounts he will receive upon termination of employment, including in connection with a change-in-control. Under the terms of his amended agreement, Mr. Patel will now receive 1.5 times (rather than 1 times) his base salary and target bonus if terminated without cause or with good reason and, if terminated within twelve months of a change-in-control, 2.5 times (rather than 1.25 times) those amounts.

In addition to the amounts shown in the tables, Mr. Patel would receive twelve months of continued coverage under the Company’s health plans for himself and his dependents, which is valued at approximately $22,000. Each of the other executives would receive a lump sum payment of approximately $33,000 for the cost of eighteen months of continuation coverage premiums for medical coverage for himself and his dependents in any termination event other than death and disability. Messrs. Aebischer, Coombs, Kaplan, and Doktycz would also receive up to $20,000 for reimbursement of outplacement services. We did not include in the tables any amounts for benefits or payments that are available to all salaried employees of the Company.

The amounts shown below are not the amounts the NEO would actually receive in a termination event. The values for stock options included are calculated based on the number of options that would vest, multiplied by the difference between $110.32, the fair market value of our common stock as of December 31, 2017 (determined as the closing price of our common stock on the last preceding trading day), and the exercise price of the stock option. Amounts actually received by the NEO would depend on the fair market value of our shares after his termination when he exercises his options. The values of the RSUs are based on the number of RSUs that would vest multiplied by the fair market value of our stock on December 31, 2017, which may be different than the fair market value of our stock upon a termination event.

The values of the PSUs are based on the number of units that would vest multiplied by the fair market value of our stock on December 31, 2017. The values below assume that the payout is at target, or 100%, but the actual payout would be determined by the Compensation Committee after the performance period. Also, although the values are calculated as of December 31, the shares would not be issued until the first quarter after the end of the original performance period of the awards.

	Death or Disability
(amounts in $)		Accelerated Option Awards	Accelerated RSUs	Pro-rated PSUs (1)	Total
Bob Patel	10,781,065		16,154,488	6,375,944	33,311,497
Thomas Aebischer	1,464,699		2,220,300	1,568,861	5,253,860
Dan Coombs	774,790		1,198,406	1,066,464	3,039,660
Jeff Kaplan	576,143		997,514	764,297	2,337,954
Steve Doktycz	218,585		423,077	117,601	759,263
	Termination Without Cause or by NEO for Good Reason (2)
(amounts in $)	Pro-rated Option Awards	Pro-rated RSUs	Pro-rated PSUs (1)	Cash Severance Payment	Total
Bob Patel	8,054,981	16,154,488	6,375,944	5,850,000	36,435,413
Thomas Aebischer	1,070,989	1,337,189	1,568,861	1,418,825	5,395,864
Dan Coombs	523,541	604,774	1,066,464	1,221,000	3,415,779
Jeff Kaplan	408,096	598,376	764,297	1,008,315	2,779,084
Steve Doktycz	111,379	174,857	117,601	680,000	1,083,837

Termination Without Cause or by NEO for Good Reason within 12 Months of a Change in Control
(amounts in $)	Accelerated Option Awards	Accelerated RSUs	Pro-rated PSUs (1)	Cash Severance Payment	Total
Bob Patel	10,781,065	16,154,488	6,375,944	9,750,000	43,061,497
Thomas Aebischer	1,464,699	2,220,300	1,568,861	1,418,825	6,672,685
Dan Coombs	774,790	1,198,406	1,066,464	1,221,000	4,260,660
Jeff Kaplan	576,143	997,514	764,297	1,008,315	3,346,269
Steve Doktycz	218,585	423,077	117,601	680,000	1,439,263

(1) PSUs granted in 2017 accumulate dividend equivalents and are converted to additional units at the end of the performance period, subject to the same terms and conditions as the original award.

(2) In the event of a termination of employment by the NEO for Good Reason, only the cash severance payments will be received.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 about the number of shares to be issued upon vesting or exercise of equity awards and the number of shares remaining available for issuance under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (2)(3)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (5)
Equity compensation plans approved by security holders (1)	2,908,608	$82.93	6,968,787

Equity compensation plans not approved by security holders	—	--	—

Total	2,908,608	$82.93	6,968,787

(1) Includes the LTIP and the LyondellBasell Global Employee Stock Purchase Plan, as amended and restated (the “ESPP”).

(2) Includes 1,019,093 stock options and 377,193 RSUs. As of December 31, 2017, there were 756,161 PSUs outstanding. The Compensation Committee determines the actual number of shares the recipient receives at the end of a three-year performance period which may range from 0 to 200% of the target number of shares. Because up to 200% of the target number of shares may ultimately be issued, we have included an aggregate of 1,512,322 shares, the maximum possible payout under the PSUs, as the number that may be issued.

(3) Excludes purchase rights that accrue under the ESPP. Purchase rights under the ESPP are considered equity compensation for accounting purposes; however, the number of shares to be purchased is indeterminable until the time shares are actually issued, as automatic employee contributions may be terminated before the end of an offering period and, due to the pricing feature, the purchase price and corresponding number of shares to be purchased is unknown.

(4) Includes only the weighted-average exercise price of the outstanding stock options. Does not include RSUs or PSUs, as those awards have no exercise price associated with them. Also excludes purchase rights under the ESPP for the reasons described in (3) above.

(5) The shares remaining available as of December 31, 2017 include 5,806,969 shares under the LTIP and 1,161,818 shares under the ESPP.

Item 11 – Authorization to Conduct Share Repurchases

Under Dutch law and our Articles of Association, shareholder approval is necessary to authorize our Board to repurchase shares. At the annual meeting in May 2017, shareholders authorized repurchases of up to 10% of our shares. As of April [    ], 2018, we have repurchased an aggregate of approximately [            ] million shares pursuant to this authorization.

Adoption of the current proposal will give us the flexibility to continue to repurchase shares if we believe it is an appropriate use of our excess cash.

The number of shares repurchased, if any, and the timing and manner of any repurchases will be determined by the Board and management, taking into consideration prevailing market conditions, our available resources, and other factors that cannot now be predicted. Under Dutch law, the number of shares held by us, or our subsidiaries, may not exceed 50% of our issued share capital, which includes the total number of our shares outstanding and held in treasury. As described below, under “Item 12 – Approval of the Cancellation of Shares,” we are requesting shareholder authorization to cancel all or a portion of the shares that may be repurchased pursuant to the authorization requested by this Item 11, if our Board determines it is appropriate to reduce the number of shares we hold.

In order to provide us with sufficient flexibility, the Management Board and Supervisory Board propose that shareholders grant authority for the repurchase of up to 10% of our issued share capital as of the date of the Annual Meeting (or, based on the number of shares currently outstanding and in treasury, approximately 57.8 million shares) on the open market, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging up to 110% of the market price for our shares at the time of the transaction (or, in the case of an accelerated repurchase arrangement, 110% of the market price over the term of the arrangement). If approved, the authority will extend for 18 months from the date of the Annual Meeting, or until December 1, 2019.

Our Management Board and Supervisory Board recommend that you vote “FOR” the proposal to grant authority to the Management Board (or the Board, if and from such time as the transition to the unitary board is implemented) to repurchase up to 10% of our issued share capital until December 1, 2019 (Proposal 11).

Item 12 – Authorization of the Cancellation of Shares

Under Dutch law and our Articles of Association, shareholder approval is necessary to cancel ordinary shares that are held in our treasury account, or that may in the future be held in our treasury account as a result of share repurchases.

Under Dutch law, the number of shares held by us, or our subsidiaries, may generally not exceed 50% of our issued share capital at any time. Our Management Board and Supervisory Board believe it may be advisable and in the best interests of our shareholders to cancel a portion of the shares we hold in treasury, depending on our share repurchase activity, use of treasury shares, and other factors. They propose that shareholders authorize the cancellation of all or any portion of our issued share capital currently held in our treasury account or that may be repurchased under the authority requested under Item 11, above. As of April [    ], 2018, we held approximately [            ] million shares in our treasury account, primarily as the result of share repurchases conducted pursuant to shareholder authorizations received at each annual general meeting held since 2013. Treasury shares, if not cancelled, may be used for general corporate purposes, including for issuance under our equity compensation plans.

If this proposal is adopted, the cancellation of treasury shares may be executed in one or more tranches. The number of treasury shares that will be cancelled, if any and whether or not in a tranche, will be determined by the Management Board or Board, as applicable. If our Board determines it is appropriate to reduce the number of treasury shares we hold, then we will follow the procedure set forth under Dutch law to cancel treasury shares from time to time, including the publication of notices in the Dutch trade registry and a Dutch daily newspaper and a two-month waiting period before cancellation to allow any creditors who wish to do so to oppose the cancellation. Once the procedure is complete, the relevant treasury shares will be cancelled. If this Proposal 12 is not approved, we will not cancel any treasury shares unless the general meeting of shareholders authorizes us to do so at a later date.

Our Management Board and Supervisory Board recommend that you vote “FOR” the proposal to cancel all or a portion of shares held in our treasury account (Proposal 12).

Item 13 – Amendment of Employee Stock Purchase Plan

The LyondellBasell Industries N.V. Global Employee Stock Purchase Plan (the “ESPP”) was initially approved by shareholders at the 2012 annual meeting and amended, with shareholder approval, in 2015 to extend the term of the ESPP to October 1, 2018. The ESPP provides for the purchase of Company shares by certain eligible employees, at such employees’ election.

We are requesting that shareholders approve an amendment of the ESPP to extend the termination date under the plan until October 1, 2021. This extension will allow us to offer our employees the benefits of the ESPP for an additional three years, unless the plan is earlier terminated or the shares reserved for issuance thereunder are exhausted, which we believe is beneficial to the Company and helpful in retaining and recruiting employees. The proposed amendment also includes immaterial changes intended to clarify the current administration of the ESPP. If our shareholders do not approve this proposal, the ESPP will remain in effect until it expires on October 1, 2018.

We are not requesting that shareholders approve any increase to the number of shares reserved for issuance under the ESPP. When originally approved in 2012, an aggregate of 1.5 million shares were reserved for issuance under the ESPP. As of the end of the purchase period ending March 31, 2018, approximately [    ] million shares remained available for issuance. If the plan is extended, these shares will continue to be available for issuance until the ESPP terminates.

The terms of the ESPP allow the Compensation Committee to determine the purchase price of shares purchased under the plan. Since October 1, 2015, employees have been able to purchase shares at a price equal to 90% of the lesser of the fair market value of our shares on the first trading day and the last trading day of the relevant three-month purchase period. Although no changes to the purchase price under the ESPP are currently contemplated, the Compensation Committee periodically reviews the terms of our plan against market practice and may in the future approve a different pricing methodology.

The following summary provides an overview of certain material features of the ESPP, as proposed to be amended, and is subject in all respects to the specific provisions contained in the full text of the amended ESPP, as set forth in Appendix B to this proxy statement.

Purpose of the ESPP

The ESPP provides eligible employees with an opportunity to obtain a proprietary interest in the continued growth and prosperity of the Company through purchases of its common stock. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. That intention notwithstanding, the ESPP permits the establishment of sub-plans which do not meet the requirements of Section 423 for employees of participating companies and affiliates in countries other than the United States to allow those employees to acquire common shares in a similar manner while complying with applicable local law. Upon enrollment in the ESPP, participating employees are granted the right to purchase shares of LyondellBasell through accumulated payroll deductions.

Administration

The ESPP is administered by the Compensation Committee or any sub-committee or other person delegated administration responsibilities by the Committee. The Committee is authorized to construe and interpret the ESPP, to define the terms used in the ESPP, to determine eligibility for participation in and benefits under the ESPP, to prescribe, amend, and rescind rules and regulations for the ESPP’s administration, and to take any other necessary action in relation to the ESPP.

Eligibility

In general, and subject to local law, all employees of the Company’s subsidiaries designated by the Committee to participate in the ESPP (each, a “Participating Subsidiary”) are eligible to participate in the ESPP. However, any employee who would own more than five percent of the common stock of the Company immediately after any purchase opportunity granted to them under the plan is not eligible to participate. All U.S. subsidiaries of the Company are Participating Subsidiaries and, currently, certain of the Company’s subsidiaries in The Netherlands, Spain, Germany, and Italy have also been designated as Participating Subsidiaries. The total number of employees eligible to participate in the ESPP as of December 31, 2017 was approximately 10,900.

Offering Periods

Participation in the ESPP is completely voluntary. The ESPP allows those employees to elect to exercise purchase rights through a series of successive 3-month purchase periods beginning on January 1, April 1, July 1 and October 1 of each calendar year.

Exercise of Purchase Right

In order to exercise a purchase right, participants must elect to contribute amounts ranging from 1% to 10% of their “compensation” (as defined in the ESPP). These contributions generally occur through payroll withholdings from the participant’s salary or wages (although alternative methods of contribution may be permitted by the Compensation Committee). Aggregate contributions for each employee may not exceed $15,000 during any plan year. Once an eligible employee is enrolled in the ESPP, he or she will continue to participate in the ESPP for each successive purchase period until his or her participation is terminated. Purchases of common stock by participants are effected at the end of each purchase period, as determined by the Committee, without any further action on the part of the participants.

Purchase Price

The Compensation Committee determines the price at which shares may be purchased under the ESPP. Since October 1, 2015, the Committee has approved a price equal to the lower of (a) 90% of the fair market value of a share of common stock of the Company on the first trading day in a purchase period and (b) 90% of the fair market value of a share of common stock of the Company on the last trading day in a purchase period. The ESPP provides that the Committee has the discretion to change the formula for determining the purchase price from time to time. The fair market value of a share of common stock of the Company, for purposes of calculating the purchase price under the ESPP, is the closing sale price as quoted on the NYSE. On April [    ], 2018, the closing price for the Company’s common stock was $[        ] per share.

Maximum Amount of Purchases

The maximum fair market value of common stock that an employee may purchase under the ESPP in any calendar year is $25,000 (based on the fair market value of the common stock when the purchase right is granted). Local tax laws and regulations may also limit the maximum number or value of shares that may be purchased.

Cessation of Employment

If a participant ceases to be employed by the Company or a Participating Subsidiary for any reason or otherwise ceases to be an eligible employee, then the participant’s rights under the ESPP shall, subject to local law, immediately terminate, and the Company will refund the full amount of all withholdings (without interest or with interest where required by law). An employee may not transfer a purchase right other than by will or the laws of descent and distribution and, during an employee’s lifetime, a purchase right is exercisable only by the employee.

Amendment, Modification, and Termination

The Compensation Committee may at any time amend, modify, or terminate the ESPP, provided that no participant’s existing rights may be adversely affected by any such amendment, modification, or termination, except to the extent required to comply with law, stock exchange rules, or accounting rules.

If this Proposal 13 is approved by shareholders at the Annual Meeting, the ESPP will terminate on October 1, 2021, unless the Board terminates the ESPP at an earlier date or the shares approved for issuance under the ESPP are exhausted. The Company may in the future decide to seek shareholder approval to increase the number of shares available under the ESPP or further extend the termination date, which could extend the plan if the approval is granted.

ESPP Benefits

Each eligible employee elects whether to participate in the ESPP and the extent to which he or she will participate. It is, therefore, not possible to determine the benefit or amounts that will be received in the future by individual employees or groups of employees under the ESPP. During the most recent purchase period ended March 31, 2018, approximately [            ] shares were purchased by eligible employees.

Income Tax Consequences

The income tax implications of participation in the ESPP differ depending on the particular laws applicable in the country in which a Participating Subsidiary is located. Each participant in the ESPP should consult a tax advisor regarding the tax consequences of participating in the ESPP.

The following summary is intended only as a general guide to the U.S. federal income tax consequences under current law of participation in the ESPP for U.S. participants and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Provided that the ESPP does qualify, there are generally no tax consequences to an employee of either being granted a purchase right or exercising the right to purchase shares. The tax consequences of a disposition of shares acquired under the ESPP vary depending on the period of time that such stock is held before its disposition. If a participant disposes of shares within two years after his or her entry date into the purchase period in which the shares were acquired or within one year after the purchase date (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the purchase date over the purchase price. The ordinary income recognized only occurs upon the disqualifying disposition and the excess of the fair market value on the purchase date over the actual purchase price is otherwise not currently recognized. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is treated as a capital gain or loss.

If the participant disposes of shares more than two years after his or her entry date into the purchase period in which the shares were acquired and more than one year after the purchase date on which the shares were acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) the excess of the fair market value of the shares on the entry date over the purchase price (determined as if the purchase right were exercised on the entry date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss.

If the participant disposes of the shares in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code. In all other cases, no deduction is allowed to the Company.

Our Management Board and Supervisory Board recommend that you vote “FOR” the amendment and extension of the LyondellBasell Industries N.V. Global Employee Stock Purchase Plan (Proposal 13).

Appendix A

Informal translation in the English language of the substance of the draft articles of association of LyondellBasell Industries N.V. in the Dutch language. In this translation an attempt has been made to be as literal as possible, without jeopardizing the overall continuity. Inevitably, differences may occur in the translation, and if so, the Dutch text will govern.

AMENDMENT TO THE ARTICLES OF ASSOCIATION OF

LYONDELLBASELL INDUSTRIES N.V.

(effective ~~May 22~~        , 201~~3~~8)

ARTICLES OF ASSOCIATION

CHAPTER I DEFINITIONS

1.	DEFINITIONS

1.1	In these articles of association the following expressions shall have the following meanings:

1.1.1	an “Accountant”: a register-accountant or other expert referred to in section 2:393 Dutch Civil Code (“DCC”), or an organisation within which such accountants cooperate;

1.1.2	the “Annual Accounts”: the balance sheet and the profit and loss account including the explanatory notes;

1.1.3	the “Board”: the board of directors (bestuur) of the Company;

1.1.4	~~1.1.3~~ the “CEO”: the Chief Executive Officer of the Company;

1.1.5	~~1.1.4~~ the “Company”: the company governed by these articles of association;

1.1.6	~~1.1.5~~ the “Distributable Part of the Shareholders’ Equity”: the part of the shareholders’ equity exceeding the issued share capital plus the reserves which must be maintained by law;

1.1.7	~~1.1.6~~ an “e-mail”: a legible and reproducible message sent by electronic means of communication; and

1.1.8	~~1.1.7~~ a “Liquidation”: the voluntary or involuntary liquidation, dissolution or winding up (~~“~~ontbinding~~”~~) of the Company.

1.2	In addition, unless the content requires otherwise, the expression “written” or “in writing” shall include messages sent by e-mail.

CHAPTER II NAME, SEAT, OBJECTS

2.	NAME, SEAT

2.1	The name of the Company is: LYONDELLBASELL INDUSTRIES N.V.

2.2	The seat (statutaire zetel) of the Company is in Rotterdam, The Netherlands.

2.3	Objects

The objects of the Company are:

(a)	to incorporate, to participate in any manner whatsoever, to manage, to supervise, to cooperate with, to acquire, to maintain, to dispose of, to transfer or to administer in any other manner whatsoever all sorts of participations and interests in businesses and companies;

(b)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities in the widest sense of the word;

(c)	to grant guarantees and to grant securities over the assets of the Company for the benefit of companies and enterprises with which the Company forms a group and for the benefit of third parties;

(d)	to acquire, to administer, to operate, to encumber, to dispose of and to transfer moveable assets and real property and any right to or interest therein;

(e)	to advise and to render services to enterprises of any nature;

(f)	to carry out all sorts of industrial, financial and commercial activities, including manufacturing, the import, export, purchase, sale, distribution and marketing of products and raw materials;

and all matters associated with the foregoing, related or conducive thereto, with the objects to be given their most expansive interpretation.

CHAPTER III CAPITAL AND SHARES

3.	AUTHORISED CAPITAL

3.1	The authorised capital amounts to fifty-one million euro (EUR 51,000,000.00) and is divided into one billion two hundred seventy-five million (1,275,000,000) ordinary shares of four eurocent (EUR 0.04) each.

3.2	The ordinary shares shall be numbered consecutively from 1 onwards.

3.3	Any amounts paid up on shares of any class in excess of the nominal value of such shares shall be added to the general share premium reserve attached to all issued ordinary shares.

CHAPTER IV ISSUE OF SHARES, COMPANY SHARES, CAPITAL REDUCTION

4.	ISSUE OF SHARES, BODY OF THE COMPANY AUTHORISED TO ISSUE SHARES~~, CONVERSION OF SHARES~~

4.1	Shares are issued pursuant to a resolution of the Board if the Board has been authorised to do so by resolution of the general meeting of shareholders for a specific period with due observance of applicable statutory provisions. This resolution of the general meeting of shareholders must state how many shares may be issued. The authorisation may be extended for specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the authorisation may not be withdrawn.

4.2	If and insofar as the Board is not authorised as referred to in article 4.1, the general meeting of shareholders may resolve to issue shares on a proposal of the Board.

4.3	~~4.1 Shares will be issued pursuant to a resolution of the supervisory board.~~

~~4.2~~	~~The designation of the supervisory board as being the body competent to issue shares shall be valid for a period of five years starting on the thirtieth day of April two thousand ten and ending on the thirtieth day of April two thousand fifteen (unless this period is extended in accordance with article 4.3) and shall include the authority to issue twenty percent of the authorised capital from time to time.~~

~~4.3~~	~~The designation of the supervisory board as being the body competent to issue shares may, subject to article 4.4, by these articles of association or, on the proposal of the management board, by a resolution of the general meeting of shareholders, be extended or renewed again, each time for a period not exceeding five years. If the designation is extended or renewed, the authority, or absence of such authority, to restrict or exclude pre-emptive rights as well as the number of shares which may be issued shall be determined at the same time, with a maximum of twenty percent of the authorised capital from time to time. Unless laid down otherwise in the designation, it may not be withdrawn.~~

~~4.4~~	~~If the designation of the supervisory board as being the body competent to issue shares ends, the general meeting of shareholders shall be competent to issue shares unless another body is designated for this purpose by the general meeting of shareholders. The resolution of the general meeting of shareholders to designate another body, including the assignment of the authority, or the absence of such authority, to exclude or limit the pre-emptive rights, other than the supervisory board, or to issue shares will only be taken on the proposal of the management board which proposal will have been approved by the supervisory board and will have a duration of no more than five years and relate to no more than twenty percent of the authorised capital from time to time.~~

~~4.5~~	~~The provisions in paragraphs 1 up to and including 4 of this article~~Articles 4.1 and 4.2 will be correspondingly applicable to the granting of rights to subscribe for shares but will not apply to the issue of shares to a party exercising a previously acquired right to subscribe for shares.

4.4	Subject to the provisions of section 2:80 DCC, the issue price may not be below par.

5.	~~CONDITIONS OF ISSUE OF SHARES,~~ PRE-EMPTIVE RIGHTS

~~5.1~~	~~In the resolution to issue shares the price and further conditions of the issue will be determined. The issue price may not be below par.~~

5.1	~~5.2~~ In case of shares being issued, every holder of shares will hold a pre-emptive right in the proportion that the aggregate amount of his shares bears to the total amount of shares outstanding.

However, a holder of shares will not have a pre-emptive right to shares which are being issued against contribution other than in cash, to shares which will be issued to employees of the Company or of a group company and to shares which will be issued as a result of a legal merger or legal split-off.

5.2	~~5.3~~ The pre-emptive right may be restricted or excluded by a resolution of the ~~supervisory board and provided that the supervisory board may only exercise this authority if it will then also be competent to pass a resolution for the issue of shares with the restriction or exclusion of pre-emptive rights.~~Board if and insofar as the Board has been authorised to do so by the general meeting of shareholders for a specific period with due observance of applicable statutory provisions. This designation may be extended for specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the authorisation may not be withdrawn.

5.3	If and insofar as the Board is not authorised as referred to in article 5.2, pre-emptive rights may be restricted or excluded by a resolution of the general meeting of shareholders on a proposal of the Board.

5.4

~~The provisions of paragraphs 1 up to and including 4 of article 4 will be correspondingly applicable to the extent possible. In case the general meeting of shareholders wishes to restrict or exclude the pre-emptive right, the pre-emptive right accruing to shareholders may only be restricted or excluded on the proposal~~

~~of the supervisory board. If another body than the general meeting of shareholders or the supervisory board is competent to restrict or exclude the pre-emptive rights, the pre-emptive right accruing to shareholders may only be restricted or excluded with the approval of the supervisory board.~~ The resolutions of the general meeting of shareholders ~~under this paragraph 3 are described in articles 4.3 and 4.4~~ to restrict or exclude pre-emptive rights, or to authorise the Board as referred to in article 5.2, will require a majority of at least two thirds (2/3) of the votes cast in case less than one half (1/2) of the issued capital is represented at the general meeting of shareholders.

5.5	Subject to section 2:96a DCC, when adopting a resolution to issue shares, the general meeting of shareholders or the Board determines how and during which period these pre-emptive rights may be exercised.

5.6	~~5.4~~ In case of rights to subscribe for shares being granted, ~~paragraphs 2 and 3 of~~ this article will be correspondingly applicable. Shareholders will not hold a pre-emptive right to shares which are being issued to a party who exercises an already previously acquired right to subscribe for shares.

6.	PAYMENTS ON SHARES

6.1	Upon subscription for a share the full nominal amount must be paid thereon, as well as in case the share is subscribed at a higher amount, the difference between said amounts, everything without prejudice to the provisions in section 2:80 paragraph 2 DCC.

6.2	Payment in foreign currency may only be made with permission of the Company.

6.3	If shares are to be paid in kind by the subscriber (or partly in cash and partly in kind), the ~~management b~~Board may enter into such transaction on behalf of the Company~~,~~ without prior approval of the general meeting of shareholders.

7.	COMPANY SHARES

7.1	Acquisition by the Company of shares in its capital not paid up will be null and void. The Company may, without prejudice to the statutory provisions and those laid down in these articles of association, only acquire said company shares for ~~a~~ consideration in case:

a.	its equity capital, reduced by the price of acquisition, will not be lower than the paid and claimed part of its capital increased by the reserves which must be maintained by law, and

b.	the nominal amount of the shares in its capital acquired, held or held in pledge by the Company, or those held by a subsidiary, will not exceed one–half of its issued capital.

Decisive for the validity of the acquisition will be the amount of the equity capital according to the last adopted balance sheet, reduced by the acquisition price for the shares in the capital of the Company, the amount of the loans referred to in section 2:98c paragraph 2 DCC and distributions to the charge of the profit or reserves to other parties for which the Company and its subsidiaries ~~owed~~became liable after the date of the balance sheet. In case a financial year will have expired for longer than six (6) months without the ~~a~~Annual ~~a~~Accounts having been adopted, an acquisition in accordance with the present paragraph will not be permitted. If depository receipts for shares in the capital of the Company have been issued, such depository receipts shall be put on par with shares for the purpose of the foregoing.

7.2

Other than for no consideration, the Company may only acquire shares in case the general meeting of shareholders will have authori~~z~~sed the ~~management b~~Board for that purpose. Said authorisation will only be valid for a period not exceeding eighteen (18) months. In the authorisation, the general meeting of shareholders shall determine how many shares thereof may be acquired, the manner in which they may be acquired and between what limits the price shall be. If depository receipts for shares in the capital of the Company have been issued, such depository receipts shall be put on par with shares for the purpose of the foregoing.

7.3	The authorisation will not be required for the acquisition of listed company shares by the Company or listed depository receipts thereof in order to transfer these to employees in the employ of the Company or of a legal entity with which it is associated in a group by virtue of an arrangement applicable to said employees.

~~7.4~~	~~A resolution of the management board with respect to the acquisition or alienation of company shares or depository receipts thereof will be subject to the approval of the supervisory board.~~

7.4	~~7.5~~ In the general meeting of shareholders, no votes may be cast in respect of a company share held by the Company or a subsidiary company; no votes may be cast in respect of a share for which the depository receipt is held by the Company or a subsidiary company. Usufructuaries or pledgees of a company share held by the Company or a subsidiary company will not be excluded from voting rights~~,~~ if the right of usufruct or pledge was created before the Company or such subsidiary company held such share. The Company or a subsidiary company may not cast votes for shares on which it holds a right of usufruct or a right of pledge.

7.5	~~7.6~~ In the determination of the number of votes exercised in a general meeting of shareholders, to what extent shareholders are present or represented or to what extent the share capital has been provided (verschaft) or is represented (vertegenwoordigd), the shares for which no votes may be cast in compliance with the above will not be taken into account.

8.	CAPITAL REDUCTION

8.1	The general meeting of shareholders may pass a resolution for the reduction of the issued capital, however, exclusively on proposal of the ~~management b~~Board ~~which proposal will have been approved by the supervisory board~~:

a.	by the cancellation of shares; or

b.	by reducing the amount of the shares in an amendment of the articles of association, provided that as a result thereof the issued capital or the paid part thereof will not fall below the amount prescribed in section 2:67 DCC.

In said resolution, the shares to which the resolution relates shall be designated and the implementation of the resolution shall be arranged.

8.2	A resolution for cancellation may only relate to shares held by the Company itself or of which it holds the depositary receipts.

8.3	Reduction of the amount of the shares without repayment and without exemption from the liability for payment shall be made proportionately on all shares of the same class. The requirement of proportion may be deviated from with the consent of all shareholders concerned.

8.4	Partial repayment on shares or exemption from the liability for payment will only be possible by way of implementation of a resolution for reduction of the amount of the shares. Such a repayment or exemption shall be made proportionately on all shares. The requirement of proportion may be deviated from with the consent of all shareholders concerned.

8.5	A resolution for capital reduction will require a majority of at least ~~two thirds~~two-thirds (2/3) of the votes cast in case less than ~~one half~~one-half (1/2) of the issued capital is represented at the general meeting of shareholders.

8.6	The convening notice for a meeting in which a resolution as stated in the present article will be passed will state the object of the capital reduction and the manner of implementation. In case the capital reduction will involve an amendment of the articles of association, those parties who have sent such a convening notice shall simultaneously deposit a copy of said proposal, containing the verbatim text of the proposed amendment, at the office of the Company as well as at an address to be mentioned in the convening notice, for perusal by every shareholder and holder of depository receipts of shares issued with the cooperation of the Company (hereinafter: “holder(s) of depository receipts”), until the end of the meeting.

8.7	The Company will deposit the resolutions referred to in the present article at the office of the ~~T~~trade ~~R~~register of the chamber of commerce and will announce the depositing in a nationally distributed daily newspaper.

8.8	On the proposal of the ~~management b~~Board~~, which proposal will have been approved by the supervisory board~~, the general meeting of shareholders may decide that a repayment on shares will either fully or partly be made not in cash but in participations in a company in which the Company participates either directly or indirectly.

9.	REGISTERED SHARES, SHARE CERTIFICATES, MISSING AND DAMAGED SHARE CERTIFICATES

9.1	The shares will be in registered form.

9.2	Upon written request by or on behalf of a shareholder, missing or damaged share certificates may be replaced by new share certificates bearing the same number, provided that the shareholder who has made such request, or the person making such request on his behalf, provides satisfactory evidence of his title and in so far as applicable, the loss of his share certificates to the ~~management b~~Board, and further subject to such conditions as the ~~management b~~Board may deem appropriate.

9.3	The issue of a new share certificate shall render the share certificate which its replaces invalid.

10.	SHAREHOLDERS’ REGISTER

A register will be kept at the office of the Company in accordance with the law.

The preceding sentence will not apply to the part of the register kept outside the Netherlands in order to comply with the legalisation applicable there or by virtue of any stock exchange regulations.

CHAPTER V TRANSFER OF SHARES, RIGHTS IN REM

11.	TRANSFER OF SHARES, LIMITED RIGHTS

The transfer of shares and the creation of limited rights on shares must be effected in accordance with the law.

CHAPTER VI MANAGEMENT~~, SUPERVISION~~ O~~N~~F ~~MANAGEMENT~~THE COMPANY.

12.	THE ~~MANAGEMENT BOARD AND SUPERVISORY~~ BOARD.

12.1	The Company will be managed by ~~a management~~the ~~b~~Board, consisting of ~~at least one (1) member under the supervision of a supervisory board. In case the management board consists of one (1) member, such member will hold the title of Chief Executive Officer (CEO).~~executive Board members and non-executive Board members.

~~12.2~~	~~With due observance of the provisions in the previous sentence, the number of members of the board will be determined by the supervisory board, provided that the supervisory board shall at all times consist of at least and nine (9) members.~~

12.2	The number of members of the Board will be determined by the Board, provided that the Board shall at all times consist of at least nine (9) members, including at least one (1) executive Board member who will hold the title of CEO, and the number of non-executive Board members will at all times exceed the number of executive Board member(s) by at least one (1). Only individuals can be Board members.

12.3	The general meeting of shareholders will appoint ~~both~~ the member~~(~~s ~~s)~~ of the ~~management b~~Board ~~and~~, subject to article 12.4~~, the members of the supervisory board, upon the nomination of the supervisory board~~.

Subject to article 12.4, the appointment of a member of the ~~supervisory b~~Board shall take place by way of a binding nomination prepared by the ~~supervisory b~~Board. The general meeting of shareholders may render such nomination non-binding by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than ~~half~~one-half (1/2) of the issued capital. In case of such a vote, the general meeting of shareholders will be free in its selection and appointment of a ~~supervisory b~~Board member to fill the vacancy by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than ~~half~~one-half (1/2) of the issued capital. If the proportion of the share capital of at least one-half (1/2) as referred to in the preceding sentence is not represented at the meeting, then no new meeting may be convened without such proportion of the share capital being represented.

~~The initial term of the CEO in office immediately following the date per which this article 12.2 became legally effective shall be five (5) years. Subsequent member(s) of the management board can be appointed for a maximum term of four (4) years and may be reappointed. There is no limit to the number of times a member of the management board can be reappointed.~~

The general meeting of shareholders may with due observance of article~~s 12.5 and 12.6~~ 12.5 at any time suspend and dismiss one or more members of the ~~management b~~Board ~~and/or the supervisory board~~.

The ~~supervisory b~~Board may at any time suspend one or more executive Board members ~~of the management board~~.

12.4	~~Unless the general meeting of shareholders, on the proposal of the supervisory board, determines that a~~Each member of the ~~supervisory board shall be appointed for a longer period, a member of the supervisory board~~Board will be appointed for a ~~maximum period of three (3) years, provided however that unless such member of the supervisory board has resigned at an earlier date, his term of office shall lapse~~term beginning on the day of his appointment and lapsing at the end of the ~~first~~next annual general meeting of shareholders~~, to be held after lapse of his term of appointment~~. A member may be re-appointed with due observance of the preceding sentence. There is no limit to the number of times a Board member ~~of the supervisory board~~ can be reappointed. The ~~supervisory b~~Board may draw up a retirement schedule for the members of the ~~supervisory b~~Board.

~~Periodical resignation will take place per the date of the annual general meeting of shareholders.~~

In case the number of members of the ~~supervisory b~~Board will be less than nine (9), the ~~supervisory b~~Board will remain competent, although a vacancy should be filled as soon as possible.

~~12.5~~	~~The supervisory board itself shall be entitled to appoint up to one-third (1/3) of the members of the supervisory board in accordance with the provisions of Article 2:143 DCC. Such appointments shall terminate on the date of the next following general meeting of shareholders.~~

12.5	~~12.6~~ The general meeting of shareholders may only adopt a resolution to suspend or dismiss a member of the ~~supervisory b~~Board ~~or management board~~ by means of a resolution adopted by at least two-thirds (2/3) of the valid votes cast, such two-third (2/3) majority representing more than half of the issued capital. If the proportion of the share capital of more than ~~one half~~one-half (1/2) as referred to in the preceding sentence is not represented at the meeting, then no new meeting may be convened without such proportion of the share capital being represented.

12.6	~~12.7~~ If either the general meeting of shareholders or the ~~supervisory b~~Board has suspended a member of the ~~management board or if the general meeting of shareholders has suspended a member of the supervisory board~~Board or executive Board member, respectively, the general meeting of shareholders shall within three (3) months after the suspension has taken effect resolve either to dismiss such member of the ~~management b~~Board ~~or such member of the supervisory board~~, or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted ~~in compliance with paragraph 5 of this article but~~ only once and in such event the suspension may be continued for a maximum period of three (3) months commencing on the day the general meeting of shareholders has adopted the resolution to continue suspension. If within the period of continued suspension the general meeting of shareholders has not resolved either to dismiss such member of the ~~management b~~Board ~~or such member of the supervisory board~~ or to terminate the suspension, the suspension shall lapse.

12.7	~~12.8~~ A member of the ~~management b~~Board ~~or a member of the supervisory board~~ shall in the event of a dismissal or suspension be given the opportunity to account for his actions at the general meeting of shareholders and to be assisted by an adviser.

12.8	~~12.9~~ On the basis of a remuneration policy determined by the general meeting of shareholders, the ~~supervisory b~~Board shall determine the remuneration and other terms of employment for the ~~management board~~executive Board member(s), provided that the executive Board member(s) may not participate in the deliberations and decision-making process concerning the remuneration of the executive Board member(s). With regard to arrangements concerning remuneration in the form of shares or share options, the ~~supervisory b~~Board shall submit a proposal to the general meeting of shareholders for its approval. This proposal must, at a minimum, state the number of shares or share options that may be granted to the ~~management~~executive ~~b~~Board member(s) and the criteria that apply to the granting of such shares or share options or the alteration of such arrangements.

12.9	Each non-executive Board member ~~of the supervisory board~~ shall be paid a fee at such rate as may from time to time be determined by the ~~supervisory b~~Board, provided that the aggregate of all fees paid per annum to any individual non-executive Board member~~s of the supervisory board~~ shall not exceed $2 million, unless otherwise decided by the general meeting of shareholders.

~~CHAPTER VII THE MANAGEMENT BOARD~~

13.	DUTIES ~~OF THE MANAGEMENT BOARD, DECISION MAKING PROCESS~~AND POWERS

13.1	The Board will be charged with the management ~~board~~of the Company. The Board may divide its duties, powers and authorities between the non-executive Board members and the executive Board member(s), provided that the executive Board member(s) will be charged with the management of the day to day affairs of the Company~~, subject to the supervision of the supervisory board.~~ and the non-executive Board members will be charged with supervising the executive Board member(s) and the general course of affairs of the Company and its associated enterprise. The executive Board member(s) will timely provide the non-executive Board members with the data necessary for the performance of their duties.

~~13.2~~	~~The management board may have itself assisted by one (1) or more persons to whom the title managing director or any other title of which the word managing director forms part, may be granted. The management board may grant a power of attorney or another continuous representative power to one (1) or more persons, whether or not employed by the Company.~~

13.2	~~13.3~~ The ~~management b~~Board may draw up regulations in which its internal matters will be arranged. The regulations ~~will require the approval of the supervisory board.~~may elaborate on the division of tasks referred to in article 13.1. Members of the Board may adopt legally valid resolutions with respect to matters that fall within the scope of the duties delegated to them in these regulations or otherwise delegated to them by the Board in writing.

13.3	The Board may establish such committees as it may deem necessary which committees may consist of one or more members of the Board. The Board appoints the members of each committee and determines the tasks of each committee. The Board may at any time change the duties and the composition of each committee.

13.4	Without prejudice to any other applicable provisions of these articles of association, the ~~management b~~Board shall ~~furthermore~~ require the approval of the ~~supervisory board and the~~ general meeting of shareholders for resolutions of the ~~management b~~Board regarding a significant change in the identity or nature of the Company or its associated enterprise, including in any event:

a.	the transfer of the entire enterprise or practically the entire enterprise of the Company to a third party, whether by acquisition, business merger, consolidation, sale of all or substantially all assets of the Company and its consolidated subsidiaries taken as a whole;

b.	~~to~~ conclud~~e~~ing or ~~cancel~~cancelling any long-lasting co-operation by the Company or a subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such co-operation or the cancellation thereof is of essential importance to the Company;

c.	~~to~~ acquir~~e~~ing or dispos~~e~~ing of a participating interest in the capital of a company with a value of at least ~~one third~~one-third (1/3) of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts of the Company, by the Company or a subsidiary.

~~13.5~~	~~The approval of the supervisory board is required per resolution of the management board with regard to:~~

~~a.~~	~~adopting or changing substantially the strategy of the Company and its associated enterprises from that set forth in the existing strategic plan, budget and business plan;~~

~~b.~~	~~to adopt or change any material new strategic plan, budget or business plan for the Company and its associated enterprises or any material amendments to any such existing strategic plan, budget~~

~~or business plan adopted by the Company and its associated enterprises or aggregate expenditures exceeding the overall budget by greater than ten percent (10%).~~

13.5	~~13.6~~ Without prejudice to the other relevant provisions of these articles of association the ~~supervisory b~~Board may adopt resolutions pursuant to which ~~other~~ clearly specified resolutions of the ~~management~~executive ~~b~~Board ~~will~~member(s) shall also require its approval.

~~The supervisory board shall inform the management board without delay of any such resolution.~~

13.6	~~13.7~~ The lacking of the approval of the ~~supervisory b~~Board as mentioned in paragraphs ~~4, 5~~ 13.4 and ~~6 of this article~~ 13.5 may not be invoked by or against third parties.

14.	REPRESENTATION

14.1	The Company shall be represented by the ~~management b~~Board or any executive Board member ~~of the management board~~ acting individually.

~~14.2~~	~~In case all members of the management board are absent or unable to attend, the supervisory board shall be temporarily entrusted with the management of the Company. The supervisory board will in said case be competent to temporarily entrust the management of the Company to one (1) or several persons from its number or otherwise. Any such person or persons shall be bound by the rules of the management board when acting in such capacity.~~

14.2	~~14.3~~ The ~~management~~executive ~~b~~Board member(s) may appoint representatives with full or limited authority to represent the Company, acting either individually or jointly with one or more other persons. Each of those representatives shall represent the Company with due observance of those limits. The ~~management b~~Board will determine their title.

15.	~~SUPERVISORY BOARD~~ VACANCY OR INABILITY TO ACT OF BOARD MEMBERS

15.1	If the seat of an executive Board member is vacant or upon the inability to act of an executive Board member, the remaining executive Board member(s) shall temporarily be entrusted with the executive management of the Company; provided that the Board may provide for a temporary replacement. If the seats of all executive Board members are vacant or upon the inability to act of all executive Board members or the sole executive Board member, as the case may be, the day-to-day management of the Company shall temporarily be entrusted to the non-executive Board members, provided that the Board may provide for temporary replacements.

15.2	If the seat of a non-executive Board member is vacant or upon the inability to act of a non-executive Board member, the remaining non-executive Board member(s) shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that non-executive Board member; provided that the Board may provide for a temporary replacement. If the seats of all non-executive Board members are vacant or upon the inability to act of all non-executive Board members, the general meeting of shareholders shall be authorised to temporarily entrust the performance of the duties and the exercise of the authorities of non-executive Board members to one or more other individuals.

~~15.1~~	~~It will be the task of the supervisory board to supervise the policy of the management board and the general course of affairs of the Company and its associated enterprise. The supervisory board will assist the management board by the rendering of advice. In the performance of their duties, the supervisory board will be guided by the interest of the Company and its associated enterprise. The members of the supervisory board shall be natural persons.~~

~~15.2~~	~~The management board will timely provide the supervisory board with the data necessary for the performance of its duties.~~

~~15.3~~	~~The supervisory board may appoint committees from among its members.~~

16.	MEETINGS OF THE ~~SUPERVISORY~~ BOARD, DECISION MAKING PROCESS

16.1	The ~~supervisory b~~Board shall appoint a chairman and, if necessary, a ~~deputy~~vice chairman from ~~its number. The supervisory~~among the non-executive Board members. The ~~b~~Board will designate a secretary and, if necessary, a deputy secretary whether or not from its number.

16.2	The ~~supervisory b~~Board will hold a meeting whenever deemed desirable by the chairman or the ~~other~~majority of the members of the ~~supervisory b~~Board. A member of the ~~supervisory b~~Board may have himself represented at a meeting by one other member of the ~~supervisory b~~Board authorised in writing.

16.3	The ~~supervisory b~~Board shall include the division of duties within, and the procedure of, the ~~supervisory b~~Board and its committees in a set of rules. The ~~supervisory b~~Board and its members shall be bound to fully observe the provisions of such rules in all their actions and decision making. Such rules can only be amended by the ~~supervisory b~~Board.

16.4	The ~~supervisory b~~Board will pass its resolutions by an absolute majority of the votes validly cast.

A member of the ~~supervisory b~~Board shall not participate in the determinations and decision-making process regarding a subject if he has a direct or indirect personal conflict of interest with the Company. If as a result thereof no resolution can be adopted, resolutions shall be adopted by the general meeting.

Abstentions will be regarded as votes not cast.

In case of a voting tie on matters, the proposal will have been rejected.

In case of a voting tie on matters relating to persons (including nominations and appointments), the resolution will be postponed until the next following meeting. In case there will again be an equality of votes, no resolution will be passed.

16.5	The passing of resolutions will require a majority of the members of the ~~supervisory board~~Board, or of the non-executive Board members, if applicable, holding office being present or represented at that meeting.

16.6	Minutes of the proceedings at the meetings will be kept by the secretary of the ~~supervisory b~~Board. The minutes will be confirmed and signed by the persons who will have acted as chairman and secretary at the meeting.

16.7	The ~~supervisory b~~Board may also pass resolutions without a meeting being held, provided (i) the proposal concerned has been dispatched to the home address or to a previously stated other address of all members of the ~~supervisory b~~Board by letter, facsimile or e-mail, (ii) none of them has opposed said manner of passing resolutions and (iii) the majority of the ~~supervisory b~~Board holding office and entitled to approve the proposals concerned has declared to favour ~~the~~such proposals ~~concerned~~ by letter, facsimile or e-mail.

The secretary will draw up a report of a resolution thus passed whilst adding the incoming replies, which report will be added to the minutes after having been co-signed by the chairman.

16.8	A member of the ~~supervisory b~~Board shall disclose to the other members of the ~~Supervisory~~ Board, and shall not take part in deliberations or decision-making on, a subject or transaction in relation to which he or she has a conflict of interest with the Company.

CHAPTER VIII GENERAL MEETING OF SHAREHOLDERS, MEETINGS OF HOLDERS OF A CERTAIN CLASS OF SHARES

17.	ANNUAL AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

17.1	Annually a general meeting of shareholders will be held, at which inter alia the following items will be considered~~;~~:

a.	the adoption of the Annual Accounts and – with due observance of the provisions of article 21 – the allocation of profits;

b.	the proposal regarding the discharge from liability to members of the ~~management b~~Board for ~~the~~their management in the last financial year;

~~c.~~	~~the proposal regarding the discharge from liability to the members of the supervisory board for their supervision in the last financial year;~~

c.	~~d.~~ if applicable, the proposal to pay dividends; and

d.	~~e.~~ other proposals raised for consideration by the ~~supervisory b~~Board ~~or the management board~~.

17.2	The annual general meeting of shareholders will at the latest be held in the month of June.

17.3	Other general meetings of shareholders will be held whenever the ~~management b~~Board ~~and/or the supervisory board~~ will pass a resolution to convene such a meeting.

17.4	The shareholders as well as the holders of depository receipts will be called to attend a general meeting of shareholders by or on behalf of the ~~management b~~Board ~~or the supervisory board~~ by electronic means.

17.5	The convening notice for a general meeting of shareholders will be given no less than 15 days before the meeting, or such other time as required by law.

17.6	The convening notice will state the subjects to be discussed and/or resolved upon as well as all other information prescribed by law and/or these articles of association.

17.7	One or more shareholders or holders of depository receipts representing solely or jointly at least one/hundredth (1/100) part of the issued share capital or, if and as long as the shares of the Company are admitted to trading on a market in financial instruments as referred to in article 1:1 of the Financial Supervision Act (Wet financieel toezicht), whose shares represent a value of fifty million euro (EUR 50,000,000.00) or more can request the ~~supervisory b~~Board to place a matter on the agenda, provided that the Company has received such request at least sixty (60) days prior to the date of the general meeting of shareholders concerned.

17.8	One or more shareholders or holders of depository receipts representing solely or jointly at least one-tenth (1/10) part of the issued share capital can request the ~~supervisory b~~Board to convene a general meeting of shareholders. The ~~supervisory b~~Board shall publish a convening notice for such a general meeting of shareholders within four (4) weeks of receipt from such shareholders of a specified agenda for such general meeting of shareholders and, in the sole discretion of the ~~supervisory b~~Board, compelling evidence of the number of shares held by such shareholder or shareholders respectively the number of depository receipts held by such holder of depository receipts or holders of depository receipts.

17.9	No valid resolutions can be adopted at a general meeting of shareholders in respect of items which are not included in the agenda.

17.10	The ~~management b~~Board ~~and the supervisory board~~ shall provide the general meeting of shareholders with all requested information, unless this would be contrary to an overriding interest of the Company. If the ~~management b~~Board ~~and the supervisory board~~ invokes an overriding interest, ~~they~~it must give reasons therefore.

The ~~management b~~Board ~~and the supervisory board~~ shall inform the general meeting of shareholders by means of explanatory notes to the agenda of all facts and circumstances relevant to the proposals on the agenda. These explanatory notes to the agenda shall be put on the Company’s website.

17.11	Every pledgee and usufructuary holding voting rights on the relevant shares, will hold the rights accrued by law to holders of depository receipts.

18.	PLACE OF MEETING, CONVENING NOTICE

18.1	The general meeting of shareholders will be held in Rotterdam, Amsterdam or Haarlemmermeer (Schiphol Airport).

18.2	~~18.1~~ All convening notices for said meetings will be announced on the website of the Company, directly and permanently accessible until after the meeting~~, together with any additional information required pursuant to article 5:25ka of the Financial Supervision Act (Wet financieel toezicht), unless other announcements may be required by law~~.

19.	CHAIRMANSHIP, MINUTES, RIGHTS TO ATTEND MEETINGS, DECISION-TAKING PROCESS

19.1	The chairman of the ~~supervisory b~~Board will act as chairman of the general meeting of shareholders or, in case of his absence, one of the other Board members ~~of the supervisory board~~ to be designated by the ~~supervisory b~~Board. In case no Board member ~~of the supervisory board~~ will be present, the general meeting of shareholders itself will designate its presidium.

19.2	Minutes of the meetings will be kept at each meeting by the secretary of the ~~supervisory b~~Board or, in case of his or her absence, by the deputy secretary of ~~said~~the ~~b~~Board ~~-~~, in case he will have been designated~~-~~, which minutes will be confirmed and signed by the chairman and the ~~minutes~~ secretary or deputy secretary, as applicable, unless, at the request of the parties having convened the meetings, an official record will be drawn up by a civil law notary to be designated by them, in which case said official record need only be signed by the civil law notary and by the witnesses, if any.

The draft minutes of the general meeting of shareholders shall be made available, on request, to shareholders no later than three (3) months after the end of the meeting, after which the shareholders and the holders of depository receipts shall have the opportunity to react to the draft minutes in the following three months. The minutes shall then be adopted in the manner as described in the first sentence of this article 19.2.

If the notarial official record has been drawn up, the notarial official record shall be made available, on request, no later than three (3) months after the end of the general meeting of shareholders.

19.3	Every shareholder, pledgee and usufructuary (both provided they hold voting right on the relevant shares) will be competent, either personally or through an attorney authorised in writing, to attend the general meeting of shareholders, to address said meetings and to exercise the voting right. Every holder of a depositary receipt will be competent, either personally or through an attorney authorised in writing, to attend the general meeting of shareholders and to address the meeting. A warrant of attorney may be recorded in electronic form.

19.4	The ~~supervisory b~~Board may determine that attending and addressing the general meeting as well as participating in the deliberations and exercising the voting right may also take place by way of electronic means of communication. For that purpose it is required that the shareholders, pledgees, usufructuaries and holders of depository receipts or their attorneys authorised in writing can be identified and that they can simultaneously take note of the discussions at the meeting. The ~~supervisory b~~Board may set conditions for the use of electronic means of communication; these conditions shall be announced in the convening notice.

19.5	The provisions of paragraphs 3 and 4 of this article will be applicable to those persons who are a shareholder, usufructuary and pledgee (provided they hold the voting rights on the relevant shares) or a holder of a depository receipt as per the twenty-eighth (28th) day prior to the date of the meeting, such date hereinafter referred to as: the “record date”, ~~has~~and who have notified the Company in writing prior to the general meeting of shareholders of the intention to attend the general meeting of shareholders. The notification will state the name and the number of shares or depository receipts~~,~~ for which the applicant is entitled to attend the general meeting of shareholders. The provision on the notification to the Company will also apply to the attorney authorised in writing of an applicant.

19.6	The date mentioned in paragraph 5 of this article on which the notification of the intention to attend the general meeting of shareholders shall have been given at the latest, shall be determined by the ~~management b~~Board and cannot be fixed earlier than at a time on the twenty-eighth (28th) day~~,~~ prior to the date of the general meeting of shareholders.

19.7	If the provisions of paragraph 5 of this article are not applicable, the holders of the depository receipts as well as usufructuaries and pledgees holding voting rights, in order to be able to exercise their rights to attend meetings, shall deposit documentary evidence of their rights at the office of the Company or at a place designated for this purpose in the convocation for the meeting not later than on the seventh (7th) day prior to the meeting.

19.8	Moreover, the person who wishes to exercise the right to vote and to attend the meeting, shall sign the attendance list prior to the meeting, stating his name, the name(s) of the person(s) for whom he acts as attorney, the number of shares he is representing and, as far as applicable, the number of votes he is able to cast.

19.9	Those who have been authorised in writing shall present their warrant of attorney at the general meeting of shareholders unless the shareholder, usufructuary or pledgee has sent the warrant of attorney by e-mail to the Company or a person designated for such purpose by the Company in accordance with the relevant procedure explained on the website of the Company. The ~~supervisory b~~Board may resolve that the warrants of attorney of holders of voting rights will be attached to the attendance list.

19.10	Every share will carry the right to cast one (1) vote.

19.11	All resolutions for which the law or the articles of association do not prescribe a larger majority~~,~~ will be passed by an absolute majority of the votes cast.

19.12	Abstentions will be regarded as votes not cast.

19.13	The opinion of the chairman expressed at the meeting that a resolution has been passed by the general meeting of shareholders will be decisive. The same will apply to the text of a resolution passed insofar as votes will have been cast on a proposal not laid down in writing. However, in case immediately after said opinion having been expressed, its correctness will be challenged, a new ballot will be held in case the majority of the parties entitled to vote and present at the meeting, or in case the original votes will not have been cast by poll or in writing, a party entitled to vote and present at the meeting will make the relative request. As a result of said new ballot, the legal consequences of the original vote will be cancelled.

19.14	A certificate signed by the chairman and the secretary of the general meeting of shareholders, confirming that the general meeting of shareholders has adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties.

CHAPTER IX ANNUAL ACCOUNTS, PROFIT

20.	FINANCIAL YEAR AND ANNUAL ACCOUNTS

20.1	The financial year of the Company will coincide with the calendar year.

20.2	Annually, within four (4) months after the end of the financial year of the Company, the ~~management b~~Board will compile ~~an~~the ~~a~~Annual ~~a~~Accounts and ~~annual~~a board report.

20.3	The Company will grant an Accountant the assignment to audit the Annual Accounts. The general meeting of shareholders will be competent to grant the assignment. In case it will not proceed to do so, the ~~supervisory board will be competent or, in case the members of the supervisory board will be lacking or the supervisory board will fail to do so, the management board~~Board will be competent.

The designation of an Accountant will not be restricted by any nomination whatsoever~~; the~~. The assignment of an Accountant may be withdrawn ~~at any time~~ by the general meeting of shareholders or by the party by which it will have been granted~~; the assignment granted by the management board may moreover be withdrawn by the supervisory board~~, in each case in accordance with Dutch law. The Accountant will report to the ~~supervisory b~~Board ~~and the management board~~ with respect to his findings.

20.4	The general meeting of shareholders adopts the Annual Accounts. The Accountant may be questioned by the general meeting of shareholders in relation to its statement on the fairness of the Annual Accounts. The Accountant shall therefore be invited to attend this meeting and be entitled to address this meeting.

20.5	The Annual Accounts will be signed by ~~the management board and~~ all members of the ~~supervisory b~~Board. In case any signature(s) should be lacking, the reason thereof will be stated.

20.6	The Annual Accounts, the ~~annual~~board report and the data to be added by virtue of section 2:392 paragraph 1 DCC, will be deposited at the office of the Company, for perusal by the shareholders as well as the holders of depositary receipts as of the date of the convening notice for the annual meeting.

Said shareholders and holders of depositary receipts may peruse the documents there and gratuitously obtain a copy thereof.

Furthermore, anyone else may inspect the documents referred to in the first sentence of the present paragraph, insofar as said documents shall be made public after adoption, and obtain a copy thereof at a price not exceeding cost.

20.7	The Annual Accounts shall be published within eight (8) days after having been adopted. It will be made public by depositing a full copy thereof in the Dutch language, or in case this will not have been drawn up, a copy in English, in accordance with section 2:394 DCC. The date of adoption shall be stated on the copy.

21.	APPROPRIATION OF PROFIT

21.1	To the charge of the profit, any such amounts will be allocated to reserves as will be fixed by the ~~management b~~Board ~~with approval of the supervisory board~~.

21.2	After the allocation to the reserves in accordance with the preceding paragraph, the general meeting of shareholders shall determine the allocation of the remaining profits. For the computation of the amount of profit to be distributed on each share, only the amount of the obligatory payments on the nominal amount of the shares shall be taken into account.

21.3	Distributions can only be made up to the amount of the Distributable Part of the Shareholders’ Equity.

21.4	Distributions will be made after adoption of the Annual Accounts evidencing these to be permissible.

21.5	~~With approval of the supervisory~~The ~~b~~Board ~~, the management board~~ may pass a resolution for the distribution of an interim dividend or other interim distribution provided the requirement of paragraph 3 of this article will have been fulfilled as will be evident from an interim specification of equity. Said specification will relate to the position of the equity at the earliest on the first day of the third month prior to the month in which the resolution for the distribution of an interim dividend will be announced. Said specification will be drawn up with due observance of the valuation methods deemed acceptable in society. The amounts to be reserved by virtue of the law will figure in the specification of equity. It will be signed by or on behalf of the ~~management b~~Board or if the signature should be lacking, the reason thereof will be stated. The specification of equity will be deposited at the offices of the ~~T~~trade ~~R~~register of the ~~district in which the Company is registered~~chamber of commerce within eight (8) days after the date on which the resolution for distribution will be announced.

21.6	The ~~supervisory b~~Board will decide at what places and as of what dates dividends and other distribution on shares will be made payable.

21.7	The Company shall only pay dividends and other distributions (irrespective of their form) on shares to those in whose name the shares are registered on the date that such dividends or other distribution was declared. Such payment discharges the Company.

21.8	Dividends, not collected within five (5) years after the first day on which they became payable, will revert to the Company.

21.9	In case the profit and loss account in any year will show any loss that cannot be covered by the reserves or extinguished in any other manner, no profit will be distributed in a following year or in subsequent years until said loss has been covered by reserves or extinguished in any other manner.

21.10	On a proposal of the ~~management b~~Board~~, approved by the supervisory board~~, the general meeting of shareholders may pass a resolution for distributions of profit – or also to the charge of a reserve susceptible to distribution in shares, in depository receipts thereof or in participations in a company in which the Company participates directly or indirectly.

CHAPTER X AMENDMENT TO THE ARTICLES OF ASSOCIATION, LIQUIDATION

22.	AMENDMENT TO THE ARTICLES OF ASSOCIATION. DISSOLUTION.

22.1	A resolution for the amendment of the articles of association or for dissolution of the Company may only be passed by the general meeting of shareholders on the proposal of the ~~management b~~Board ~~with approval of the supervisory board~~.

22.2	A resolution for the legal merger (juridische fusie) or legal demerger (juridische splitsing) of the Company may only be passed by the general meeting of shareholders on the proposal of the ~~management b~~Board ~~with the approval of the supervisory board~~.

22.3	In case a proposal for amendment of the articles of association or dissolution of the Company will be made to the general meeting of shareholders, this shall invariably be stated in the actual convening notice for said meeting and – in case it will concern an amendment of the articles of association – a copy of the proposal, containing the verbatim text of the proposed amendment, shall simultaneously be deposited at the office of the Company for perusal by every shareholder and every holder of a depository receipt of a share issued with the cooperation of the Company, until the end of the meeting.

23.	LIQUIDATION

23.1	In case of a Liquidation of the Company, the ~~management~~executive ~~b~~Board member(s) will be charged with the liquidation of the affairs of the Company and the ~~supervisory~~non-executive ~~b~~Board members will be charged with the supervision thereof, without prejudice to the provisions in section 2:23 paragraph 2 DCC.

23.2	During the Liquidation, the provisions of the articles of association will as much as possible continue to be effective.

The balance remaining after payment of all creditors of the Company will be distributed to the shareholders in proportion to each of their shareholdings.

CHAPTER	XI INDEMNIFICATION BY THE COMPANY

24.	INDEMNIFICATION

The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”) by reason of the fact that he or she (or a person or entity for whom he or she) is or was a member of the ~~management b~~Board or a member ~~of the supervisory board of the Company or a member~~ of a similar body of any direct or indirect subsidiary of the Company or is or was serving as an agent (as defined below) of the Company, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action suit or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only, if the Proceeding (or part thereof) was authorised by the ~~management b~~Board ~~with approval of the supervisory board of the Company~~. For purposes of this article, an “agent” of the Company includes any person who is or was a ~~supervisory b~~Board member, ~~management board member, director,~~ officer, employee or other agent of the Company or is or was serving at the request of the Company as a supervisory board member, management board member, director, officer, employee or other agent of another company, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or other agent of a company which was a predecessor company of the Company or of another enterprise at the request of such predecessor company.

Expenses (including attorneys’ fees) incurred in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding upon a resolution of the ~~management b~~Board ~~which will have been approved by supervisory board~~ with respect to the specific case; provided that the Company shall have received an undertaking by or on behalf of the person seeking to have his expenses paid to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company in accordance with this article.

Appendix B

LYONDELLBASELL INDUSTRIES N.V.

GLOBAL EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated effective October 1, 2018)

SECTION 1

PURPOSE AND TERM

1.1	Purpose. The purpose of the LyondellBasell Industries N.V. Global Employee Stock Purchase Plan (the “Plan”) is to provide an incentive for Eligible Employees to devote their best efforts to the success of LyondellBasell Industries N.V. (the “Company”), and to afford such employees an opportunity to obtain a proprietary interest in the continued growth and prosperity of the Company through ownership of its common stock.

The Company intends that the Plan qualify as an “employee stock purchase plan” under Code Section 423 (including any amendments or replacements of such section), and all provisions of the Plan shall be construed in a manner consistent with the requirements of that Code Section. Notwithstanding, the Company may establish one or more sub-plans of the Plan which do not qualify as a Code Section 423 plan for specified groups of Employees in order to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of the Plan with the laws and requirements of such countries in order to allow such Employees to purchase shares of Stock in a manner similar to the Plan.

1.2	Term of Plan. The Plan shall continue in effect until the earlier of (a) the third anniversary of the Effective Date, (b) its termination by the Board, or (c) the date on which all of the shares of Stock available for issuance under the Plan have been issued.

SECTION 2

DEFINITIONS

2.1	Definitions. Any term not expressly defined in the Plan shall have the same definition as set forth in Code Section 423. Whenever the following words and phrases are used in the Plan, they shall have the respective meanings set forth below:

(a)	“Act” means the Securities Exchange Act of 1934, as amended from time to time.

(b)	“Affiliate” means, other than a Subsidiary, any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company.

(c)	“Administrator” means each individual designated by the Company to receive Enrollment Agreements, withdrawal notices and other communications from Eligible Employees.

(d)	“Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(e)	“Change in Control” means “Change of Control” as defined under the LyondellBasell Industries 2017 Long-Term Incentive Plan, as may be amended from time to time, or any successor plan as may be established by the Company.

(f)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(g)	“Committee” means the Compensation Committee of the Company’s Board of Directors, or another committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board as described in Section 9. Unless the powers of the Committee have been specifically limited by the Board, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(h)	“Company” means LyondellBasell Industries N.V. and any present or future parent corporation of the Company (as defined in Code Section 424(e)).

(i)	“Compensation” means, with respect to each payroll period in any Purchase Period, the actual wages or salary paid to a Participant for services actually rendered at the Participant’s base rate of pay prior to any salary reductions, but excluding extra pay such as overtime, holiday, premiums, bonuses, living or other allowances.

(j)	“Effective Date” means October 1, 2018, the Effective Date of the current restatement of the Plan.

(k)	“Eligible Employee” means an individual who, on the Offering Date, is an Employee of a Participating Company or a Participating Affiliate; provided, however, that any Employee who, immediately after the grant of a Purchase Right hereunder, would own (within the meaning of Code Section 424(d)) Common Stock (including stock that such employee may purchase under outstanding options) possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of a Subsidiary, shall be ineligible to participate in the Plan.

(l)	“Employee” means a person treated as an employee of a Participating Company for purposes of Code Section 423 or, for Participating Companies and Participating Affiliates offering participation in a sub-plan of the Plan that does not meet the requirements of Code Section 423, persons treated as an employee as determined under local laws, rules and regulations and specified in the applicable sub-plan. For purposes of this Plan, a Participant shall cease to be an Employee either upon an actual termination of employment or upon the company employing the employee ceasing to be a Participating Company or a Participating Affiliate. For purposes of the Plan, an individual shall not cease to be an Employee while such individual is on any military leave, sick leave, statutory leave (as determined under local law) or other bona fide leave of absence of one hundred and eighty (180) days or less approved by the Company. In the event an individual’s leave of absence exceeds one hundred and eighty (180) days, the individual shall cease to be an Employee on the one hundred and eighty-first (181st) day of such leave unless the individual’s right to reemployment with the Company is guaranteed either by statute or by contract. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any governmental agency subsequently makes a contrary determination.

(m)	“Enrollment Agreement” means an agreement in such written or electronic form as specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions or such other form of contribution as may be permitted under the Plan (or any sub-plan established pursuant to Sections 9.4 or 9.5) from the Employee’s Compensation.

(n)	“Enrollment Period” means a period established by the Company, in its complete and absolute discretion, which precedes each October 1 and April 1, during which an Eligible Employee may elect to participate in the Plan as of the first day of the Purchase Period commencing on the applicable October 1 or April 1. Each Enrollment Period shall be long enough to provide Eligible Employees a reasonable opportunity to elect participation and shall end in the month preceding the applicable Purchase Period.

(o)	“Fair Market Value” means, as of any specified date (i) if the Stock is listed on a national securities exchange, the final closing sales price per share of the Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the Stock is not so listed, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the OTC Bulletin Board, or, if not reported by the OTC Bulletin Board, by Pink OTC Markets Inc., or (iii) if none of the above are applicable, the fair market value of a share of Stock as determined in good faith by the Committee in a manner that complies with the requirements of Section 409A of the Code, if applicable.

(p)	“Offering” means the Company’s grant of a Purchase Right as described in Section 5.

(q)	“Offering Date” means the first business day of each Purchase Period.

(r)	“Participant” means an Eligible Employee who has elected to participate in the Plan by submitting a Enrollment Agreement as provided in Section 3.2.

(s)	“Participating Affiliate” means any Affiliate designated by the Board, in its sole and absolute discretion, as a company that may offer participation in a sub-plan of the Plan which does not meet the requirements of Code Section 423 to its Eligible Employees pursuant to Sections 9.4 or 9.5 of the Plan. The Board shall have the sole and absolute discretion to determine from time to time when and if an Affiliate shall be classified as a Participating Affiliate.

(t)	“Participating Company” means the Company and any Subsidiary designated by the Board, in its sole and absolute discretion, as a company that may offer participation in the Plan to its Eligible Employees. The Board shall have the sole and absolute discretion to determine from time to time when and if the Company or a Subsidiary shall be classified as a Participating Company.

(u)	“Plan” means the LyondellBasell Industries N.V. Global Employee Stock Purchase Plan.

(v)	“Plan Year” means the consecutive twelve (12) month period commencing each October 1.

(w)	“Purchase Date” means the last business day of each Purchase Period.

(x)	“Purchase Period” means, for each Plan Year, the consecutive three (3) month periods commencing on the first day of July, October, January and April, or such other period as may be established by the Board in its sole discretion.

(y)	“Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as established from time to time by the Board.

(z)	“Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase shares of stock as provided in Section 5, which the Participant may or may not exercise during the Offering Period.

(aa)	“Stock” means the ordinary shares, par value € 0.04, of the Company, as adjusted from time to time in accordance with Section 8.1

(bb)	“Subsidiary” means a present or future “subsidiary corporation” of the Company within the meaning of Code Section 424(f).

2.2	Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

SECTION 3

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. An Employee may elect to participate in the Plan as of the October 1 or April 1 following the first Enrollment Period in which such person becomes an Eligible Employee by complying with the enrollment procedures set forth in Section 3.2.

3.2	Participation.

(a)	An Eligible Employee shall become a Participant in an Offering by submitting a properly completed Enrollment Agreement to the Administrator. The Company shall establish enrollment procedures for the submission of such Enrollment Agreements to the Administrator using written and/or electronic election forms and shall communicate such procedures to all Eligible Employees. An Eligible Employee who does not timely submit a properly completed Enrollment Agreement to the Administrator during an Enrollment Period shall not participate in the Plan until the first Purchase Period following an open Enrollment Period during which the Eligible Employee does timely submit a properly completed Enrollment Agreement.

(b)	A Participant may modify his or her election in accordance with the procedures established in Section 4 or withdraw from the Plan in accordance with procedures established under Section 3.4.

(c)	Subject to the limitations set forth in Section 5.3, a Participant who (i) has elected to participate in the Plan pursuant to Subsection (a), and (ii) has not withdrawn from the Plan pursuant to Section 3.4 shall be deemed to have made the same election to participate in the Plan, including the same payroll deduction authorization, for each subsequent Purchase Period that applied at the end of the prior Purchase Period.

3.3	Termination of Employment or Loss of Eligibility.

(a)	In the event that the employment of a Participant is terminated prior to a Purchase Date, for any reason, including retirement, disability or death, or in the event a Participant is no longer an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately and thereupon, automatically and without any further act on his or her part, such Participant’s payroll deduction authorization shall terminate. Payroll deductions credited to the Participant’s Plan account since the last Purchase Date shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s legal representative. Interest shall not be paid on returned payroll deductions unless otherwise required under applicable law. Further, all of the Participant’s rights under the Plan shall terminate.

(b)	A Participant whose participation in the Plan has been terminated may only participate in the Plan again by again satisfying the requirements of Sections 3.1 and 3.2.

3.4

Voluntary Withdrawal from Plan. A Participant may withdraw from the Plan at any time by submitting a withdrawal election to the Administrator in accordance with procedures established by the Company. Such a Participant’s payroll deduction shall cease and the Participant shall receive a refund of all payroll deductions credited to his or her Plan account that have not been applied toward the purchase of Stock. Amounts withdrawn shall be returned to the Participant as soon as practicable after the withdrawal and may not be applied to the purchase of shares of Stock in any other Offering under the Plan. A Participant who withdraws from the Plan may only participate in the Plan again by again satisfying the requirements of Sections 3.1 and 3.2. The Company may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section, establish a minimum amount that must be retained in the Participant’s Plan account, or terminate the withdrawal right provided by this Section.

SECTION 4

PAYROLL DEDUCTIONS AND PARTICIPANT ACCOUNTS

4.1	Payroll Deductions.

(a)	Shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from a Participant’s Compensation accumulated during the Purchase Period for which such Purchase Right was granted.

(b)	An Eligible Employee who elects to enroll in the Plan as a Participant shall designate in the Enrollment Agreement a whole percentage from one percent (1%) to ten percent (10%) of his or her Compensation to be deducted each pay period during the Purchase Period and paid into the Plan for his or her account; provided, however, the maximum payroll deductions for each Plan Year shall be Fifteen Thousand U.S. Dollars (US$15,000). Notwithstanding the foregoing, the Board may change the limits on payroll deductions effective as of any future Plan Year.

(c)	Payroll deductions for a Purchase Period shall commence on the first pay day following the Offering Date and shall continue to be deducted each pay day through the end of the Purchase Period, unless as otherwise provided herein.

(d)	Interest shall not be paid on a Participant’s payroll deductions.

(e)	A Participant may elect to withdraw his or her payroll deductions only pursuant to Section 3.4.

(f)	Subject to the limits of Subsection (b), a Participant may elect to change his or her rate of payroll deductions up to twice during a Purchase Period in accordance with procedures established by the Company, and such change shall become effective as soon as reasonably practicable. A Participant who elects to decrease the rate of his or her payroll deductions to zero percent (0%) shall remain a Participant in the Plan unless and until such Participant elects to withdraw from the Plan pursuant to Section 3.4.

(g)	The Company may, in its sole discretion, suspend a Participant’s payroll deductions under the Plan to the extent required to comply with the limitations described in Sections 5.3 and 5.4. If the Company suspends a Participant’s payroll deductions under this provision, the Participant may only participate in the Plan again by again satisfying the requirements of Sections 3.1 and 3.2.

(h)	The provisions of this Section 4.1 shall not apply to a sub-plan to the extent they are inconsistent with local law. If local law prohibits payroll deductions, affected Participants shall be permitted to purchase Shares under the sub-plan with such other forms of contribution which may be permitted under local law and which are specified under the applicable sub-plan.

4.2	Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions or other amounts contributed to the Plan by or on behalf of a Participant shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All payroll deductions or other amounts contributed to the Plan by or on behalf of a Participant may be used by the Company for any corporate purpose.

SECTION 5

GRANT OF PURCHASE RIGHT

5.1	General. On each Offering Date, the Company shall grant to each Participant a Purchase Right under the Plan to purchase shares of Stock. Each Purchase Right shall be treated as an option for purposes of Code Section 423.

5.2	Term of Purchase Right. Each Purchase Right shall have a term equal to the length of the Purchase Period to which the Purchase Right relates.

5.3	Number of Shares Subject to a Purchase Right. On each Offering Date, each Participant automatically shall be granted a Purchase Right consisting of an option to purchase the number of whole shares of Stock determined by dividing Twenty-Five Thousand U.S. Dollars (US$25,000) by the Fair Market Value of a share of Stock on such Offering Date, reduced by the aggregate purchase price of any Stock previously purchased by a Participant under the Plan during any Purchase Periods which occurred during the same calendar year.

5.4	Limitation under Code Section 423(b)(8). Notwithstanding any provision in this Plan to the contrary, no Participant shall be granted a Purchase Right under the Plan to the extent that it permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Code Section 423, exceeds twenty-five thousand dollars ($25,000) in Fair Market Value of Stock (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. Any payroll deductions in excess of the amount specified in the foregoing sentence shall be returned to the Participant as soon as administratively practicable following the next Offering Date.

5.5	No Assignment. A Purchase Right granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by a Participant of a Purchase Right or any rights granted under the Plan.

5.6	Rights As Shareholder And Employee. With respect to shares of Stock subject to an Offering, a Participant shall not be deemed to be a stockholder and shall not have any rights or privileges of a stockholder by virtue of the Participant’s participation in the Plan until such Purchase Right has been exercised and the certificate for the shares purchased pursuant to the exercise has been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 8.1. Nothing herein shall confer upon a Participant any right to continue in the employ of a Participating Company or a Participating Affiliate, or interfere in any way with any right of a Participating Company or a Participating Affiliate to terminate the Participant’s employment at any time, except as otherwise provided under applicable law.

5.7	Notices. All notices or other communications by a Participant to the Board, the Committee and/or the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Administrator.

SECTION 6

EXERCISE OF PURCHASE RIGHT

6.1	Exercise of Purchase Right. The Purchase Right for each Participant shall be automatically exercised on each Purchase Date and such Participant shall automatically acquire the number of whole and partial shares of Stock determined by dividing (i) the total amount of the Participant’s payroll deductions accumulated in his or her Plan account during the Purchase Period, by (ii) the Purchase Price, to the extent the issuance of Stock to such Participant upon such exercise is lawful. However, in no event shall the number of shares purchased by the Participant during a Purchase Period exceed the number of shares subject to the Participant’s Purchase Right, as determined under Section 5.3 above. Any cash balance remaining in a Participant’s Plan account following any Purchase Period shall be refunded to the Participant as soon as practicable after such Purchase Period ends.

6.2	Oversubscription. In the event, with respect to any Offering hereunder, that the number of shares of Stock that might be purchased by all Participants in the Plan on a Purchase Date exceeds the number of shares of Stock available in the Plan as provided in Section 7.1, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Company shall determine to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

6.3	Delivery of Stock. As soon as practicable after each Purchase Date, the Company shall arrange the delivery to each Participant of one or more certificates representing the shares of Stock acquired by the Participant on such Purchase Date; provided, however, that the Company may deliver such shares electronically to a broker that holds such shares in street name for the benefit of the Participant. Shares of Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant, or, if requested by the Participant, in the name of the Participant and his or her spouse, or, if applicable, in the names of the heirs of the Participant.

6.4	Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and non-U.S. tax withholding obligations of the Participating Company or the Participating Affiliate that arise upon exercise of the Purchase Right or upon such disposition of shares, if any, in accordance with such procedures and withholding methods as may be established by the Company. The Participating Company or the Participating Affiliate may, but shall not be obligated to, withhold from any compensation or other amounts payable to the Participant the amount necessary to meet such withholding obligations.

6.5	Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised at the end of the Purchase Period to which the Purchase Right relates shall expire immediately upon the end of such Purchase Period.

6.6	Reports to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded to the Participant pursuant to Section 6.1. The report may be delivered in such form and by such means, including by electronic transmission, as the Company may determine.

6.7

Notification of Sale of Shares. Each Participant shall give the Company and/or the Administrator prompt notice of any disposition of Stock acquired pursuant to the Purchase Rights granted under the Plan in accordance with such procedures as may be established by the Company. The Company may require that until such time as a Participant disposes of Stock acquired pursuant to Purchase Rights granted under the Plan, the Participant shall hold all such shares in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the lapse of the time periods with respect to such Purchase Rights. The Company may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

SECTION 7

STOCK SUBJECT TO THE PLAN

7.1	Stock Subject to the Plan. The maximum aggregate number of shares of Stock that may be issued under the Plan (including any sub-plan established pursuant to Sections 9.4 and 9.5) shall be One Million Five Hundred Thousand (1,500,000), subject to adjustment in accordance with Section 8; provided, no more than Five Hundred Thousand (500,000) shares of Stock may be issued during any Plan Year. Shares of Stock issued under the Plan shall consist of authorized but unissued shares, reacquired shares, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of such Purchase Right shall again be available for issuance under the Plan.

7.2	Legends. The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section.

7.3	Securities Laws. The Company shall not be obligated to issue any Stock pursuant to any offering under the Plan at any time when the offer, issuance, or sale of shares covered by such Offering (i) has not been registered under the Securities Act of 1933, as amended, or does not comply with such other federal, state or non-U.S. laws, rules or regulations, or the requirements of any stock exchange upon which the Stock may then be listed, as the Company or the Board deems applicable, and (ii) in the opinion of legal counsel for the Company, there is no exemption from the requirements of such laws, rules, regulations, or requirements available for the offer, issuance, and sale of such shares. Further, all stock acquired pursuant to the Plan shall be subject to the Company’s policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time. The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state or non-U.S. law with respect to such securities. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

SECTION 8

RECAPITALIZATION, REORGANIZATION

AND CHANGE IN CONTROL

8.1

Adjustments for Changes in Stock. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization in which the Company is a party, appropriate adjustments shall be made in the number and class of shares of Stock subject to the Plan and each Purchase Right, and in the Purchase Price. If a majority of the shares which are of the same class as the shares of Stock that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to a Change in Control as described in Section 8.2) shares of another corporation, the Board may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for new shares. In the event of any such amendment, the number of shares subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion. Any fractional share resulting from an adjustment pursuant to this Section 8.1 shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Board pursuant to this Section 8.1 shall be final, binding and conclusive.

8.2	Change in Control. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Company”), may assume the Company’s rights and obligations under the Plan. If the Acquiring Company elects not to assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Purchase Period shall be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights that are neither assumed by the Acquiring Company in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

SECTION 9

PLAN ADMINISTRATION

9.1	Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan, any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Board and shall be final and binding upon all persons having an interest in the Plan or the Purchase Right. Subject to the provisions of the Plan, the Board shall determine all of the relevant terms and conditions of Purchase Rights granted pursuant to the Plan; provided, however, that all Participants granted Purchase Rights pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423(b)(5). The Board may assign any of its administrative tasks set forth herein to the Company, except that the Board may not delegate the task of designating Participating Companies or Participating Affiliates, or its authority to make adjustments pursuant to Section 8.1. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

9.2	Authority of Officers. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the officer has apparent authority with respect to such matter, right, obligation, determination or election.

9.3

Policies and Procedures Established by the Company. The Company may, from time to time, consistent with the Plan and the requirements of Code Section 423, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its sole discretion, for the proper administration of the Plan, including, without limitation, (i) a minimum payroll deduction amount required for participation in an Offering, (ii) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (iii) an exchange ratio applicable to amounts withheld in a currency other than United States dollars, (iv) a supplemental payment or payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Enrollment Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Code Section 423, and (v) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan.

9.4	Participation Outside of the United States. Notwithstanding anything in the Plan to the contrary, the Board may, in its sole discretion, establish sub-plans of the Plan which do not satisfy the requirements of Code Section 423 for purposes of effectuating the participation of Eligible Employees employed by a Participating Company located in countries outside of the United States. For purposes of the foregoing, the Board may establish one or more sub-plans to: (a) amend or vary the terms of the Plan in order to conform such terms with the laws, rules and regulations of each country outside of the United States where the Participating Company is located; (b) amend or vary the terms of the Plan in each country where the Participating Company is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants or the Participating Company, or (c) amend or vary the terms of the Plan in each country outside of the United States where the Participating Company is located as it considers necessary or desirable to meet the goals and objectives of the Plan. Each sub-plan established pursuant to this Section 9.4 shall be reflected in a written appendix to the Plan for each Participating Company in such country, and shall be treated as being separate and independent from the Plan; provided, the total number of shares of Stock authorized to be issued under the Plan shall include any shares of Stock issued under such non-Code Section 423 sub-plans. To the extent permitted under applicable law, the Board may delegate its authority and responsibilities under this Section 9.4 to an appropriate sub-committee consisting of one or more officers of the Company.

9.5	Participation by Affiliates. Notwithstanding anything in the Plan to the contrary, the Board may, in its sole discretion, establish sub-plans of the Plan which do not satisfy the requirements of Code Section 423 for purposes of effectuating the participation of Eligible Employees employed by a Participating Affiliate located in the United States or outside of the United States. For purposes of Participating Affiliates located outside of the United States, the Board may establish one or more sub-plans to: (a) amend or vary the terms of the Plan in order to conform such terms with the laws, rules and regulations of each country outside of the United States where the Participating Affiliate is located; (b) amend or vary the terms of the Plan in each country where the Participating Affiliate is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants or the Participating Affiliate, or (c) amend or vary the terms of the Plan in each country outside of the United States where the Participating Affiliate is located as it considers necessary or desirable to meet the goals and objectives of the Plan. Each sub-plan established pursuant to this Section 9.5 shall be reflected in a written appendix to the Plan for each Participating Affiliate in such country, and shall be treated as being separate and independent from the Plan; provided, the total number of shares of Stock authorized to be issued under the Plan shall include any shares of Stock issued under such non-Code Section 423 sub-plans. To the extent permitted under applicable law, the Board may delegate its authority and responsibilities under this Section 9.5 to an appropriate sub- committee consisting of one or more officers of the Company.

SECTION 10

INDEMNIFICATION

In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of a Participating Company or a Participating Affiliate, members of the Board and any officers or employees of a Participating Company or a Participating Affiliate to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

SECTION 11

PLAN AMENDMENT OR TERMINATION

11.1	Termination. The Board may at any time terminate the Plan, except that such termination shall not affect Purchase Rights previously granted under the Plan.

11.2	Amendment. The Board may make such modification or amendment to the Plan as it shall deem advisable; provided, however, that no amendment may adversely affect a Purchase Right previously granted under the Plan (except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Code Section 423 or to obtain qualification or registration of the shares of Stock under applicable federal, state or non-U.S. securities laws).

An amendment must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if (i) such amendment would authorize the sale of more shares than are authorized for issuance under the Plan or (ii) would change the definition of the corporations or companies that may be designated by the Board as Participating Companies or Participating Affiliates. In the event that the Board approves an amendment to increase the number of shares authorized for issuance under the Plan, the Board, in its sole discretion, may specify that any such additional Shares may only be issued pursuant to Purchase Rights granted after the date on which the stockholders of the Company approve such amendment, and such designation by the Board shall not be deemed to have adversely affected any Purchase Right granted prior to the date on which the stockholders approve the amendment.